Filed with the Securities and Exchange Commission on May 2, 2001
                                                  Registration No. 333-_________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                            APPLIED FILMS CORPORATION
               (Exact name of registrant as specified in charter)

        Colorado                      3559                      84-1311581
    (State or other             (Primary Standard            (I.R.S. Employer
    jurisdiction of         Industrial Classification       Identification No.)
   Incorporation or               Code Number)
     organization)


                             9586 I-25 Frontage Road
                            Longmont, Colorado 80504
                                 (303) 774-3200
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 ---------------

                              Lawrence D. Firestone
                             9586 I-25 Frontage Road
                            Longmont, Colorado 80504
                                 (303) 774-3200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 ---------------
                                   Copies to:
                             William J. Lawrence III
                    Varnum, Riddering, Schmidt & Howlett LLP
                              333 Bridge St., N.W.
                             Grand Rapids, MI 49504
                                 (616) 336-6000

                                ---------------

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]
                                ---------------
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                 ---------------
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                 ---------------
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                    --------

                         CALCULATION OF REGISTRATION FEE

=========================================================================================================================
Title of each class of Securities to      Amount to be       Proposed Maximum     Proposed Maximum        Amount of
            be registered                  registered            Offering            Aggregate         registration fee
                                                            Price per share (1)  Offering price (2)
-------------------------------------------------------------------------------------------------------------------------
Common Stock, issuable upon the             1,398,926          $   15.35           21,473,515             5,369
conversion of Series A Preferred
Stock

Common Stock, issuable upon the                75,949          $   15.35            1,165,818            $  292
conversion of warrants
=========================================================================================================================

(1) Estimated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices of the Company's stock reported on the Nasdaq National Market on April 26, 2001, solely for the purpose of calculating the registration fee.
(2) The outstanding warrants and Preferred Stock were issued in connection with private placement financing. For purposes of estimating the number of shares of common stock to be included in this registration statement, we included (i) 1,398,926, shares, representing 200% of the shares issuable upon full exercise of the Preferred Stock, determined as if the Preferred Stock were converted on April 24, 2001, at a conversion price equal to the closing market price on April 24, 2001, and assuming that the dividend will not be paid in cash for three years and (ii) 75,949 shares, representing all of the shares issuable upon full exercise of the warrants.

                                ---------------

     In addition to the shares of common stock set forth in the Calculation of Registration Fee Table, which includes a good faith estimate of the number of shares of common stock underlying the warrants and Preferred Stock, pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also registers such additional number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS
                                1,474,875 Shares


                                 Applied Films
                                  Common Stock

     The selling stockholders listed in this prospectus are offering and selling up to 1,474,875 shares of common stock of Applied Films Corporation. We will not receive any proceeds from the sale of these shares. We will receive proceeds from the exercise of warrants. These proceeds will be used for working capital and other corporate purposes.

     Our common stock is listed on the Nasdaq National Market under the symbol "AFCO." On April 26, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $14.81 per share.

     Each selling stockholder may sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. We will bear all of the expenses and fees incurred in registering the shares offered by this prospectus. Each selling stockholder will pay any brokerage commissions and discounts attributable to the sale of its shares.

                                 ---------------

     Investing in our common stock involves significant risks. See "Risk Factors" beginning on page 7.

                                ---------------

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

     Commissions received by a selling stockholder or any broker-dealers, agents or underwriters that help distribute the shares and any profit on the resale of the shares purchased by them may be considered underwriting commissions or discounts under the Securities Act of 1933.
                                ---------------

                    The date of this prospectus is ____, 2001

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and the financial statements and notes to those statements appearing in this prospectus, before deciding to purchase our common stock. References to fiscal 1997, fiscal 1998, fiscal 1999, fiscal 2000 and fiscal 2001 refer to the fiscal years ended June 28, 1997, June 27, 1998, July 3, 1999 July 1, 2000 and June 30, 2001.

                            Applied Films Corporation

     We are a leading provider of thin film deposition equipment to the Flat Panel Display ("FPD") industry, the Architectural and automotive glass industry, the web packaging industry and are pursuing the market for coatings on PET (polyethylene terephthalate) bottles. Our high volume, large area deposition systems are used by our customers to deposit thin films that enhance the material properties of the base substrate. These thin films provide electronic, reflective, filter, barrier and other properties that become critical elements of the composition of our customer's products.

     Additionally, we sell coated glass substrates to the FPD industry. These products are used by our customers as a component in the manufacturing of black and white liquid crystal displays ("LCD").

     Since our inception in 1976 we have manufactured our own deposition equipment for use in our coated glass production process. In 1996 when high end flat panel technologies demanded that LCD manufacturers process their own glass substrates in their factory, we expanded our product offering to include our deposition equipment. Since that time we began investing in the commercialization of our thin film deposition equipment and coating processes for the high end of the LCD market. The recent growth in the equipment side of our business has been enhanced by an acquisition of our largest competitor at the end of calendar 2000.

     On December 31, 2000, we acquired the Large Area Coatings division (LAC) of Unaxis. The LAC division is now operating as a wholly-owned subsidiary of Applied Films Corporation with manufacturing in Alzenau, Germany and various sales and service offices around the world. The LAC division, which is now operating as Applied Films Germany, designs, manufactures and sells large area coating equipment in four product areas with global markets. The principal LAC product areas are display, architectural glass, automotive glass, solar and web coaters. We are also pursuing the market for coatings on PET bottles for soft drinks and other beverage markets.

     Flat Panel Display. FPDs are found in a wide variety of consumer and industrial products, including cellular telephones, personal digital assistants, calculators, laptop computers, scientific instruments, televisions, desktop monitors, portable video games, gasoline pumps, automotive instruments, point-of-sale-terminals and a number of other electronic devices. According to DisplaySearch, the FPD market is expected to grow from approximately $11.8 billion in 1998 to approximately $39.8 billion by 2003, an annual growth rate of 27.5%. Growth in the FPD industry is being driven by a number of market and technological forces, including the dramatic growth in wireless and portable communication devices; and the emergence of flat panel computer monitors (active matrix LCDs) and flat panel televisions (plasma displays or PDP) as attractive, cost effective and viable alternatives to cathode ray tube ("CRT") desktop monitors and CRT style televisions.

     We offer FPD customers a fully integrated solution that supports the customer through all phases of development and product life cycle. We are the only company that supplies both thin film coated glass and thin film coating equipment to manufacturers of FPDs. We have the largest installed base in the FPD industry with over 90 systems installed to the FPD industry.

     Web Applications. The markets using web coated products are broad and varied and often independent of one another. The products manufactured using our web coating technology are large rolls of flexible substrate, usually thin plastic or a thin metal foil that require a barrier, conductive or decorative layer to be utilized in an end product. Consumer products and electronics are important markets for web coaters. The growing use of web coating in the consumer products market results from demand for products packaged in bags, and for decorative packaging using foils to enhance consumer appeal.

     The demand for web coaters used in the electronic market results from demand for anti-reflective films used in FPD's and from the demand for conductive coatings used in touch panel applications, and capacitors as the capacitor market migrates toward dry capacitors which require web coating.

     Web coaters deposit a thin film that adheres to paper, plastic or foil, which creates a barrier coated substrate to enhance the product shelf life or the opportunity for decorative applications used to enhance the look of packaged food. An example is the barrier film on a potato chip bag. In addition, films are used for certain electronic applications, including capacitors where a specialized thin film coated foil is produced and used as a key component of this new market. The acquisition of the LAC division introduces flexible substrates evaporative deposition and barrier coating technology to our product lineup. Our products deposit thin film layers on rolled material, both plastics and foil, as the substrate moves through our machines at high speed through a series of rollers from a source roll to a take up roll where the material exits the system.

     We offer our customers a fully integrated solution and we have the largest installed base of web coating systems with over 400 systems installed across the broad line of product offerings for this market.

     Architectural and Automotive Glass Market. The market for our large glass systems includes three large markets that operate independent of one another. The products manufactured using our systems are large glass substrates that through the use of thin films become an integral component for the performance of the end product. Architectural, automotive and solar glass, are three important markets. Growth in these markets is driven by demand for energy conservation , economic expansion driving automotive, commercial and residential growth, and demand for alternative energy sources such as solar.

     Glass is used in building and construction throughout the world and the manufacturers of these products seek to improve the properties of the glass to resist environmental factors such as UV light and enhance the functionality of the building. Our equipment provides the low emissivity (low-e) coatings that meet these requirements.

     Automotive glass manufacturers seek to incorporate heat/solar control properties in their glass as a means of improving the efficiency of their heating and/or air conditioning systems. The architectural and automotive glass markets are a well established markets. In these markets, large glass manufacturers install thin film coating technology in their glass production process to enable them to sell a higher value added product to their customer. These markets are mature and we expect growth rates to be lower than our other markets.

     A more recent addition to our product line are coaters designed to address the solar market. Solar energy has been pursued as an alternative energy source for a number of years. As energy costs rise, solar power may become a more viable alternative. Almost all major solar cell technologies require thin films and we are well positioned to provide the coating systems used to produce solar cells. Solar cells are thin film intense and as this market continues to develop, we have today, and continue to develop the thin film coating technology to enable the commercialization of these products.

     We offer our customers a fully integrated solution and we have the largest installed base of glass coating systems in the industry with over 40 systems installed.

     Barrier Coatings for PET bottles. PET bottles have been used in the soft drink industry for a number of years, particularly in the United States. Outside the United States, glass bottles are widely used in all segments of the beverage industry. The beverage industry continues to experience pricing pressures and pressure to reduce costs. Glass bottles are heavy and the cost of the raw bottle as well as the costs associated with the transportation, material handling and logistics of glass bottles will, we believe, cause bottlers to increasingly use PET bottles in other parts of the world. According to Petrochemical Consulting International, PET consumption is expected to grow at least 10% per year through 2007. The factors expected to drive this growth include, the desire to reduce weight, save on transportation and component costs, and improve safety.

     Approximately five years ago, The Coca-Cola Company (Coca-Cola) invested in the base technology for applying barrier layers to the outside of PET bottles. Coca-Cola acquired various intellectual property rights and began working with engineers at Krones AG and the LAC division to develop a high speed method for depositing barrier layers on PET bottles to improve the shelf life of the product. After several years of research and development the LAC division developed a viable production method.

     We have agreed to make the barrier coating deposition equipment and sell it through Krones AG to Coca-Cola and other beverage companies. We jointly share rights to the technology and anticipate expansion of these products into other markets such as the beer industry. Coaters for PET bottles are a new product and an emerging market for us, and there can be no assurance that the market for these coaters will develop as we expect.

     Strategy. Our objective is to be the leading global supplier of coating process technology and thin film deposition equipment to the markets we serve. Essential elements of our strategy include the following:

     - continue to develop new coating and process technologies for existing and emerging markets;

     - leverage and extend our technology leadership by continuing our commitment to research and development;

     - capture market share and opportunities created by growing demand in our end markets; and
     -    capitalize on our global customer support network.

     Location. Our executive offices and a manufacturing facility are located at 9586 I-25 Frontage Road, Longmont, Colorado 80504, and our telephone number is 303-774-3200. We have additional manufacturing and office facilities in Hanau and Alzenau, Germany and sales and service offices in Brussels, Hong Kong, Taipei, Tokyo, Osaka, Seoul, Shanghai, Xi'an and Guangzhou. All trademarks or other service marks appearing in this prospectus are trademarks or registered trademarks of the respective companies that utilize them.

                       Summary Consolidated Financial Data
                      (in thousands, except per share data)
                                                                                                                 Pro Forma
                                                                                                         --------------------------
                                                                                          Nine Months     Fiscal Year   Nine Months
                                      Fiscal Year Ended                                     Ended            Ended        Ended
                                      -----------------                                     -----            -----        -----
                             June 27,   June 28,   June 27,   July  3,    July 1,     April 1,   March 31,   July 1,     March 31,
                              1996        1997      1998       1999        2000        2000       2001        2001        2001
                              ----        ----      ----       ----        ----        ----       ----        ----        ----
                                                                                       (unaudited)             (unaudited)
Consolidated Statement of
Operations Data
Net sales                    $ 21,738    $ 34,050   $ 53,041   $ 31,523    $ 42,292    $ 27,455   $ 72,187   $ 119,460   $ 134,212
Gross profit                    2,720       6,698     10,891      4,453       5,659       3,637     12,684      19,265       8,295
Operating income (loss)          (478)      2,953      4,581       (351)        (74)       (208)   (14,394)    (19,991)    (21,214)
Net income (loss)              (1,078)      1,621      2,857       (224)      3,073       1,593     (3,158)  $ (10,174)    (11,036)
Diluted net income (loss)
 per common share            $   (.39)   $    .58   $    .85   $   (.06)   $    .69    $    .40   $   (.53)  $   (2.15)  $   (1.85)
Weighted average common
 shares outstanding             2,798       2,814      3,375      3,478       4,439       3,967      6,282       5,112       6,282


                                    March 31 , 2001
                                    ----------------
                                        Actual
                                    ----------------
                                      (unaudited)
Consolidated Balance Sheet Data
Working capital                       $  22,274
Total assets                            208,488
Debt                                      8,983
Total stockholders' equity               96,696

                                  RISK FACTORS

     You should carefully consider the following risks before making an investment decision in our common stock. The risks described below are not the only ones that we face. Additional risks and uncertainties not presently known to us or that are currently deemed immaterial may also impair our business operations. Our business, operating results or financial condition could be materially adversely affected by, and the trading price of our common stock could decline due to, any of these risks, and you may lose all or part of your investment. You should refer to the other information included in this prospectus, including our financial statements and related notes, before you decide to purchase shares of our common stock.

     This prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the factors described below and elsewhere in this prospectus. You should not place undue reliance on these forward-looking statements.

Our operating results may fluctuate.

     We have experienced and may continue to experience significant annual and quarter-to-quarter fluctuations in our operating results. Our annual and quarterly operating results have fluctuated and may fluctuate in the future as a result of a variety of factors including:

     - customer demand, which is influenced by a number of factors, including general economic conditions in the industries we serve, market acceptance of our products and the products of our customers, changes in the product mix demanded and offered, and the timing, cancellation or delay of customer orders and shipments;

     - competition, including competitive pressures on prices of our products and those of our customers (for example, thin film coated glass prices declined approximately 29% during fiscal 1999, adversely affecting our net income), the introduction or announcement of new products by competitors and the addition of new production capacity by competitors;

     -    the cyclical nature of the capital equipment market;

     - manufacturing and operational issues that arise due to, among other things, fluctuations in availability and cost of raw materials and production capacity, the transfer of equipment and personnel to manufacturing facilities at our joint venture in China, and the hiring and training of additional staff;

     - issues related to new product development, including most significantly our ability to introduce new products and technologies on a timely basis and the increased research, development and engineering costs and marketing expenses associated with new product introductions;

     - the timing of the recognition of revenues from capital equipment orders can materially impact our operating results on quarterly basis due to the magnitude of each capital equipment order;

     - the accuracy of the estimation of our costs can materially impact our operating results on a quarterly basis due to the magnitude of each capital equipment order;

     - sales and marketing issues, including our concentration, particularly in the equipment area, on a small number of customers and discounts that may be granted to certain customers; and

     -    fluctuations in foreign currency exchange rates.

The coated glass market is highly competitive and subject to pricing pressures.

     The market to supply thin film coated glass to LCD manufacturers is highly competitive. Many of our competitors have substantially greater financial, technical, marketing and sales resources than we have. Prices for much of our low resolution thin film coated glass products supplied to the LCD market declined in past years, with a 29% price decrease during fiscal 1999. We have experienced further pricing pressures in fiscal 2001, and we may in the future experience pricing pressures as a result of a decline in industry demand, excess inventory levels, increases in industry capacity or the introduction of new technologies. Several of our competitors increased production capacity during 1999 and 2000, which we believe has contributed to pricing pressures on our products. Many of our customers are under continuous pressure to reduce prices and we expect to continue to experience downward pricing pressures on our thin film coated glass products. We are frequently required to commit to price reductions before we know that the cost reductions required to maintain profitability can be achieved. To offset declining sales prices, we must achieve manufacturing efficiencies and cost reductions and obtain orders for higher volume products. If we are unable to offset declining sales prices, our gross margins will decline.

     Additional competitors may enter our markets, certain of which may offer lower prices. For example, our suppliers and customers could vertically integrate to manufacture the products we produce. Our suppliers of thin glass are large, well-capitalized companies that could enter the LCD market by coating the glass they produce and supplying LCD manufacturers directly. Because glass is by far our largest material cost, a manufacturer of glass desiring to enter this market could have a significant cost advantage if they chose to vertically integrate. We are aware of one manufacturer of thin glass, Asahi Glass Company, which also coats glass for the LCD market. Further, companies that manufacture thin film glass coating equipment could begin producing thin film coated glass. In addition, certain LCD manufacturers have vertically integrated to coat glass for LCDs, and we expect further vertical integration into certain areas of LCD manufacturing. Any such vertical integration or other competition could lead to reduced sales and gross margins and could have a material adverse effect on our business, operating results, financial condition and prospects.

Our recent entry into the thin film coating equipment business through internal development and by acquisition exposes us to risks associated with new business ventures in emerging markets.

     Until fiscal 1997, our business was focused almost exclusively on the sale of thin film coated glass. Since then, we have devoted substantial resources to the development and sale of the equipment for thin film coating, and we believe our future growth depends significantly upon our success in the equipment market. Although the acquisition of the Large Area Coating business provided additional coating equipment products and expertise, we must effectively manage that business or our performance may be adversely affected.

     We are subject to the risks inherent in the operation or the development of a new or existing business, including risks associated with attracting and servicing a customer base, manufacturing products in a cost-effective and profitable manner, managing the expansion of a business operation and attracting and retaining qualified engineering, manufacturing, service and marketing personnel.  We  entered  the  equipment  business  because  of our  expectations regarding continuing rapid growth of the FPD market, but it is difficult to anticipate the direction of future growth and to design equipment to meet the needs of a changing market. Changes in technology could render our systems less attractive. If the market for our thin film coating equipment fails to grow, or grows more slowly or in a different direction than anticipated, we may be unable to realize the expected return on our investment in developing the equipment market, and our business, operating results, financial condition and prospects could be materially adversely affected. Among other markets we are anticipating growth in (AMLCD) PDP applications over the next three years. If commercialization of that technology develops more slowly than we expect, our future results will be negatively affected.

     Sales of our thin film coating equipment depend in large part upon a prospective customer's decision to increase manufacturing capabilities and capacities or to respond to consumer demands for greater cost efficiencies by upgrading or expanding existing manufacturing facilities or constructing new manufacturing facilities, all of which typically involve significant capital expenditures. Customers may postpone decisions regarding major capital expenditures, such as our coating equipment, due to the rapid technological change in their marketing. Customers that purchase thin film coated glass from us could decide to purchase thin film coating equipment to bring some or all of their thin film coated glass requirements in-house, thus adversely affecting our sales of thin film coated glass to such customers. Equipment sales also may be affected by customers' decisions to begin internal production of glass coatings rather than relying on an outside supplier such as ourselves.

     The sales cycle of our thin film coating equipment is lengthy due to the customized nature of the process, the customer's evaluation of its ordered system and completion of any necessary upgrades, and the expansion or construction of facilities. We may expend substantial funds and management effort during the sales cycle, particularly in initial installations of newly developed, complex products, which could have a negative impact on operating margins.

We must continue to invest in research and development to compete successfully in a rapidly changing marketplace.

     The market for thin film coated glass and coating equipment is characterized by rapid change. Our future success depends upon our ability to introduce new products, improve existing products and processes to keep pace with technological and market developments, and to address the increasingly sophisticated and demanding needs of our customers. Technological changes, process improvements, or operating improvements that could adversely affect us include:

     - development of new technologies that improve manufacturing efficiency of our competitors;

     - changes in product requirements of our customers, as illustrated by the shift in the FPD market from lower information content applications to higher information content FPDs such as high resolution color STN, active matrix LCDs and plasma displays;

     -    changes in the way coatings are applied to glass, film and bottles;

     - development of new materials that improve the performance of the coated substrate; and

     -    improvements in the alternatives to our technologies.

     We may not have sufficient funds to devote to research and development, or our research and development efforts may not be successful in developing products in the time, or with the characteristics, necessary to meet customer needs. If we do not adapt to such changes or improvements, our competitive position, operations and prospects would be materially adversely affected.

Even if we are able to develop new products that gain market acceptance, sales of new products could impair our ability to sell existing product lines.

     Competition from our new systems could have a negative effect on sales of our existing thin film coating systems, and the prices we could charge for these systems. We may also divert sales and marketing resources from our current systems in order to successfully launch and promote our new systems. This diversion of resources could have a further negative effect on sales of our current systems.

A significant part of our business is done in Asia and any downturn in the Asian economy could adversely affect us.

     Export revenues to customers outside of our manufacturing centers in the United States and Europe represented approximately 78%, 85%, 93% and 68% of our net revenues in fiscal 1998, 1999, 2000 and the first nine months of fiscal 2001, respectively. The principal international markets in which we and our STEC joint venture have historically operated are China (including Hong Kong), Korea, Japan, Taiwan and Malaysia. Banking and currency problems in Asia have had and may continue to have an adverse impact on our revenue and operations. Although the acquisition of the Large Area Coating business has diversified our products and markets, we believe international sales will continue to represent a significant portion of our sales, and that we will be subject to the normal risks of conducting business internationally. Such risks include:

     -    the burdens of complying with a wide variety of foreign laws;

     - unexpected changes in regulatory requirements, and the imposition of government controls;

     -    political and economic instabilities;

     -    export license requirements;

     -    foreign exchange risks;

     -    protective trade activities, such as tariffs and other barriers;

     -    difficulties in staffing and managing foreign sales operations; and

     -    potentially adverse tax consequences.

     In addition, the laws of certain foreign countries may not protect our proprietary rights to the same extent as do the laws of the United States. Other risks inherent in our international business include greater difficulties in accounts receivable collection, which we have attempted to mitigate by insuring a portion of our foreign accounts receivable.

We depend on the continuing cooperation of our joint venture partner in China.

     Our future results will depend significantly on the results of our 50% owned STEC joint venture with Nippon Sheet Glass Co., Ltd. ( "NSG") in China. The results of the joint venture depend on the continuing cooperation of NSG. The success of the STEC joint venture is subject to a number of risks, over many of which we have limited control. We rely on our joint venture partner, NSG, to house the STEC joint venture within its glass fabrication facility and to supply glass to the joint venture. We also rely on NSG's management personnel to manage the day-to-day operations of the joint venture, and the managing director of STEC is employed by the joint venture as well as by NSG. We do not have employment agreements with any of the management at STEC. STEC's future success will be dependent in part on our ability to continue to effectively participate in the joint venture and manage our relationship with NSG. Our business, operating results, financial condition or growth could be materially adversely affected if NSG ceases to supply glass to the joint venture, focuses its management and operational efforts on other activities or terminates the joint venture.

     Our operations and assets in China are subject to significant political, economic, legal and other uncertainties in China. China currently does not have a comprehensive and highly developed system of laws, particularly with respect to foreign investment activities and foreign trade. Enforcement of existing and future laws and contracts is uncertain, and implementation and interpretation of laws may be inconsistent. We could also be adversely affected by a number of factors, including inadequate development or maintenance of infrastructure, inability to repatriate funds or a deterioration of the general political, economic or social environment in China.

Our stock price may fluctuate significantly.

     The market price of our common stock has been, and we expect will continue to be, subject to significant fluctuations. Factors affecting our market price include:

     -    quarterly variations in our results of operations;

     - the announcement of new products or product enhancements by us or our competitors;

     -    changes in earnings estimates or buy/sell recommendations by analysts;

     - the limited number of shares of common stock available for purchase or sale in the public markets;

     -    the operating and stock price performance of comparable companies;

     -    technological innovations by us or our competitors; and

     - general market conditions or market conditions specific to the industries in which we operate.

     Recent stock prices for many technology companies have fluctuated in ways unrelated or disproportionate to the operating performance of the companies. Such fluctuations may adversely affect the market price of our common stock. We cannot assure that the market price at any particular date will remain the market price in the future. The closing market price of our common stock has fluctuated dramatically. For example, the closing market price of our common stock fluctuated from $24.00 on January 3, 2001, to a low of $7.78 on April 4, 2001, and then to $17.25 on April 19, 2001.

Our operating results depend on market conditions in the industries we serve.

     Our business depends on the purchasing requirements of manufacturers of FPDs, our customers in the web coating, architectural glass and PET bottle markets. We cannot assure you that the FPD markets we serve will continue to grow, or that any growth will have a positive impact on our future business or results of operations.

Unfavorable economic conditions that relate to the consumer electronics or other industries in which we operate, or that result in reductions in capital expenditures by our customers, could have a material adverse effect on these markets. Our business, operating results, financial condition and prospects would be materially adversely affected by any future downturns in the markets we serve.

We are dependent on a small number of suppliers of certain raw materials and are vulnerable to increased prices for raw materials.

     We currently rely on four glass suppliers, Pilkington Micronics, Ltd., Glaverbel Societe Anonyme, Central Glass Co., Ltd. and Nippon Sheet Glass Co., Ltd. for most of our thin glass. All of these manufacturers are located outside the United States. We do not have long-term supply contracts with any of these suppliers, and thus have no contractual assurance of a firm price, over an extended term, of a long-term commitment to supply our principal raw material. In periods of short supply, we could have difficulty obtaining the necessary quantities of glass at a competitive cost. Such interruptions could occur for numerous reasons, including labor difficulties at some point in the chain of manufacturing or distribution. If the price of glass increases, we may not be able to pass the price increases along to our customers, especially in periods of soft demand for our products or excess capacity. Current and potential competitors that both manufacture and coat glass could be better able to absorb raw material cost increases due to their vertical integration. We also have a limited number of qualified suppliers of target materials for our coating process. If we were to experience significant delays, interruptions, or shortages in the supply of raw material or material price increases for raw materials, our business, operating results, financial condition and prospects could be materially adversely affected.

Our largest customers are expected to account for a significant portion of our revenues for certain types of coating equipment and our revenues would significantly decline if one or more of these customers were to purchase significantly fewer of our systems or they delayed or cancelled a large order.

     We operate in the highly concentrated, capital intensive coating equipment industry. For certain products such as our BestPET(TM) system for coating PET bottles, we anticipate that our largest customers will account for a significant portion of our revenue. If any of our key customers were to purchase significantly fewer of our systems in the future, or if a large order were delayed or cancelled, our revenues would significantly decline. Accordingly, for certain types of coating equipment, we expect that we will continue to depend on a small number of large customers for a significant portion of our revenues for at least the next several years.

     Our ten largest customers accounted for 78%, 62%, and 79% of our gross sales in fiscal 1998, 1999, and 2000, respectively. In fiscal 2000, sales to NSG and Varitronix represented 29% and 11% of gross sales, respectively. Although the acquisition of the Large Area Coating business has diversified our products and markets, the loss of, or a significant reduction of purchases by, one or more of our significant customers would materially adversely affect our business, operating results, financial condition and prospects. There are a limited number of potential customers in our market, and we expect that sales to a relatively small number of customers will continue to account for a high percentage of our revenues in those markets, in the foreseeable future. We have not entered into long-term agreements with our thin film coated glass customers and they are not obligated to continue to buy their thin film coated glass from us. Moreover, in the event that customers purchase thin film coating equipment from us or from one of our competitors and begin coating glass in-house, sales to those customers may decrease sharply. If such lost sales are not replaced on a timely basis by new orders of thin film coated glass or equipment from other customers, our business, operating results, financial condition and prospects could be materially adversely affected.

If we deliver systems with defects or that fail to meet specifications, our credibility will be harmed and the sales and market acceptance of our systems will decrease

     Our systems are complex, are often customized and sometimes have contained defects or failed to meet contractual specifications. If we deliver systems with defects or fail to meet specifications, our credibility and the market acceptance and sales of our systems could be harmed. In addition, if our systems contain defects or fail to meet specifications, we may incur contractual penalties and be required to expend significant capital and resources to alleviate such problems. Such problems could also damage our relationships with specific customers and impair market acceptance of our products.

We conduct business in foreign currencies, and fluctuation in the values of those currencies could result in foreign exchange losses.

     In fiscal 2000, approximately 29% and 71% of our total gross sales were denominated in yen and dollars, respectively. Any strengthening of the dollar in relation to the currencies of our competitors or customers, or strengthening or weakening of the yen in relation to other currencies in which our customers or competitors do business, could adversely affect our competitiveness. Although a strengthening dollar may result in some offsetting cost reductions on the raw materials we import, such cost reductions may not be sufficient to enable us to remain competitive. Moreover, a strengthening of the dollar or other competitive factors could put pressure on us to denominate a greater portion of our Japanese sales in yen, thereby increasing our exposure to fluctuations in the dollar-yen exchange rate. Our joint venture in China transacts much of its business in Chinese Yuan Renminbi. While this currency has remained fairly constant in value, any devaluation of the Chinese Yuan Renminbi would adversely affect our business, operating results, financial conditions and prospects. We cannot assure you that fluctuations in exchange rates will not adversely affect our competitive position or result in foreign exchange losses, either of which could materially adversely affect our business, operating results, financial conditions and prospects.

The loss of key personnel could adversely affect our ability to manage our business.

     Our future success will depend largely upon the continued services of our executive officers and certain other key employees. The loss of the services of one or more of the executive officers or other key employees could materially adversely affect our business. We do not have employment agreements or key-man life insurance on any of our executive officers or other key employees. Our future success will depend in part upon our ability to attract and retain additional qualified managers, engineers and other employees. Our business, operating results, financial condition or growth could be materially adversely affected if we were unable to attract, hire, assimilate, and train these employees in a timely manner.

Our rapid growth may make it more difficult to manage our business effectively.

     In order to support potential future growth, we will need to improve our productivity, invest in additional research and development, enhance our management information systems and add management personnel. We cannot assure you that we will continue to grow or be effective in managing our future growth, expanding our facilities and operations or attracting and retaining qualified personnel. Failure to do these things could have a material adverse effect on our business, operating results, financial condition, and prospects.

Our current and potential competitors have significantly greater resources than we do, and increased competition could impair sales of our products or cause us to reduce our prices.

     The market for thin film coating equipment is highly competitive. We face substantial competition from established companies in many of the markets we serve. Some of our competitors have greater financial, engineering, manufacturing and marketing resources, broader product offerings and service capabilities and larger installed customer bases than we do. As a result, our competitors may be able to respond more quickly to new or emerging technologies or market developments by devoting greater resources to the development, promotion and sale of products which could impair sales of our products. Many of our customers and potential customers that purchase coating equipment are large companies that require global support and service for their semiconductor capital equipment. While we believe that our support and service infrastructure is sufficient to meet the needs of our customers and potential customers, our larger competitors have more extensive infrastructures than we do, which could place us at a disadvantage when competing for the business of global manufacturers and other purchasers of thin film coating equipment.

We may not be able to adequately protect or enforce our intellectual property rights.

     We rely extensively upon trade secret laws and employee and third-party nondisclosure agreements to protect our proprietary technology. The steps we have taken to protect our proprietary rights might not be adequate to prevent misappropriation of such rights. We are not aware that our products or other proprietary rights infringe the proprietary rights of third parties. However, third parties may assert infringement claims against us in the future and such claims may require us to enter into license agreements or result in protracted and costly litigation, regardless of their merits. We may not be able to obtain licenses to use third-party technology and such licenses, if available, may not be available to us on commercially reasonable terms. These factors may adversely affect our business, operating results, financial condition or growth.

Successful infringement claims by third parties could result in substantial damages, lost product sales and the loss of important intellectual property rights by us.

     Our commercial success depends in part on our ability to avoid infringing or misappropriating patents or other proprietary rights owned by third parties. From time to time we may receive communications from third parties asserting that our products or systems infringe, or may infringe, the proprietary rights of these third parties. These claims of infringement may lead to protracted and costly litigation which could require us to pay substantial damages or have the sale of our products or systems stopped by injunction. Infringement claims could also cause product or system delays or require us to redesign our products or systems, and these delays could result in the loss of substantial revenues. We may also be required to obtain a license from the third party or cease activities utilizing the third party's proprietary rights. We may not be able to enter into such a license or such license may not be available on commercially reasonable terms. The loss of important intellectual property rights could therefore prevent our ability to sell our systems, or make the sale of such systems more expensive for us.

Our efforts to protect our intellectual property may be less effective in some foreign countries where intellectual property rights are not as well protected as in the United States.

     The majority of our revenue is derived from sales outside the United States, including certain countries in Asia such as China, Taiwan, Korea and Japan. The laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States, and many U.S. companies have encountered substantial problems in protecting their proprietary rights against infringement in such countries, some of which are countries in which we have sold and continue to sell systems. There is a risk that our means of protecting our proprietary rights may not be adequate in these countries. For example, our competitors in these countries may independently develop similar technology or duplicate our systems. If we fail to adequately protect our intellectual property in these countries, it would be easier for our competitors to sell competing products in those countries.

Protection of our intellectual property rights, or the efforts of third parties to enforce their own intellectual property rights against us, may in the future result in costly and time-consuming litigation

     We may be required to initiate litigation in order to enforce any patents issued to or licensed by us, or to determine the scope or validity of a third party's patent or other proprietary rights. In addition, we may be subject to lawsuits by third parties seeking to enforce their own intellectual property rights. Any such litigation, regardless of outcome, could be expensive and time consuming, and could subject us to significant liabilities or require us to re-engineer our product or obtain expensive licenses from third parties.

Some anti-takeover provisions may affect the price of our common stock.

     Our articles of incorporation and bylaws contain various provisions, including notice provisions, provisions for staggered terms of office of the Board of Directors, fair price provisions, and provisions authorizing us to issue preferred stock, that may make it more difficult for a third-party to acquire, or may discourage acquisition bids for, our company. Such provisions could limit the price that certain investors would be willing to pay in the future for shares of the our common stock. In addition, the rights of holders of common stock may be adversely affected by the rights of holders of any preferred stock that may be issued in the future that would be senior to the rights of the holders of the common stock.

If we fail to comply with environmental regulations, our operations could be suspended.

     We use hazardous chemicals in producing our products. As a result, we are subject to a variety of local, state and federal governmental regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture our products, compliance with which is expensive. The failure to comply with current or future regulations could result in the imposition of substantial fines, suspension of production, alteration of its manufacturing processes or cessation of operations.

Future sales of our common stock may cause our stock price to decline.

     All of our outstanding shares, other than shares owned by affiliates, are freely tradable without restriction or further registration. Affiliates must comply with the volume and other requirements of Rule 144, except for the holding period requirements, in the sale of their shares. Sales of substantial amounts of common stock by our stockholders, or even the potential for such sales, may have a depressive effect on the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

Failure to successfully integrate the LAC business may adversely affect us.

     On December 31, 2000, we completed the acquisition of the LAC business formerly owned by Unaxis Holdings, Ltd. The process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of existing operations. We have limited experience managing production operations outside the United States. Our future performance may be adversely affected if we fail to successfully manage the LAC business operations in Germany and related sales offices. Some of the risks associated with acquisitions include:

    -     Unexpected losses of key employees or customers of the LAC business;

    - Conforming the standards, processes, procedures and controls of the LAC business with our operations;

    -     Coordinating new product and process development;

    - Resolving disputes the LAC business has or may have with certain customers;

    -     Hiring additional management and other critical personnel; and

    - Increasing the scope, geographic diversity and complexity of our operations.

     The realization of potential operating synergies may prove difficult and may cause management's attention to be diverted from other business concerns. In addition, the combined businesses may fail to achieve the desired synergies of the combination and other expected benefits of the transaction.

Financial performance of LAC business.

     The LAC business was not profitable for the years ended 1999 and 2000 and there can be no assurance that the LAC business will be profitable in future years. The success of the acquisition of the LAC business will depend in part on our ability to successfully integrate and manage the LAC business. Failure to successfully integrate and manage the LAC business could have a material adverse effect on the Company and its stock price.

Operation Separate From Unaxis.

     Because the LAC business was previously operated as parts of two divisions of Unaxis, the costs of operating the LAC business separate from Unaxis may be significantly greater than initially estimated. The operation of the LAC business may result in our incurring operating costs and expenses significantly greater than we anticipate prior to the acquisition.

The issuance of shares in this registration will cause immediate and substantial dilution.

     If all of the principal and interest in the Series A preferred shares are converted into shares and all of the warrants are exercised, the issuance of all or a significant portion of the shares represented by these Series A preferred shares and warrants could result in substantial dilution to the interests of other stockholders or a decrease in the price of our common stock due to the additional supply of shares relative to demand in the market. A decline in the price of our common stock could encourage short sales of our common stock, which could place further downward pressure on the price of our common stock.

Risks related to the Series A Convertible Preferred Stock.

     The conversion of the Series A convertible preferred shares into shares of common stock and the exercise of the related warrants could result in substantial numbers of additional shares being issued.

     To the extent the Series A preferred shares are converted or dividends on the Series A preferred shares are added to the stated value, a significant number of shares of common stock may be sold into the market, which could decrease the price of our common stock and encourage short sales by selling security holders or others. Short sales could place further downward pressure on the price of our common stock. In that case, we could be required to issue an increasingly greater number of shares of our common stock upon future conversions of the Series A preferred shares, sales of which could further depress the price of our common stock.

     The conversion of and the payment of dividends by adding to the stated value in lieu of cash on the Series A preferred shares may result in substantial dilution to the interests of other holders of our common stock.

We may issue additional shares and dilute your ownership percentage.

     Some events over which you have no control could result in the issuance of additional shares of our common stock, which would dilute your ownership percentage in Applied Films Corporation. We may issue additional shares of common stock or preferred stock:

     -    to raise additional capital or finance acquisitions,

     - upon the exercise or conversion of outstanding options, warrants and shares of convertible preferred stock, and/or

     -    in lieu of cash payment of dividends.

Substantial sales of our common stock could cause our stock price to fall.

     If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and upon conversion of and issuance of common stock dividends on the Series A preferred shares and exercise of the related warrants, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

We may be required to pay substantial penalties to the holders of the Series A preferred shares and related warrants if specific events occur.

     In accordance with the terms of the documents relating to the issuance of the Series A preferred shares and the related warrants, we are required to pay substantial penalties to a holder of the Series A preferred shares under specified circumstances, including, among others,

     - the nonpayment of dividends on the Series A preferred shares in a timely manner,

     - our failure to deliver shares of our common stock upon conversion of the Series A preferred shares or upon exercise of the related warrants after a proper request, and

     - a registration statement relating to the Series A preferred shares and related warrants has not been declared effective by the SEC on or before June 30, 2001, or after being declared effective, is unavailable to cover the resale of the shares of common stock underlying such securities.

     Such penalties are generally paid in the form of additions to the stated value of the Series A preferred shares, subject to any restrictions imposed by applicable law, on the amount that a holder of Series A preferred shares was entitled to receive on the date of determination.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve substantial risks and uncertainties. Typically, these statements contain words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other "forward-looking" information. There may be events in the future that we are not able to accurately predict or control. The factors listed above in the section captioned "Risk Fac tors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial position.

                                 USE OF PROCEEDS

     Each selling stockholder will receive all of the proceeds from the sale of its common stock offered by this prospectus. We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. However, we will receive the exercise price of the warrants when exercised by the holders thereof. If all of the warrants are exercised, we estimate our net proceeds will be $1,695,941 (less any warrants exercised on a "cashless" basis). In addition to the warrants exercisable for 75,949 shares of common stock offered by this prospectus, on January 16, 2001, we issued an additional warrant to purchase 17,468 shares of common stock at an exercise price of $20.09 per share. If this additional warrant is exercised, we estimate our net proceeds from that warrant will be $350,932 (less any exercise on a "cashless" basis).


     We plan to use any proceeds from warrant exercises for working capital and other general corporate purposes.

                                 DIVIDEND POLICY

     Our strategy is to retain earnings to provide funds for the operating and expansion of our business. We have not paid any dividends on our common stock and do not intend to pay any cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings to finance the future growth of our business. Future dividends, if any, will be determined by our board of directors.

     Dividends are payable on our outstanding Series A preferred stock according to the terms described in the Certificate of Designation for such preferred stock.

                           PRICE RANGE OF COMMON STOCK

     Our common stock has been traded on the Nasdaq National Market under the symbol "AFCO" since November 21, 1997. The following table sets forth, for the quarters indicated, the high and low sale prices per share of our common stock as reported on the Nasdaq National Market.

                                                                                    High            Low
               Fiscal 1998
                  Second Quarter (since November 21, 1997)                       $     9.13     $     8.25
                  Third Quarter                                                       11.31           7.13
                  Fourth Quarter                                                       9.63           4.56
               Fiscal 1999
                  First Quarter                                                  $     5.63     $     2.81
                  Second Quarter                                                       3.88           2.63
                  Third Quarter                                                        4.25           1.81
                  Fourth Quarter                                                       4.25           2.50
               Fiscal 2000
                  First Quarter                                                  $     4.00     $     3.13
                  Second Quarter                                                      14.69           3.00
                  Third Quarter                                                       35.75          12.88
                  Fourth Quarter                                                      39.88          13.13
               Fiscal 2001
                  First Quarter                                                  $    42.00    $     21.06
                  Second Quarter                                                      29.59          26.54
                  Third Quarter                                                       24.00          10.06
                  Fourth Quarter (through April 24, 2001)                             18.71           7.68

     On April 24, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $17.45 per share and there were approximately 45 stockholders of record of the common stock.


                      SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data with respect to our balance sheet data as of July 3, 1999 and July 1, 2000, and, with respect to our consolidated statement of operations data for each of the three years in the period ended July 1, 2000, have been derived from our consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in its report included elsewhere in this prospectus. The consolidated balance sheet data as of June 27, 1996, June 28, 1997 and June 27, 1998 and the consolidated statement of operations data for the years ended June 27, 1996 and June 28, 1997 have been derived from audited consolidated financial statements that are not included in this prospectus. Balance sheet data as of April 1, 2000 and March 31, 2001, and statement of operations data for the nine months ended April 1, 2000 and March 31, 2001 have been derived from our unaudited financial statements included elsewhere in this prospectus. In our opinion, the unaudited financial information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for the periods presented. Results for the nine months ended March 31, 2001 are not necessarily indicative of the results to be expected for the full year. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes included elsewhere in this prospectus. The unaudited pro forma statements of operations data for the year ended July 1, 2000 and nine months ended March 31, 2001, give effect to our purchase of the common interest in Large Area Coatings division of Unaxis and the issuance of $10.0 million of Series A convertible preferred stock and common stock warrants, assuming the transactions were completed at the beginning of each respective period. The unaudited pro forma financial data is based on management's estimate of the effects of the LAC acquisition. Pro forma adjustments are based on currently available information; however, the actual adjustments will be based on more precise appraisals, evaluations and estimates of fair values. It is possible that the actual adjustments could differ substantially from those presented in the unaudited pro forma financial statements (in thousands, except per share data).

                                                                                                                     Pro Forma
                                                                                                                --------------------
                                                         Fiscal Year Ended                 Nine Months Ended     Fiscal Year   Nine
                                                         -----------------                 -----------------       Ended     Months
                                       June 27,  June 28,   June 27,   July 3,  July 1,    April 1,   March 31,   July 1,  March 31,
                                         1996      1997       1998      1999     2000       2000        2001       2001      2001
                                        ------    ------     ------    ------   ------     ------      ------     ------    ------
                                                                                             (unaudited)            (unaudited)
Consolidated Statement of Operations
Data:
Net sales                            $ 21,738   $34,050    $53,041   $31,523  $42,292    $27,455    $72,187    $119,460    $134,212
Cost of goods sold                     19,018    27,352     42,150    27,070   36,633     23,818     59,503     100,195     125,917
                                       ------    ------     ------    ------   ------     ------     ------     -------     -------
Gross profit                            2,720     6,698     10,891     4,453    5,659      3,637     12,684      19,265       8,295
Operating expenses:
    Selling, general and
     administrative                     2,233     2,996      5,067     3,760    4,324      2,821      9,580      19,027      16,490
    Research and development              965       749      1,243     1,044    1,409      1,024      3,529      10,355       5,613
    Intangible assets and
      associated acquisition costs         --        --         --        --       --         --     13,969       9,874       7,406
                                       ------    ------     ------    ------    -----      -----     ------      ------
Operating income (loss)                  (478)    2,953      4,581      (351)     (74)      (208)   (14,394)    (19,991)    (21,214)
Interest income (expense)                (780)     (822)      (496)     (572)     447       (200)     1,111        (328)       (239)
Other income (expense), net              (244)       95        252        59      272        312        447        (681)     (3,613)
Equity earnings in affiliate               --        --        --        382    2,381      1,515      3,973       2,381       3,973
                                           --        --        --        ---    -----      -----      -----       -----       -----
Income (loss) before income
  taxes and cumulative effect
  of change in accounting principle    (1,502)    2,226      4,337      (482)   3,026      1,419     (8,863)    (18,619)    (21,093)
Income tax benefit (provision)            424      (605)    (1,480)      258       97        224      5,705       8,445      10,057
                                          ---      ----      -----       ---       --        ---      -----       -----      ------
Net income (loss) before cumulative
  effect of                            (1,078)    1,621      2,857      (224)   3,123      1,643     (3,158)    (10,174)    (11,036)
                                       -------    -----      -----       ---    -----      -----      -----      ------     -------
  change in accounting principle
Cumulative effect of change in
accounting principle                       --        --         --        --      (50)       (50)        --          --          --
Net income (loss)                    $ (1,078)   $1,621     $2,857     $(224)  $3,073     $1,593    $(3,158)   $(10,174)   $(11,036)
                                       ======     =====      =====      ====    =====      =====      =====      ======     =======
 Net income (loss) per common share
  Basic                              $  (0.39)   $ 0.58     $ 0.90   $ (0.06)   $ .72      $ .43     $ (.53)    $ (2.23)    $ (1.85)
                                        =====      ====       ====      ====      ===        ===        ===       =====       ======
  Diluted                            $  (0.39)   $ 0.58     $ 0.85   $ (0.06)   $ .69      $ .40     $ (.53)    $ (2.15)    $ (1.85)
                                        =====      ====       ====      ====      ===        ===        ===       =====       ======
Weighted average common shares
outstanding                             2,798     2,796      3,181     3,478    4,255      3,662      6,282       4,928       6,282
                                        =====     =====      =====     =====    =====      =====      =====       =====       =====
    Basic
    Diluted                             2,798     2,814      3,375     3,478    4,439      3,967      6,282       5,112       6,282
                                        =====     =====      =====     =====    =====      =====      =====       =====       =====

Consolidated Balance Sheet Data
Working capital                      $  6,232   $ 5,534   $ 10,747  $ 11,955  $63,785   $ 60,758   $ 22,274
Total assets                           18,198    21,541     28,697    30,195   87,478     85,443    208,488
Long-term debt, net of
 current portion                        8,501     6,448      4,175     7,180       --         --      8,983
Total stockholders' equity              5,058     6,740     14,826    14,658   73,197     71,702     96,696

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                 OF FINANCIAL CONDITION AND RESULTS OF OPERATION



     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and notes thereto included in this prospectus.

     This Prospectus, including the disclosures below, contains certain forward-looking statements that involve substantial risks and uncertainties. When used herein, the terms "believe," "anticipate," "intend," "goal," "expects," and similar expressions may identify forward-looking statements. Our actual results, performance or achievements may differ materially from those anticipated or implied by such forward-looking statements. Factors that could cause or contribute to such material differences include those disclosed in the "Risk Factors" section of this prospectus, which prospective purchasers of the common stock offered hereby should consider carefully.

Overview

     We are a leading provider of thin film deposition equipment to the Flat Panel Display ("FPD") industry, the Architectural and Automotive Glass industry, the Web Packaging industry and are pursuing the market for coatings on PET bottles. Our high volume, large area deposition systems are used by our customers to deposit thin films that enhance the material properties of the base substrate. These thin films provide electronic, reflective, filter, barrier and other properties that become critical elements of the composition of our customer's products.

     Additionally, we sell coated glass substrates to the FPD industry. These products are used by our customers as a component in the manufacturing of black and white liquid crystal displays ("LCD").

     Since our inception in 1976 we have manufactured our own deposition equipment for use in our coated glass production process. In 1996 when high end flat panel technologies demanded that LCD manufacturers process their own glass substrates in their factory, we expanded our product offering to include our deposition equipment. Since that time we began investing in the commercialization of our thin film deposition equipment and coating processes for the high end of the LCD market. The recent growth in the equipment side of our business has been enhanced by an acquisition of our largest competitor at the end of calendar 2000.

     On December 31, 2000, we acquired the Large Area Coatings division (LAC) of Unaxis. The LAC division is now operating as a wholly-owned subsidiary of Applied Films Corporation with manufacturing in Alzenau, Germany and various sales and service offices around the world. The LAC division, which is now operating as Applied Films Germany, designs, manufactures and sells large area coating equipment in four product areas with global markets. The principal LAC product areas are display, architectural glass, automotive glass, solar and web coaters. We are also pursuing the market for coatings on PET bottles for soft drinks and other beverage markets.

     The addition of the operations associated with Applied Films Germany are 100% equipment based, significantly increasing the equipment revenue base, customer base and employee base of Applied Films.

     The acquisition of the LAC business substantially changed the amount and nature of our revenues. The majority of our revenues are now derived from the sale of thin film coating equipment to manufacturers serving the display, architectural glass and packaging markets. The equipment we sell to the display industry is sold to manufacturers of Flat Panel Displays ("FPD") with various end markets such as Active Matrix LCDs ("AMLCD") used in the production of laptop and desktop monitors and the Plasma Display Panels ("PDP") for hang on the wall televisions, as well as other emerging FPD technologies. The equipment we sell to the architectural glass industry is sold to manufacturers of large glass panels used in the construction of commercial buildings, skyscrapers, and automobiles, as well as to the solar industry for the generation of power using light from the sun or other sources. The equipment we sell to the web packaging industry is sold to manufacturers of rolled films for the packaging industry. These films are usually either plastic, or thin foil requiring a thin film layer application to enhance the barrier properties of the final package addressing product freshness or shelf life if it is a perishable food packaging application. Other uses for this equipment platform include decorative packaging where a thin film layer enhances the color or the texture of the package and touch panels where a conductive thin film layer is applied. The equipment we are developing and marketing to the bottling industry applies an exterior barrier coating designed to enhance the shelf life for beverages packaged in plastic ("PET") bottles. This high-speed deposition equipment reduces the permeability of the bottle preventing the carbonation from escaping or contaminating gases from entering the bottle.

     Revenues for thin film coating equipment are generally recognized on the percentage-of-completion method, measured by the percentage of the total costs incurred and applied to date in relation to the estimated total costs to be incurred for each contract. The lead-time for completion of the thin film coating equipment is generally nine to twelve months. To date, we have primarily priced our thin film coating equipment in U.S. dollars and German marks. Coating equipment backlog increased substantially as a result of the acquisition to $93.7 million at the end of the third quarter of fiscal 2001 versus $8.8 million at fiscal year end 2000 and $9.2 million as of the end of the third quarter of fiscal 2000.

     Sales of thin film coated glass to manufacturers of (LCDs) comprise the balance of our revenues. Most of our LCD manufacturing customers are located in Asia. In June of 1998, we formed a 50/50 joint venture in China with Nippon Sheet Glass Co. ("NSG"), to process, sell and export certain types of thin film coated glass.

     For the first nine months of fiscal 2001, 68% of our revenues were generated from exports to customers outside of our manufacturing centers in the United States and Europe, compared to 90% for the first nine months of fiscal 2000.

     Sales and related costs of coated glass sales are recognized when products are shipped to the customer. Historically, sales have varied substantially from quarter to quarter, and we expect such variations to continue. We are typically able to ship our thin film coated glass within 30 days of receipt of the order and, therefore, do not customarily have a significant long-term backlog for coated glass sales. Historically, we have experienced significant price pressure from time to time in our thin film coated glass business. We expect continued downward pressure on our selling prices in the future.

     We sell most of our glass and equipment products to customers in the local currency of manufacture, for Longmont in U.S. dollars, for Alzenau in German marks, except for sales to certain Japanese customers which are denominated in Japanese yen. Gross sales in Japanese yen were approximately $12.7 million for fiscal 2000, and $6.6 million for the first nine months of fiscal 2001. Currently, we do not engage in international currency hedging transactions to mitigate our foreign exchange exposure. However, we do purchase raw glass from certain Japanese suppliers in transactions denominated in yen, which partially offsets foreign currency risks on thin film coated glass sales. Our purchases of raw material denominated in Japanese yen were approximately $2.4 million in fiscal 2000 and $3.9 million for the first nine months of fiscal 2001. As of March 31, 2001, accounts receivable denominated in Japanese yen were approximately $2.2 million or approximately 12% of total accounts receivable. As of March 31, 2001, accounts payable denominated in yen were approximately $1.4 million or 12% of total accounts payable. We are generally paid by customers for Japanese yen denominated sales within approximately 15 to 45 days following the date of sale.

     As of March 31, 2001, our outstanding bank debt was approximately $9.0 million on our line of credit, compared to $0 at the end of fiscal 2000. This level of borrowings, together with our $2.5 million debt guarantees with our joint venture, represents the full use of this credit facility.

Results of Operations

     The following table sets forth information derived from the consolidated statements of operations expressed as a percentage of net sales for the periods indicated.

                                                                                                             Pro Forma
                                                     Fiscal Year Ended         Nine Months Ended     Fiscal Year Nine Months
                                                                                                        Ended        Ended
                                         June 27,     July 3,     July 1,     April 1,   March 31,     July 1,    March 31,
                                           1998         1999        2000        2000        2001         2000        2001
                                          ------       ------      ------      ------      ------       ------      ------
                                                                                  (unaudited)              (unaudited)
Consolidated Statement of  Operations
Data:
Net sales                                  100.0%      100.0%       100.0%      100.0%      100.0%      100.0%       100.0%
Cost of goods sold                          79.5        85.9         86.6        86.8        82.4        83.9         93.8
                                            ----        ----         ----        ----        ----        ----         ----
Gross profit                                20.5        14.1         13.4        13.2        17.6        16.1          6.2
Operating expenses:
     Selling, general and administrative     9.6        11.9         10.2        10.3        13.3        15.9         12.3
     Research and development                2.3         3.3          3.3         3.7         4.9         8.7          4.2
     Intangible assets and associated
       acquisition costs                      --          --           --          --        19.3         8.2          5.5
                                             ---         ---          ---         ---        ----         ---          ---
Operating income (loss)                      8.6        (1.1)        (0.1)       (0.8)      (19.9)      (16.7)       (15.8)
Interest income (expense)                   (0.9)       (1.8)         1.1        (0.7)        1.5        (0.2)        (0.2)
Other income (expense)                       0.5         0.2          0.6         1.2         0.6        (0.6)        (2.7)
Equity earnings in affiliate                  --         1.2          5.6         5.5         5.5         1.9          3.0
                                             ---         ---          ---         ---         ---         ---          ---
Income (loss) before income taxes            8.2        (1.5)         7.2         5.2       (12.3)      (15.6)       (15.7)
Income tax benefit (provision)              (2.8)        0.8          0.2         0.8         7.9         7.1          7.5
                                             ---         ---          ---         ---         ---         ---          ---
Net income (loss) before cumulative effect   5.4         (.7)         7.4         6.0        (4.4)       (8.5)        (8.2)
   of change in accounting principle
Cumulative effect of change in
  accounting Principle                        --          --         (0.1)       (0.2)         --          --           --
                                             ---         ---          ---         ---         ---         ---          ---
  Principle
Net income (loss)                            5.4%        (.7)%        7.3%        5.8%       (4.4)%      (8.5)%       (8.2)%
                                             ====        =====        ====        ====        ======      ======       ======

Nine Months Ended March 31, 2001 Compared With Nine Months Ended April 1, 2000

     Net Revenues. Net revenues increased 162% to $72.2 million in the first nine months of fiscal 2001 from $27.5 million in the first nine months of fiscal 2000. This increase reflects the revenue from equipment sales of the acquired LAC business. Net sales for thin film coated glass decreased approximately 12% to $22.5 million for the first nine months of fiscal 2001 compared to $25.5 million for the first nine months of fiscal 2000. The decrease in coated glass revenues was the result of lower sale of a refurbished coating system to our Joint Venture earlier this fiscal year as well as a lower demand for black and white STN displays used primarily in cellular phones. Equipment revenues increased approximately 2,500% to $49.7 million in the first nine months of fiscal 2001 compared to $1.9 million for the first nine months of fiscal 2000.

     Gross Profit. Gross profit increased 249% to $12.7 million in the first nine months of fiscal 2001 compared to $3.6 million in the first nine months of fiscal 2000. As a percentage of net sales, gross profit margins were 18% in the first nine months of fiscal 2001 compared with 13% in the first nine months of fiscal 2000. Gross profit margins for thin film coated glass for the first nine months of fiscal 2001 were negatively affected by the decreasing sales of STN coated glass. Gross profit margins for coating equipment for the first nine months of fiscal 2000 were favorably affected by the margins on the revenues acquired upon the purchase of Applied Films Germany and the sale of spare parts.

     Selling, General and Administrative. Selling, general and administrative expenses increased 240% to $9.6 million for the first nine months of fiscal 2001 from $2.8 million in the first nine months of fiscal 2000 due primarily to the additional people and overhead associated with the acquired business. As a percentage of net sales, selling, general and administrative costs were 13% for the first nine months of fiscal 2000 compared to 10% for the first nine months of fiscal 2000.

     Research and Development. Research and development expenses rose 245% to $3.5 million for the first nine months of fiscal 2001 from $1.0 million in the first nine months of fiscal 2000. This increase was due to the additional research and development staff that we gained as a part of the acquisition. As a percentage of net revenues, research and development expenses were 5% in the first nine months of fiscal 2001 and 4% in the first nine months of fiscal 2000.

     Amortization of Goodwill and Other Intangible Assets and Acquisition Costs. Amortization of goodwill, intangible assets and acquisition costs were $14.0 million for the third fiscal quarter ended March 31, 2001. This consists of $11.5 million non-recurring pre-tax charge for the write off of acquired in-process research and development and a $2.5 million for amortization of goodwill, and intangible assets and acquisition costs.

     Interest Income (Expense). Interest income increased to $1.1 million for the first nine months of fiscal 2001 compared to interest expense of $200,000 in the first nine months of fiscal 2000. Average debt levels were lower over the first nine months of fiscal 2001 compared to debt that eventually reduced to zero during the first nine months of fiscal 2000 due to the proceeds from the secondary offering. The interest income stream changed to interest expense in the third quarter of fiscal 2001 due to the borrowings against our line of credit that funded a portion of the proceeds used in the acquisition.

     Other Income (Expense). Other income was approximately $447,000 for the first nine months of fiscal 2001 due primarily to a gain on foreign currency exchange and royalty income from the Joint Venture. This compares to a $312,000 expense for the same period in the prior year.

     Equity Earnings in Affiliate. Equity earnings in affiliate increased 162% to $4.0 million for the first nine months of fiscal 2001 compared with $1.5 million for the first nine months of fiscal 2000. As a percent of sales, equity earnings was 5.5% for the nine months ended March 31, 2001 compared to 5.5% for the nine months ended April 1, 2001.

     Income Tax Benefit (Provision). We had an income tax benefit of $5.7 million in the first nine months of fiscal 2001 compared to a benefit of $244,000 in the first nine months of fiscal 2000. The effective tax rate was 44% for the first nine months of fiscal 2001. The effective rate was higher this quarter due to the concentration of the tax accrual for Germany caused by the write off of acquired in-process R&D of $11.5 million. For book purposes that is not immediately deductible for tax purposes.

     During fiscal year 2000, we determined that the earnings from the Joint Venture would not be distributed to us for the foreseeable future; therefore, a provision for U.S. income taxes need not be provided on the earnings from the Joint Venture.

     Cumulative effect of change in accounting principle. During the first six months of fiscal 2000 we wrote off organizational costs associated with our Joint Venture totaling $50,000 net of taxes, to account for the adoption of SOP 98-5, which requires that historically deferred start-up and organization costs be written off.

Fiscal 2000 Compared to Fiscal 1999 and Fiscal 1998.

     Net Sales. Net sales were $42.3 million, $31.5 million and $53.0 million in fiscal years 2000, 1999 and 1998, respectively. This represented a 34% increase from fiscal 1999 to fiscal 2000, and a decrease of 41% from fiscal 1998 to fiscal 1999. Thin film coated glass sales increased 31% to $35.2 million from fiscal 1999 to fiscal 2000 and dropped from $39.1 million to $26.9 million from fiscal 1998 to fiscal 1999. The increase in fiscal 2000 was due to strong demand for coated glass for both TN and STN coated glass. Because it is more complex and expensive to produce than TN coated glass, STN coated glass provides us with higher revenues and gross margins for each panel of glass produced. Also, the growth in demand for wireless communication devices fueled our increased production and sale of STN coated glass in fiscal 2000. In fiscal 1999, coated glass prices dropped approximately 29%, which had an adverse impact on coated glass sales. Sales of thin film coating equipment increased 54% to $7.1 million in fiscal 2000 from $4.6 million in fiscal 1999. This growth was driven by the sales of the ATX-700. During fiscal 2000 and shortly after, we sold three ATX-700 systems and recognized partial revenue and margin on two of those systems in the second half of fiscal 2000.

     Gross Profit. Gross profits were $5.7 million, $4.5 million and $10.9 million in fiscal years 2000, 1999, and 1998, respectively. As a percentage of net sales, gross profit margins were 13.4%, 14.1% and 20.5% in fiscal years 2000, 1999 and 1998, respectively. Gross profits increased in fiscal 2000 from fiscal 1999 due primarily to the high concentration in sales levels of thin film coated glass as well as gross profit contribution from thin film coating equipment revenue that began in the second half of fiscal 2000. Gross profits for fiscal 2000 were also positively impacted by the sale of the refurbished coater to the Joint Venture.

     Selling, General and Administrative. Selling, general and administrative expenses totaled $4.3 million, $3.8 million and $5.1 million for fiscal years 2000, 1999 and 1998, respectively. SG&A increased 15% from $3.8 million in fiscal 1999 to $4.3 million in fiscal 2000 due to the sales commissions from systems sales. We use commissioned sales representative firms in partnership with our sales team for the thin film equipment portion of our business. As a percentage of sales, selling, general and administrative costs were 10.2%, 11.9% and 9.6% for fiscal years 2000, 1999 and 1998 respectively.

     Research and Development. Research and development expenses totaled $1.4 million, $1.0 million and $1.2 million for fiscal years 2000, 1999 and 1998, respectively. Research and development expenditures consisted primarily of salaries, outside contractor expenses and other expenses related to our ongoing product development efforts. The increase from fiscal 1999 to fiscal 2000 was primarily attributable to changes in staffing and material and supplies expense related to advanced development projects in fiscal 1999. The advanced development team completed the design, fabrication, process proving and debugging of our latest ATX-700 technology in March of 1999. This team is currently engaged in several development projects that will allow us to maintain our industry leadership position. As a percentage of net sales, research and development expenses were 3.3%, 3.3% and 2.3% in fiscal years 2000, 1999 and 1998, respectively.

     Interest Income (Expense). Interest income (expense) was $447,000, ($533,000) and ($441,000) for fiscal years 2000, 1999 and 1998, respectively.
The shift from interest (expense) in fiscal 1999 and prior years to interest income in fiscal 2000, was related to the investment of the proceeds of $55 million secondary offering that was completed in March 2000. The increase in long-term borrowings in fiscal 1999 funded the $3.2 million up front capital infusion of the STEC joint venture in China. As of fiscal year end 2000, we had no bank debt. Total bank debt was $7.4 million and $4.3 million as of fiscal year end 1999 and 1998, respectively.

     Other Income (Expense). Other income (expense) was $272,000, $40,000 and $197,000 in fiscal years 2000, 1999 and 1998, respectively. In fiscal 2000, other income consisted primarily of royalties from the joint venture of $284,000 that were partially offset by a small foreign currency loss. The decrease in other income from 1998 to 1999 was the absence of foreign currency gains in fiscal 1999 that drove the gain in fiscal 1998. It is uncertain whether foreign exchange gains or losses will be incurred in the future.

     Income Tax Benefit (Provision). The income tax provision was $1,480,000 for fiscal year 1998. The effective tax rate for fiscal 1998 was 34%. We recorded a $258,000 tax benefit during fiscal year 1999. We received a refund of $522,000 in fiscal 1999 for estimated payments and because we applied the tax loss carryback to previous fiscal years. The income tax benefit for fiscal 2000 was $97,000, representing an effective tax rate of a negative 3.3%. This benefit was primarily derived from the reversal of the income tax accrual on the equity income from the joint venture that was accrued in fiscal 1999. Other factors contributing to the relatively low effective tax rate in fiscal 2000 were interest and current year equity in earnings in the Joint Venture income that are not subject to tax.

Quarterly Results of Operations

     The following table sets forth summary unaudited quarterly financial information for the ten fiscal quarters ended March 31, 2001. In the opinion of management, such information has been prepared on the same basis as the audited financial statements appearing elsewhere in this prospectus and reflects all necessary adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of unaudited quarterly results when read in conjunction with the audited financial statements and notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period and any trends reflected in such results may not continue in the future. Our results of operations may be subject to significant quarterly variations.

                                           Fiscal 1999                                Fiscal 2000                   Fiscal 2001
                                          Quarter Ended                              Quarter Ended                 Quarter Ended
                              Sep.       Dec.     March    July     Sep.     Jan.     Apr.     July      Sep.      Dec.      March
                              1998       1998     1999     1999     1999     2000     2000     2000      2000      2000      2001
                              ----       ----     ----     ----     ----    ----      ----     ----      ----      ----      ----
Net sales                    $9,351    $6,176    8,216    7,779    7,388    8,308    11,759   14,837    16,870    10,309     44,981
Cost of goods sold            8,158     5,493    6,622    6,798    6,475    7,042    10,301   12,815    14,322     9,861     35,293
                              -----    ------    -----    -----    -----    -----    ------   ------    ------      -----    ------
Gross profit                  1,193       683    1,594      981      913    1,266     1,458    2,022     2,548       448      9,688
Operating expenses:
   Selling, general and
administrative                1,304       794      911      750      809      902     1,084    1,529     1,689     1,536      6,354
   Research and development
                                260       212      274      297      349      315       360      385       413       485      2,632
   Intangible assets and
associated
       acquisition costs         --        --       --       --       --       --        --       --        --        --     13,969
                                 --        --       --       --       --       --        --       --        --        --     ------
Operating income (loss)        (371)     (323)     409      (66)    (245)      49        14      108       446    (1,573)   (13,267)
Interest expense               (112)     (140)    (167)    (147)    (139)    (101)       32      655       536       666        (90)
Other income (expense)          136      (135)     (27)      78      180       14       125      (47)      107       230        108
Equity earnings in affiliate
                                 --        --       --      382      449      369       697      866     1,285     1,647      1,041
                                 --        --       --      ---      ---      ---       ---      ---     -----     -----      -----
Income (loss) before
  income taxes                 (347)     (598)     215      247      245      331       868    1,582     2,374       970    (12,208)
Income tax benefit
  (provision)                   130       286      (72)     (86)     (83)     343       (61)    (102)     (120)      483      5,399
                                ---       ---      ---      ---      ---      ---       ----    -----     -----      ---      -----
Net income (loss) before
 cumulative effect of
 change in accounting
 principle                     (217)     (312)     143      161      162      674       807    1,480     2,254     1,453     (6,809)
Cumulative effect of change in
 accounting principle            --        --       --       --      (50)      --        --       --        --        --         --
                                 --        --       --       --     ----       --        --       --        --        --         --
Net income (loss)             $(217)    $(312)    $143     $161     $112     $674      $807   $1,480    $2,254    $1,453    $(6,809)
                              =====      ====     ====     ====     ====     ====      ====    =====     =====     =====     =======

    The following table sets forth the above unaudited information as a percentage of total net sales.

                                                Fiscal 1999                           Fiscal 2000                       Fiscal 2001
                                               Quarter Ended                         Quarter Ended                     Quarter Ended
                                               -------------                         -------------                     -------------
                                   -------------------------------------------------------------------------------------------------
                                   Sept.     Dec.     March     July     Sept.     Jan.     Apr.    July     Sep.    Dec.    March
                                   1998      1998     1999      1999     1999      2000     2000    2000     2000    2000    2001
                                   ------------------------------------------------------------------------------------------------
Net sales                          100.0%    100.0%   100.0%    100.0%   100.0%    100.0%   100.0%  100.0%   100.0%  100.0%  100.0%
Cost of goods sold                  87.2      88.9     80.6      87.4     87.6      84.8     87.6    86.4     84.9    95.7    78.5
                                   -------   ------   ------    ------   ------    ------   ------  ------   ------  ------  ------
Gross profit                        12.8      11.1     19.4      12.6     12.4      15.2     12.4    13.6     15.1    4.3     21.5
Operating expenses:
   Selling, general and             13.9      12.9     11.1       9.6     11.0      10.9     9.2     10.3     10.0   14.9     14.1
administrative
   Research and development          2.8       3.4      3.4       3.8      4.7       3.8     3.1      2.6      2.5    4.7      5.9
   Amortization of goodwill
     and intangible assets and
     associated acquisition           --        --       --        --       --        --      --       --       --     --     31.0
                                    ----       ---     ----      ----     ----      ----     ----    ----     ----  -----    ------
Operating income (loss)             (3.9)     (5.2)     4.9       (.8)    (3.3)      0.5      0.1     0.7      2.6  (15.3)   (29.5)
Interest expense                    (1.2)     (2.3)    (2.0)     (1.9)    (1.9)     (1.2)     0.3     4.4      3.2    6.5     (0.2)
Other income (expense)               1.5      (2.2)    (0.3)      1.0      2.4       0.2      1.1    (0.2)      .7    2.2      0.2
Equity earnings in affiliate          --        --      4.9       6.0      4.4       5.9      5.8     7.6     16.0    2.3
                                    ----      ----     ----      ----     ----      ----     ----    ----      ---   ----       ---
Income (loss) before income taxes   (3.6)     (9.7)     2.6       3.2      3.2       3.9      7.4    10.7     14.1    9.4    (27.2)
Income tax benefit (provision)       1.4       4.6     (0.9)     (1.1)    (1.1)      4.1      (.5)    (.07)    (.7)   4.7     12.0
                                    ----      ---      -----     -----    -----      ---      ----   -----    ----    ---     ----
Net income (loss) before            (2.2)     (5.1)     1.7       2.1      2.1       8.0      6.9    10.0     13.4   14.1    (15.2)
cumulative
   effect of  change in accounting
   principle
Cumulative effect of change in
 accounting principle                  --       --        --       --       0.6       --        --      --       --      --       --
                                   ------- ------------------ ------------------   ---------------- ------------------ -------------
Net income (loss)                   (2.2)%    (5.1)%   1.7%       2.1%     1.5%      8.0%     6.9%   10.0%    13.4%   14.1%  (15.2)%
                                    ======    ======   ====       ====     ====      ====     ====   =====    =====   =====   ======

     The increase in quarterly sales during the second half of fiscal 2000 was driven by the demand for STN coated glass and recognition of revenue on the two ATX-700 systems that were sold during the year. Net sales during fiscal 1999 were relatively flat due to reduced demand from customers for thin film coated glass as well as a reduction in capital spending and thin film equipment purchases in the industry. Net sales of thin film coated glass for fiscal 2000 totaled $35.2 million versus $26.9 million during fiscal year 1999 with STN coated glass representing over 41% of fiscal 2000 glass sales. Sales and related costs of thin film coated glass products are recognized when products are shipped. Sales of thin film coating equipment totaled $7.1 million in fiscal 2000 versus $4.6 million in fiscal 1999 with revenue recorded on two ATX-700 systems in the second half of fiscal 2000. Approximately 94% of the revenue for coating equipment was recorded in the second half of the year. We utilize the percentage of completion accounting method for recognizing sales of equipment. See "ITEM 8: Financial Statements and Supplementary Data - Note 2: Significant Accounting Policies - Equipment Sales Revenue Recognition." During the year, we sold two ATX-700 systems and on July 10, 2000, we announced the sale of a third ATX-700 system to a major Japanese PDP manufacturer. This represents a major market penetration for our latest equipment platform. We have successfully sold the ATX-700 system into three different countries in the Far East.

     In absolute dollars, total gross profits grew for each quarter in fiscal 2000. As a percentage of sales, gross profits were positively impacted beginning in the third quarter of fiscal 2000 from margins on the ATX-700 system sales. Margins in fourth quarter fiscal 2000 were negatively impacted due to the refurbishment program, whereby we took a production coater off-line at the beginning of June 2000 to be refurbished and sold it to the STEC for delivery in first quarter of fiscal 2001. This drop in production in Longmont negatively affected our margins for the fourth quarter. Once this system is in production at STEC, it is anticipated to have a positive impact on equity earnings going forward.

     Selling, general and administrative expenses increased 16% per quarter during fiscal 2000 due to the re-introduction of sales commissions for thin film equipment sales, which escalated with equipment revenue in the second half of the year. Included in the fiscal 1999 SG&A expenses are one time charges totaling $433,000 for the completion of the relocation of our facilities to Longmont and severance charges.

     Interest expense decreased sequentially since the third quarter of fiscal year 1999 and converted to interest income from the third quarter of fiscal 2000. Interest income was $447,000 in fiscal 2000 compared to an expense of ($553,000) in the prior year. At the end of third quarter 2000, we raised $55.5 million in a secondary offering and we have a large portion of these funds invested in low-risk securities and instruments.

     Equity earnings in affiliate have grown substantially since the joint venture commenced production in April 1999, and is now contributing significantly to our profits. The joint venture has also benefited from increased demand for STN coated glass which allowed STEC to shift production to the higher margin STN product.

     Because a significant portion of our overhead is fixed, our quarterly results of operations may be materially affected if sales of thin film coated glass or thin film coating equipment decline for any reason.

Liquidity and Capital Resources

     We have funded our operations with cash generated from operations, proceeds from public offerings of our common stock, a private offering of Series A Convertible Preferred Stock, and with borrowings. Cash provided by operating activities for the first nine months of fiscal 2001 was $17.3 million compared to $2.6 million for the corresponding period in fiscal 2000 due primarily to, changes in accounts payables and accrued expenses, billings in excess of revenues and depreciation expense, offset partially by an increase in equity earnings, accounts receivable and a decrease in prepaid and other. As of March 31, 2001, we had cash, cash equivalents and marketable securities and marketable securities of approximately $26.0 million and working capital of $22.2 million. As of March 31, 2001, accounts receivable were approximately $19.1 million.

     On October 18, 2000, we entered into a Share Purchase and Exchange Agreement agreeing to purchase the LAC business and the acquisition was completed on December 31, 2000. The purchase price was $60.0 million in cash and 673,353 shares of our common stock, subject to certain post-closing adjustments based upon a final closing balance sheet for LAC business. At the December 31, 2000 closing, we paid Unaxis $50.0 million in cash and delivered the 673,353 shares of our common stock. In addition, we have paid $8.0 million into an escrow account pending resolution of the final closing balance sheet for the LAC business.

     We used a majority of our cash at December 30, 2000, to complete the acquisition of the LAC business, substantially reducing our cash and liquidity. In addition, the acquired LAC business includes operations and work in process which will increase the amount of working capital we need to conduct our business in future periods.

     Our $11.5 million credit facility with a commercial bank will expire on September 17, 2002. As of March 31, 2001, we were fully drawn on our credit facility compared with $0 outstanding on July 1, 2000. Approximately $2.5 million of this facility is pledged to guarantee the debt at our Joint Venture.

     Cash used by investing activities for the first nine months of fiscal 2001 was $50.5 million compared to $357,000 for the first nine months of fiscal 2000. Capital expenditures for the nine months ended March 31, 2001, were approximately $913,000, compared to $357,000 for the nine months ended April 1, 2000. We anticipate capital expenditures of approximately $1 million in the remainder of fiscal 2001.

     We believe that our working capital and capital resource needs will continue to be met by operations, borrowings under the existing credit facility and the proceeds from the $10 million convertible preferred offering that was closed subsequent to the quarter ended December 30, 2000. Our capital requirements depend on a number of factors, including, but not limited to, the amount and timing of orders we receive and the timing of payments received from customers. If we require additional capital, we may consider various alternatives such as additional bank financing or the public or private sale of debt or equity securities. There can be no assurance that we will be able to raise such funds on satisfactory terms if and when such funds are needed.

Recent Financial Accounting Standards Board Statement.

     In April 1998, the AICPA issued SOP 98-5 "Reporting on the Costs of Start-up Activities." SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs and requires such costs to be expensed as incurred. Generally, initial application of SOP 98-5 should be reported as the cumulative effect of a change in accounting principle. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. Through the end of fiscal 1999, the Company had been deferring certain start-up costs related to the Joint Venture in China (see Note 4). A charge for the application of SOP 98-5 was recorded as a change in accounting principle during fiscal 2000.

     In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The adoption of SFAS No. 133 as amended by SFAS No. 137 and SFAS No. 138, did not have a material impact on the Company's consolidated financial statements.

     In December 1999, the staff of the Securities and exchange Commission (the "Staff") issued Staff Accounting Bulletin No. 101 ("SAB 101") "Views on Selected Revenue Recognition Issues" which provides the staff's views in applying generally accepted accounting principles to selected revenue recognition issues. The Company has evaluated SAB 101 and it believes that there is no effect on the revenue recognition policies currently in place.

Market Risk Exposure

     Market risk represents the risk of loss that may impact our financial position, results of operations, or cash flows due to adverse changes in financial market prices. We are exposed to market risk through interest rates. This exposure is directly related to its normal funding and investing activities.

     Approximately $9.0 million of our borrowed debt is subject to changes in interest rates; however, we do not use derivatives to manage this risk. This exposure is linked primarily to the Eurodollar rate, and secondarily to the prime rate. We believe that a moderate change in either the Eurodollar rate or the prime rate would not materially affect our operating results or financial condition. A one percent change in interest rates would result in an approximate $90,000 annual impact on pre-tax income based on the quarters and borrowing level of debt subject to interest interfluctuations.

Foreign Exchange Exposure

     We are exposed to foreign exchange risk associated with its accounts receivable and payable denominated in foreign currencies, primarily in Japanese yen. At March 31, 2001, we had approximately $2.2 million of its accounts receivable and $1.4 million of its accounts payable denominated in Japanese yen. A one percent change in exchange rates would result in an approximate $8,000 net impact on pre-tax income based on the quarter end foreign currency denominated accounts receivable and accounts payable balances.

     Notwithstanding the above, actual changes in interest rates and foreign exchange rates could adversely affect our operating results or financial condition. The potential impact depends upon the magnitude of the rate change.

     We are exposed to changes in interest rates and foreign currency exchange primarily in our cash, foreign currency transactions and operating results of our foreign affiliates.

     International manufacturing operations are primarily based in Germany and constitute a significant portion of our revenues and identifiable assets. A predominant portion of these identifiable assets are based in German marks. International operations result in a large volume of foreign currency commitment and transaction exposures and significant foreign currency net asset exposures.

     Our cash position includes amounts denominated in foreign currencies. The repatriation of cash balances from certain of our affiliates could have adverse tax consequences. However, those balances are generally available without legal restrictions to fund ordinary business operations.

     Effective January 1, 1999, eleven of fifteen member countries of the European Union established permanent rates of exchange between the members' national currency and a new common currency, the "euro." In this first phase, the euro is available for non-cash transactions in the monetary, capital, foreign exchange and interbank markets. National currencies will continue to exist as legal tender and may continue to be used in commercial transactions until the euro currency is issued in January 2002 and the participating members' national currency is withdrawn by July 2002. Our European operations are located in Germany which is participating in this monetary union.

     We anticipate benefiting from the introduction of the euro through a reduction of foreign currency exposure and administration costs on transactions within Europe. We have commenced conversion of our European operations from marks to the euro. The change in functional currency is proceeding as planned and is expected to be completed by the end of calendar 2001.

     Any costs associated with the introduction of the euro will be expensed as incurred. We do not believe that the introduction of the euro will have a material impact on our results of operations or financial position.

                                    BUSINESS

     We are a leading provider of thin film deposition equipment to the Flat Panel Display ("FPD") industry, the Architectural and Automotive Glass industry, the Web Packaging industry and are pursuing the market for coatings on PET bottles. Our high volume, large area deposition systems are used by our customers to deposit thin films that enhance the material properties of the base substrate. These thin films provide electronic, reflective, filter, barrier and other properties that become critical elements of the composition of our customer's products.

     Additionally, we sell coated glass substrates to the FPD industry. These products are used by our customers as a component in the manufacturing of black and white liquid crystal displays ("LCD").

     Since our inception in 1976 we have manufactured our own deposition equipment for use in our coated glass production process. In 1996 when high end flat panel technologies demanded that LCD manufacturers process their own glass substrates in their factory, we expanded our product offering to include our deposition equipment. Since that time we began investing in the commercialization of our thin film deposition equipment and coating processes for the high end of the LCD market. The recent growth in the equipment side of our business has been enhanced by an acquisition of our largest competitor at the end of calendar 2000.

     On December 31, 2000, we acquired the Large Area Coatings division (LAC) of Unaxis. The LAC division is now operating as a wholly-owned subsidiary of Applied Films Corporation with manufacturing in Alzenau, Germany and various sales and service offices around the world. The LAC division, which is now operating as Applied Films Germany, designs, manufactures and sells large area coating equipment in four product areas with global markets. The principal LAC product areas are display, architectural glass, automotive glass, solar and web coaters. We are also pursuing the market for coatings on PET bottles for soft drinks and other beverage markets.

Industry Background

     Flat Panel Displays. FPDs are found in a wide variety of consumer and industrial products, including cellular telephones, personal digital assistants, calculators, laptop computers, pagers, scientific instruments, televisions, portable video games, gasoline pumps, automotive instruments, point-of-sale terminals and a number of other electronic devices. According to DisplaySearch, the FPD market is expected to grow from approximately $11.8 billion in 1998 to approximately $39.8 billion by 2003, an annual growth rate of 27.5%. Growth in the FPD industry is being driven by a number of market and technological forces, including:

     -    the strong growth in wireless and portable communication devices;

     - increased consumer demand for displayed information, driven largely by the accessibility of information and entertainment on the Internet;

     - technical characteristics of FPDs that make them ideally suited for portable display applications, including thin profile, low weight, high resolution and lower power consumption; and

     - the emergence of larger high resolution displays such as active matrix LCDs and plasma displays as attractive and viable alternatives to CRTs.

     We address two distinct markets within the FPD industry: the market for thin film coated glass and the market for thin film coating equipment. The market for our thin film coated glass is primarily comprised of manufacturers of products using black and white displays, such as those used in cellular telephones, calculators, or electronic games. These manufacturers typically purchase thin film coated glass from specialized suppliers such as ourselves.

     The market for our thin film coating equipment is primarily made up of manufacturers of high information content, color displays, such as high resolution LCDs and PDPs used in computer monitors and high definition televisions. The processes used to produce these displays involve intermediate process steps more suitably performed in-house by the display manufacturers. Consequently, these manufacturers have a need for high volume thin film coating equipment to internally apply thin film coatings in their own display fabrication facilities. To a lesser extent, the market for thin film coating equipment also includes manufacturers of lower information content displays that choose to vertically integrate and produce thin film coated glass internally.

     With shorter product development cycles and rapidly evolving technologies, manufacturers are seeking relationships with suppliers that can clearly demonstrate technical expertise in complex thin films with the ability to meet performance expectations and decrease time to market.

     Web Applications. The markets using web coated products are broad and varied and often completely independent of one another. The products manufactured  using  our web  coating  technology  are large  rolls of  flexible substrate, usually thin plastic or a thin metal foil that require a barrier, conductive or decorative layer to be utilized in an end product. The majority of the market growth is driven from two markets, consumer products and electronics. The growth engine for each of these markets is different. Growth in the consumer products market as it relates to web coaters is driven by:

        -       demand for products packaged in bags

        - demand for decorative packaging using foils to enhance consume appeal

        - growth in demand for decorative packaging from developing countries.

    Growth in the electronic market as it relates to web coaters is as follows:

        - demand for anti-reflective films for FPD's for the laptop and AMLCD markets

        -       demand for touch panel applications

        - demand for capacitors as the capacitor market migrates toward dry capacitors.

     Web coaters deposit a thin film that adheres to paper, plastic or foil, which creates a barrier coated substrate to enhance the product shelf life or the opportunity for decorative applications used to enhance the look of packaged food. An example would be the barrier film on a potato chip bag. In addition, films are used for certain electronic applications, including capacitors where a specialized thin film coated foil is produced and used as a key component of this new market. The acquisition of LAC introduces flexible substrates evaporative deposition and barrier coating technology to our product lineup. Our products deposit thin film layers on rolled material, both plastics and foil as the substrate moves through our machines at high speed through a series of rollers from a source roll to a take up roll where the material exits the system.

     We offer our customers a fully integrated solution and we have the largest installed base of web coating systems with over 400 systems installed across the broad line of product offerings for this industry.

     Architectural and Automotive Glass Market. These markets are addressed by our large glass systems that cross three markets that operate independent of one another. The products manufactured using these systems are large glass substrates that through the use of thin films become an integral component for the performance of the end product. The majority of the market growth is driven from three markets, architectural, automotive and solar glass. Growth in these markets is driven by the following:

        -       demand for energy conservation

        -       economic expansion driving commercial and residential growth

        -       expansion in automotive demand.

        -       demand for alternative energy sources

     Glass is used in building and construction throughout the world and the manufacturers of these products are constantly challenged to improve the properties of the glass to resist environmental factors such as UV light and enhance the functionality of the building by using coated glass for heat/solar control (low-e coatings).

     Automotive glass manufacturers seek to incorporate heat/solar control properties in their glass as a means of improving the efficiency of their heating and/or air conditioning systems. The architectural and automotive glass markets are a well established markets. In these markets, large glass manufacturers install thin film coating technology in their glass production process to enable them to sell a higher value added product to their customer. These markets are mature and we expect growth rates to be lower than our other markets.

     The most recent addition to this product area is equipment that addresses the solar market. Solar energy has been a mainstay in the alternative energy segment for a number of years. As energy costs rise solar power becomes a viable alternative. Solar cells require a complex thin film stack and as this market develops, we will continue to position ourselves with the thin film coating technology and equipment required to enable the commercialization of these products.

     Barrier Coatings for PET bottles. PET bottles have been used in the soft drink industry for a number of years, particularly in the United States. Outside the United States, glass bottles are widely used in all segments of the beverage industry. The beverage industry continues to experience pricing pressures and pressure to reduce costs. Glass bottles are heavy and the cost of the raw bottle as well as the costs associated with the transportation, material handling and logistics of glass bottles will, we believe, cause bottlers to increasingly use PET bottles in other parts of the world.

     According to Petrochemical Consulting International carbonated beverage bottlers consume 44% of the worlds PET production. This consumption is expected to grow at a rate of 10% per year throughout 2007. Additionally, the beer bottling industry which currently consumes less than 0.5% of the worlds PET production is expected to grow to 4% by 2007.

    Factors driving this growth are the bottlers desire to:

        -       desire to reduce weight

        -       save transportation and component costs

        -       safety

     PET bottles are widely accepted in many carbonated beverage markets around the world, but the latest entrance is in the beer market.

     Approximately five years ago, The Coca-Cola Company invested in the base technology for applying barrier layers to the outside of PET bottles. Coca-Cola acquired various intellectual property rights and began working with engineers at Krones AG and the LAC division to develop a high speed method for depositing barrier layers on PET bottles to improve the shelf life of the product. After several years of research and development the LAC division developed a viable production method.

     We have agreed to make the barrier coating deposition equipment and sell it through Krones AG to Coca-Cola and other beverage companies. We jointly share rights to the technology and anticipate expansion of these products into other markets such as the beer industry.

Strategy

     Our objective is to be the leading global supplier of coating process technology and thin film deposition equipment to the markets we serve. Essential elements of our strategy include the following:

     Continue to Develop New Coating and Process Technologies for Existing and Emerging Markets. We are using our thin films expertise to address the evolving needs of our markets. For example, we pioneered the commercialization of several advanced process technologies including the application of MgO, indium tin oxide ("ITO") and chrome copper chrome ("CrCuCr") on glass. In addition, we recently developed coatings for the touch screen market and initiated sample testing of thin films for use in organic LEDs ("OLEDs"). Our coated glass operations in Longmont support these and other process development efforts as we use those capabilities in the commercialization of thin films. We pioneered silicon barrier coatings on PET bottles, and other thin film applications on flexible substrates. We hold over 200 patents and we intend to continue to develop new coating and process technologies to meet the evolving needs of our customers.

     Leverage and Extended Our Leadership By Continuing To Invest In Research and Development. We leverage our thin film technology and process capabilities to address the evolving requirements for more sophisticated, technologically advanced products and applications. We must continue to invest in research and development to ensure that we stay on the leading edge of deposition technology for our markets. We believe our technological capabilities, history of designing, developing and improving our own thin film manufacturing systems, and extensive operational experience provide us with competitive advantages in selling coated glass to FPD manufacturers and thin film coating equipment to several industries.

     Capture Market Share and Opportunities Created by Growing Demand in Our End Markets. As consumers continue to demand more sophisticated displays, FPD manufacturers are focusing on and increasing capacity to produce high resolution displays. Food packaging companies continue to focus on reducing their costs through thin film development and are expanding their markets to areas where packaged products are growing rapidly. Automotive and architectural glass manufacturers are challenging existing technology to reduce cost and enhance their low-e products. The conversion from glass beverage bottles to PET bottles and the ongoing issues of product freshness, continue to challenge the technology in that market. We will continue to align our products and technology with our customers to ensure that we have the technology of choice, which will enable us to grow with these markets.

     Capitalize On Our Global Customer Support Network. We realize the importance of our equipment to our customers' success. We meet our customers' needs by providing in-house and on-site training, ongoing customer service, and support through all phases of development and production. Our expertise and experience as a supplier of thin film coated glass is a competitive advantage that enables us to better assist customers in installing, testing and operating the coating equipment we provide. This hands-on training and support, combined with our modular design, benefits our customers by reducing start-up times, maximizing equipment uptime and improving operational efficiencies.

Products

     Our thin film coating systems are used in many different applications spanning four distinct markets. We design and manufacture thin film coating equipment for our own in-house production of coated glass both in Longmont and in China. We also supply thin film coated glass primarily for LCDs used in wireless communication devices and other electronic devices.

    The following table illustrates our principle products:

Market                                                 Deposition Method
Product Line                                           -----------------                      General Price Range (1)
------------                                                                                  -----------------------
Display Systems:
   ATX-700                                             Physical Vapor Deposition                         $4-7 million
   New Aristo                                          Physical Vapor Deposition                         $4-7 million
   ZV350                                               Physical Vapor Deposition                          $ 2 million
   BTX                                                 Physical Vapor Deposition                      $1 - $2 million
Web Coaters:
   Multiweb                                            Physical Vapor Deposition                         $4-8 million
   Top Met                                             Evaporative Deposition                            $1-3 million
   Top Beam                                            Evaporative Deposition                            $4-6 million
   Multi Met                                           Evaporative Deposition                            $1-3 million
Architectural / Automotive Coaters:
   Terra-G                                             Physical Vapor Deposition                       $10-20 million
   A-Series                                            Physical Vapor Deposition                        $7-15 million
PET Bottle Barrier Technology:
   BestPET(TM)LG-20                                    Evaporative Deposition                            $1-3 million

(1)The price for a particular system may be greater or less than the general price range, depending on the specific configuration and specifications.

Thin Film Coating Equipment

Display Systems

     The ATX-700 Series. ATX-700 is an advanced thin film coating system that provides a solution to the increasing display size and low-particulate requirements of PDPs and other FPDs. The ATX-700 features near vertical sputtering of glass substrates, a minimized footprint (half of a traditional in-line system), lower particulate levels, and reduced manual labor requirements because of robotic handling. The ATX-700 is particularly well suited for handling the large sheets of processed in the PDP manufacturing process. The ATX-700 is modular and can be configured to meet multiple thin film coating requirements for the high-end FPD market, and is particularly well suited for the high growth plasma display market where we can offer our unique magnesium oxide sputtering process. The ATX-700 platform is designed to apply other critical coatings in the plasma display fabrication facility, including ITO and CrCuCr. This capability allows the display manufacturer to use a common platform in multiple locations in the manufacturing line, creating operational efficiencies.

     The New ARISTO. The recently introduced New Aristo is an advanced thin film coating system that provides a solution to the increasing display size driving larger mother glass sizes and low particulate requirements of the active matrix LCD and color STN markets. The New Aristo is designed to apply critical coatings such as low-temperature ITO and black matrix chrome for the Active Matrix LCD market to the glass substrate. The New Aristo features high throughput, low cost of ownership and the capability for double-sided coatings.

     The ZV350. The ZV series is a thin film coating system that provides a solution for pilot production LCD fabrication operating. The ZV 350 features low throughput, low particulate requirements and smaller glass sizes. The ZB350 is able to coat all materials the ATX-700 and New Aristo can.

     The BTX Series Batch Coaters. The BTX series is a small sputtering system that consists of a single chamber is designed to deposit high quality films on display glass at a very low rate. These machines are ideally suited for the color filter manufacturers supplying coated substrates to the color STN market.

Web Coating Systems

     Our web coating technology is designed to use thin films to enhance the material properties on flexible substrates used in various markets such as food packaging, decorative packaging or electronic applications such as EMI shielding, dry capacitors, and touch panel applications.

     Multiweb. Our multiweb systems use physical vapor deposition process to apply conductive coatings primarily for touch panel applications.

     Top Met. Our Top Met Web Coater is an advanced thin film coating system that provides a solution for coating metal materials on flexible substrates. The Top Met uses thermal evaporation to deposit thin layers of aluminum in vacuum on to flexible substrates, usually film, paper or textiles in roll format.

     Top Beam Our Top Beam Web Coater is an advanced thin film coating system that uses electron beam evaporation technology to produce transparent barrier coatings used in the food packaging industry. The Top beam web coaters use high powered electron beam guns to evaporate metal or metal oxide.

     Multi Met The Multi Met web coaters is an advanced the film coating system that uses evaporative deposition technology to deposit thin films on very thin foil at high speed in vacuum for the capacitor market. The Multi Met offers the ability to mask specific patterns on substrates.

Architectural and Automotive Coating Systems

     Architectural and Automotive Coating Equipment Our Architectural Glass Coating technology is designed to apply low-e coatings on large glass substrates used in building glass and automotive windshields.

     Terra-G Our Terra-G glass coater is our most advanced coating system designed for the large glass market. The Terra-G uses large planar magnetron cathodes and uniformly deposits multiple thin films across a large area at very high volume. The Terra-G can be up to 50 meters long and can deposit up to 20 different thin films on a single side during the process.

     A-Series Our A Series glass coater is a smaller glass coating system capable of handling large substrates sizes. The A-series uses planar magnetron cathodes and deposits multiple thin film on the glass which is moving horizontally through the system. The A-Series can be up to 50 meters long.

Barrier Coating Systems

     PET Bottle Barrier Technology. Our PET Bottle barrier technology is designed to enhance the material properties on a PET beverage bottles to extend the shelf life of the beverage within.

     BestPET(TM)- LG20 Our BestPET(TM)LG20 System a leading technology for coating barrier properties including silicon on plastic bottles at a rate of 20,000 bottles per hour. The coatings are deposited on the outside of the bottle using evaporation technology and the coatings are transparent. We are actively pursuing this new market.

     GMS Tester Our GMS Tester is a leading technology for testing the Barrier Improvement Factor (BIF) for PET bottles. These systems use gas and vacuum to test the permeability of the PET bottles produced and coated on the LG-20.

Thin Film Coated Glass

     TN Coated Glass. We are the world's leading producer of twisted nematic ("TN") coated glass, which is used for low resolution black and white LCDs. Our customers incorporate these LCDs into consumer products that include watches, calculators, and electronic instruments. To produce TN coated glass, we use our proprietary in-line coating systems to deposit SiO(2) and ITO onto high quality glass panels. We then package and ship the coated glass panels to our customers for incorporation into their products.

     STN Coated Glass. The most rapidly growing portion of our coated glass business is the market for STN coated glass. STN coated glass is used for high resolution black and white LCDs used in cellular telephones, personal digital assistants, office copiers, portable video games and related products. The growing market for STN coated glass is particularly impacted by increased demand for wireless communication devices. STN coated glass requires thicker thin film coating layers and greater uniformity to improve conductivity. Because it is more complex and expensive to produce than TN coated glass, STN coated glass presently provides us with higher revenues and gross margins for each panel of glass produced.

     Touch Screens. In June of 1999, we entered into a joint marketing agreement with Information Products, Inc., covering worldwide marketing and distribution of coated glass for touch screen applications. We began commercial production and shipment of touch screen products in the fourth calendar quarter of 1999. Touch screens are used as the input interface on a variety of consumer and industrial products, including the high growth PDA and related communication markets. To produce the coatings used in touch screens, we deposit a very thin, highly uniform layer of ITO. In addition, we are developing an optical coating to meet anti-reflection requirements in this market.

     Other Thin Film Coated Glass. Our other thin film coated glass includes ITO coatings for automatically dimming electrochromic mirrors, and chrome and rhodium coatings for dental mirrors. We also produce more limited quantities of advanced coated glass panels for the development and prototype needs of our coating equipment customers and prospective customers. These thin film coated glass products involve complex coatings for a variety of high resolution color FPDs, including color STN displays, active matrix LCDs, and PDPs.

Sales, Marketing and Customers

     Sales of our equipment involve a broad-based effort at various levels within our organization. Much of the sales effort in the equipment area is undertaken by our technical and marketing groups, including sales offices in Germany, Belgium, Taiwan, Korea, Japan and China. Other personnel, including our Chief Executive Officer, Executive Vice President and Vice President, make regular trips to visit our customers around the world to finalize contracts and ensure proper customer service. The sales cycle for thin film coating equipment is long, involving multiple visits to and by the customer and up to twelve months of technical sales effort. Equipment sales efforts are assisted by independent sales and service representatives in each region who have been selected with an emphasis on their ability to provide post sales service and support. We generally sell our thin film coating equipment on a progress payment basis. We generally sell our thin film coated glass on open account, most of which are insured, or backed by letter of credit. Our customer payment history has been excellent.

     Approximately 92% of our fiscal 2000 gross sales were derived from exports, primarily to Asia. In fiscal 2000, our ten largest customers accounted for approximately 79% of our gross sales. The principal demand for thin film coated glass is in Asia and our customers for thin film coating equipment have historically been located in Korea, China, Taiwan and the United States. We believe our potential geographic market for thin film coating equipment includes all the major geographic regions in which FPD manufacturing takes place. Sales to two customers, NSG and Gemtech, represented approximately 29% and 11% of gross sales for fiscal 2000, respectively. Sales to both of these customers for fiscal 2000 consisted of sales of thin film coated glass and thin film coating equipment respectively.

     We schedule production of our systems based upon order backlog and customer requested delivery. We include in backlog only those orders to which a purchase order number has been assigned by the customer and for which delivery has been specified within 12 months. Because shipment dates may be changed and customers may cancel or delay orders with little or not penalty, our backlog as of any particular date may not be a reliable indicator of actual sales for any succeeding period. At March 31, 2001, we had a backlog of approximately $93.7 million compared with a backlog of approximately $8.8 million at July 1, 2000.

Technology

     We believe that our expertise in process and product engineering, as well as research and development enables us to rapidly develop new technologies and products in response to emerging industry trends. The breadth of our technology enables us to offer our customers a combination of thin film technology solutions, which we believe is critical for today's rapidly evolving thin film applications markets.

     Our deposition technology solutions offer highly specialized performance functions that enhance thin film characteristics for the electrical and optical quality of finished products used in various industries. For example, the development of solar control layer systems (based on Si3N4 and TiO2) offers our customers the choice between deposition of low-e and solar control architecture glass layers with the most economical production system. The principal methods, of deposition that we install with our systems are physical vapor deposition
(PVD), evaporation, and plasma enhanced chemical vapor deposition (PECVD).

     While coating systems are an essential to our customer's production process, they are usually just one part of our customers' production process. Our customer's products are sold in highly competitive global markets subject to price pressures. In many cases, our R&D work results in tangible cost savings in time and development effort for the customer. For example, the recent development and optimization of on-site process control with a Lambda sensor saved one customer significantly in their annual production costs.

     The coating equipment which we design and produce enables us and other manufacturers of thin film coated glass to apply very thin, transparent layers of thin film coatings to glass. The coatings which we apply are deposited in microscopic thicknesses by physically bombarding, or sputtering, a cathode source coating material (a chemical compound or element) with argon ions. Individual atoms and molecules of the source material are separated from the source by bombardment to form a vapor that condenses as a film onto the glass. Sputtering provides many advantages including material flexibility, thickness consistency, adaptability to large substrates and high volume production, defect and contamination control, adhesion and thin film density. Our technology of applying a thin film coating to glass or other substrate enables the display into which the glass or substrate is incorporated to function as a complex switch which controls light emission or transmission from each of the thousands of segments or pixels that comprise an FPD. Our primary thin film coated glass product is made by applying a thin layer of SiO(2) to prevent sodium in glass from leeching into the thin film conductive coatings which are subsequently applied. After the SiO(2) is applied, ITO is applied to provide conductive properties, permitting the glass to be used for various FPD applications. Particularly in FPDs, optically transparent, electrically conductive films, such as those we apply, find common application in transferring electrical power to the picture elements of the displays and allowing light to pass to the viewer.

     The quality of the coatings, the cycle time of the process, the utilization of materials, and other factors are controlled by our proprietary information and technology. For example, we are improving the utilization of the cathode source material. We also developed a method of reducing cathode voltage and are developing the application of this method to ITO coatings. We believe this will improve the conductivity of the ITO coating. We continue to work on the conductivity of our ITO coatings and the barrier qualities of our SiO(2). We are also continuing to work on improving our systems not only to obtain better quality coatings, but also to obtain better utilization of coating materials.

     We are continually seeking advances to thin film technologies which have commercial promise. We developed a process called geometrically enhanced metal oxide sputtering, which increases the speed of reactive sputtering of certain materials such as MgO.

     Technological Foundations. John S. Chapin, Director and one of our founders, invented the planar magnetron which first enabled manufacturers of thin film coated glass (as well as of semiconductor chips) to economically deposit sputtered thin film coatings. Another founder, Research Engineer Richard Condon, was a pioneer in the development of the in-line coating process which is currently used by much of the industry. We believe we maintain a competitive advantage because we design, build and operate our own thin film coating equipment for thin film coated glass. Further, because our primary business was producing thin film coated glass, we are able to effectively incorporate our production know-how into new generation coating equipment and improvements in existing coating equipment. We believe this provides us with a capital cost advantage over most of our competitors.

Manufacturing and Facilities

     Our Longmont, Colorado headquarters contains approximately 127,000 square feet and includes our general offices, research and development facilities, and manufacturing and production facilities. This facility is leased from an independent third party. We design and manufacture our thin film coating equipment and produce coated glass at these facilities. In Longmont, we currently operate two coated glass production lines and four development lines for developing coating and equipment processes. We can concurrently build multiple systems at our Longmont facility.

     Our Alzenau, Germany, manufacturing facility contains approximately 190,000 square feet and includes general offices, research and development facilities, and manufacturing and production facilities. This facility is leased from an independent third party. We design and manufacture our thin film coating equipment at this facility. We can concurrently build multiple thin film deposition systems at our Alzenau Germany facility.

     We also lease space in the Hanau, Germany, facility. We are in the process of transferring operations from Hanau to Alzenau and anticipate that this transfer will be complete by 2002.

     In fiscal 1999, we entered into a joint venture with Nippon Sheet Glass Co., Ltd., a major Japanese glass manufacturer to supply the low and high resolution coated glass market from a production base in Suzhou, China. The joint venture facilities were incorporated into existing NSG glass production facilities and contain approximately 60,000 square feet. This joint venture, Suzhou NSG -- AFC Thin Film Electronics LTD, known as "STEC", has involved the transfer of thin film coated glass manufacturing capacity to China. The joint venture operates two coating systems. In the second half of calendar 2000, we transferred a Venture 5000 system from our Longmont facility to the STEC facilities, bringing the number of coating systems to three. STEC's location in Asia allows us to produce coated glass in facilities immediately adjacent to our source of raw glass, NSG, and in close proximity to our Asian customer base. This arrangement has reduced our labor, shipping and freight costs while allowing us to improve customer service. We intend to continue to leverage STEC's strategic position by expanding its manufacturing capacity in the future including an announced expansion into the color STN market at the Joint Venture that will be producing low temperature ITO glass by December 2001. We will also continue to evaluate business opportunities that strengthen our position with our customers.

     In addition to our Longmont, Alzenau, Hanau and STEC facilities, we have leased warehouse space in Japan and Hong Kong from which we supply coated glass customers on a just-in-time basis. We also have sales offices in Belgium, Hong Kong, Korea, Japan, Taiwan, and China.

Suppliers

     Thin Film Coating Equipment. In our thin film coating equipment business, we use v arious suppliers of machined components, pump systems, logic controllers and other commercially available components and features. We have multiple sources for the principal components in this aspect of our business. We own and control the proprietary parts of the process. For the proprietary fabricated parts there are various suppliers who can produce components to our specifications.

     Thin Film Coated Glass. The raw glass that we use in our manufacturing process represents our most significant material cost. The required quality, in terms of thickness, flatness and visible imperfections, limits the number of available suppliers. Five companies worldwide currently manufacture to these quality standards. We currently purchase glass from four of these suppliers. We are vulnerable to increased costs of raw glass. We regularly evaluate methods of reducing our cost of glass. Our other primary raw materials for thin film coated glass are SiO(2) and ITO. We currently purchase SiO(2) from two suppliers and believe alternative sources of supply could be developed if necessary. We purchase ITO from two suppliers, while at least one additional supplier remains qualified and ready to supply us. Other coating materials which we currently use to a lesser extent include materials which are available from a small number of suppliers.

Competition

     Our markets are highly competitive and each market that we serve has major competitors that do not cross over our markets.

     FPD Thin Film Coating Equipment. For FPD thin film coating equipment, we compete against Ulvac Japan, Ltd. in Japan, and Anelva Ltd. Japan both are established equipment manufacturers. Competition is based on performance and process technology, after-sales support and service, and price. We believe we compete favorably with respect to each of these factors. Key performance and technology issues include technical capability, systems design, product uniformity, yields, target utilization and throughput. We are the only major thin film coating equipment manufacturer that also manufactures thin film coated glass for the FPD market. We believe the experience, expertise and synergy resulting from this provide us with a competitive advantage.

     Thin Film Coated Glass. Competition in the market for thin film coated glass for FPDs is intense. Competition is based primarily on price, availability, and to a lesser extent on quality, delivery, and customer service. In addition, we believe the ability to anticipate shifts in the market and customer needs for thin film coated glass features are important competitive factors. We are aware of approximately ten thin film coated glass competitors worldwide. Certain of these competitors are also manufacturers of thin glass required for thin film components and several are users of thin film coated glass. These are large companies with significant research and development funding and extensive thin film technology background. All of our principal thin film coated glass competitors are located outside the United States, primarily in Asia. Our primary competitors for thin film coated glass are Samsung/Corning, Merck Display Technology, and Wellite.

     Web Coating. We are aware of several web coating competitors worldwide, some of which are large companies with significant resources. Our most significant competitors for web coating equipment are General Vacuum, of the United Kingdom, and Von Ardenne, a company headquartered in Dresden, Germany. Competition is based on performance and process technology, after-sales support and service, and price. We believe we compete favorably with respect to each of these factors. Key performance and technology issues include technical capability, systems design, product uniformity, yields, target utilization and throughput.

     Architectural  Glass.  In  manufacturing  architectural  glass  coaters  we compete against Von Ardenne, A German thin film coatings company and BOCCT, British Oxygen Coating Technologies Corporation located in California. Competition is based on performance and process technology, after-sales support and service, and price. We believe we compete favorably with respect to each of these factors. Key performance and technology issues include technical capability, systems design, product uniformity, yields, target utilization and throughput.

     PET Bottles. In manufacturing barrier coating systems for PET Bottles we compete with Tetra-Pak, headquartered in Sweden an established manufacturer of food packaging products. Our process applies a barrier coating to the outside of the bottle while Tetra-Pak's CVD process coats a barrier layer on the inside of the bottle. Competition is based on technology, performance and process technology, after-sales support and service, and price. We believe we compete favorably with respect to each of these factors. Key performance and technology issues include technical capability, systems design, product uniformity, yields, target utilization and throughput.

Research and Development

     Our success can be attributed to focused research and development programs in thin film technology, processes and equipment. We will continue to emphasize improvements in current equipment technology, the development of new film deposition capabilities, and the modification of thin film material properties. The foundations of our success are based on engineering solutions, extensive experience with vacuum technologies, and several coatings serving several applications. These solutions include cost effective reactive depositions, simplified process control, and innovative coating equipment designs. We continue to build on these traditions in the development of process control and coater design which lower the cost of ownership.

     The December 31, 2000 acquisition of the LAC business significantly expanded our research and development capabilities. We plan to continue our commitment to new product development in the future. Our level of research and development activity and expenditures has increased significantly as a result of the recent acquisition of the LAC business. Our research and development expertise comprises a wide range of coating technologies, including:

        - Thermal evaporation by direct heating for organics and anorganics

        -       Electron beam evaporation for dielectrics

        -       Direct current, radio frequency and radio frequency superimposed
                direct   current  magnetron  for   reactive   and   non-reactive
                sputtering

        - Alternating current magnetron (TwinMag(TM)for fully reactive sputtering

        -       Hollow cathode source for highly reactive coatings

        -       Direct current, radio frequency and microwave sources for PECVD

        - Cleaning with direct current glow discharge, radio frequency etch and Ion assisted etch.

     We use teams of electrical and mechanical engineers and process engineers to work out appropriate solutions to meet our customer's requirements.

        - These project teams are supported by the R&D department's thin film functionality design group, a computer-aided engineering group and a surface and thin film analytical group. Our analytical group has access to sophisticated thin film test and measurement equipment.


     Our research and development expenditures in 1998, 1999, 2000 and the first nine months of fiscal 2001 were $1.2 million, $1.0 million, $1.4 million and $3.5 million, respectively.

Intellectual Property

     We believe that due to the rapid pace of innovation within our industry, factors such as technological and creative skilled personnel, the ability to develop and enhance systems, knowledge and experience of management, reputation, product quality and customer service and support are important for establishing and maintaining a competitive position within the industry along with patent or other legal protections for our technology. As part of the December 31, 2000, acquisition of the LAC Business, we acquired over 200 issued patents, and over 200 patent applications and trademarks. In addition, we entered into a license agreement with Unaxis pursuant to which we license certain intellectual property rights owned by Unaxis. We also entered into a second licensing agreement pursuant to which we license certain technology back to Unaxis.

     Under the Newco Intellectual Property License Agreement, we license certain intellectual property owned by us to Balzers Process Systems GmbH, an indirect subsidiary of Unaxis Holdings AG. The license is an irrevocable, royalty-free, perpetual and world-wide license to make and sell products in the areas of dry etch applications, back glass TFT displays, cluster tools and stationary sputtering and is exclusive in these fields until December 31, 2002. The license also may be used by Balzers Process Systems in areas in addition to the specified areas; provided, however, that for a two year period ending December 31, 2002, the license does not extend to certain areas reserved to us. The areas reserved to us until December 31, 2002, include architectural glass coating and inline automotive glass coating, web coating for capacitors and decorative and packaging applications, diffusion barriers for certain bottles and containers and certain display coating systems use to coat the non-active portion of a display. After December 31, 2002, neither party has an exclusive field under the license and either party is able to use the intellectual property to compete in all markets.

     Under the Bravo Intellectual Property License Agreement, we license certain intellectual property from Balzers Process Systems GmbH, an indirect subsidiary of Unaxis Holdings AG. The license is an irrevocable, royalty-free, perpetual and world-wide license to make and sell products in the areas of architectural glass coating and inline automotive glass coating, web coating for capacitors and decorative and packaging applications, diffusion barriers for certain bottles and containers and certain display coating systems use to coat the non-active portion of a display and is exclusive in these fields until December 31, 2002. The license also may be used by us in areas in addition to the specified areas; provided, however, that for a two year period ending December 31, 2002, the license does not extend to certain areas reserved to Balzers Process Systems GmbH. The areas reserved to Balzers Process Systems include dry etch applications, TFT displays, cluster tools and stationary sputtering. After December 31, 2002, neither party has an exclusive field under the license and either party is able to use the intellectual property to compete in all markets.

     There can be no assurance, however, that the steps taken by us to protect our proprietary rights will be adequate to prevent misappropriation of such rights or that third parties will not independently develop a functionally equivalent or superior technology.

STEC Joint Venture

     STEC was formed as a limited liability company under the laws of the People's Republic of China. NSG and we are each 50% joint venture partners, and the term of the joint venture is 50 years. Profits, dividends, risks and losses are also shared by the partners in proportion to their equity contributions. The total investment plan for STEC involves $16 million, of which $6.4 million is currently in equity and $9.6 million in debt. Each party has made its $3.2 million equity contribution in cash.

     Governance. The STEC board of directors is comprised of three appointees for each partner with each director serving a two year term. For the first two year term after formation, we have the right to appoint the chairman of the board, and NSG has the right to appoint the general manager, who may serve concurrently as a director.

     All board actions require a unanimous vote of the directors present. Matters subject to board decision include approval of annual operating and capital budgets; distribution of profits and losses; hiring, compensation and retention of senior management; lease, sale, pledge or other encumbrance of all or a substantial portion of STEC' s assets; increase in required capital of STEC; borrowing; significant purchase, product sales and other important contracts; amendments of the Articles of Association; and merger or dissolution of STEC.

     In the event of deadlock, the conflict is referred to our President and the corporate officer in charge of the Fine Glass Division of NSG. If the parties fail to reach agreement within six months and the deadlock materially impairs the continued operation of STEC in a manner consistent with past practice or an agreed business plan, either partner may notify the other that it wishes to withdraw from the joint venture. In the event of such withdrawal, the fair market value of STEC will be agreed by the parties or by an appraiser if they cannot agree. The party receiving the notice has the option to purchase the interest of the other party at 85% of the fair market value attributable to the withdrawing party's ownership interest, or to require the other party to purchase its interest at 115% of the fair market value of its interest.

     Relationship Between Partners and Joint Venture. Each joint venture partner provides marketing, promotion and sales assistance to STEC. NSG has agreed to cause its subsidiary SNSG to sell glass substrate to STEC, and the joint venture will purchase all of its glass substrate from SNSG unless a customer specifies substrate from another manufacturer. The purchase price for SNSG glass substrate is at the lowest price and on competitive terms and conditions with respect to quality and delivery compared to those offered to us by any third party.

     Financing. If the Board approves third party debt financing with a lender who requires the guaranty of the parties, each party must provide a separate guaranty of such borrowings in accordance with its then current equity interest. Guarantors will receive a guaranty fee to be agreed by the parties, and STEC will indemnify the guarantors. STEC has entered into a $5.0 million revolving credit agreement with Sumitomo Bank, which we and NSG have guaranteed. NSG's guaranty is secured by all of the assets of the joint venture.

     Restrictions on Transfer. Neither party may sell, pledge or otherwise dispose of all or any portion of its equity interest in STEC to any third party without the prior written consent of the other party and approval by the Chinese regulatory authorities. Each party has a right of first refusal regarding transfers by the other party.

     If NSG sells its subsidiary SNSG to an entity not controlled by it, we have the option to purchase NSG's equity interest in STEC, or to sell our equity interest to NSG. Following determination of the fair market value of STEC by agreement of the parties or by an appraisal, we may elect to purchase NSG's interest in STEC at its fair market value, or to sell our interest in STEC at 120% of its fair market value.

Employees

     As of March 31, 2001, we employed approximately 653 people. Our United States workforce of approximately 180 people is non-union. We have approximately 432 people in Germany, a majority of which are represented by a works council that has employee representation. Most companies in Germany are required to be represented by works councils. We have 41 people in sales and service around the world. We negotiate wages and benefits annually with our German workforce. We consider our relationship with our employees to be good.

     We  operate  under a  participative  management  system  which  we  believe enhances productivity by emphasizing individual employee opportunity and participation both in operating decisions and in our profitability. We believe this emphasis assists with enhanced productivity, cost control, and product quality and has helped us attract and retain capable employees.

Environmental Regulations

     Our operations create a small amount of hazardous waste. The amount of hazardous waste we produce may increase in the future depending on changes in our operations. The general issue of the disposal of hazardous waste has received increasing focus from federal, state, local, and international governments and agencies and has been subject to increasing regulation.

Legal Proceedings

     We are not presently involved in any legal proceedings which, if not settled in our favor, would, individually or collectively, have a material adverse impact on our financial condition.

                                   MANAGEMENT

Executive Officers and Directors

Our executive officers and directors are as follows:

                      Name                     Age                                Position
                      ----                     ---                                --------
         Thomas T. Edman                        38        Director, President and Chief Executive Officer
         Graeme Hennessey                       62        Vice President
         Lawrence D. Firestone                  43        Chief Financial Officer and Treasurer
         Helmut Frankenberger                   44        Executive Vice President - Thin Film Systems
         Jim Scholhamer                         34        Vice President - Thin Film Coatings
         Cecil Van Alsburg                      63        Director, Chairman of the Board
         John S. Chapin                         59        Director
         Chad D. Quist                          38        Director
         Richard P. Beck                        67        Director
         Vincent Sollitto, Jr                   52        Director
         Aitor Galdos                           46        Director

     Thomas T. Edman has been employed by our company since June 1996 and has served as our President and Chief Executive Officer since May 1998. From June 1996 until May 1998, Mr. Edman served as Chief Operating Officer and Executive Vice President. Mr. Edman has served as a director of our company since July 1998. From 1993 until joining our company, he served as General Manager of the High Performance Materials Division of Marubeni Specialty Chemicals, Inc., a subsidiary of a major Japanese trading corporation. Mr. Edman has a bachelors of arts degree in East Asian studies (Japan) from Yale and received a masters degree in business administration from The Wharton School at the University of Pennsylvania.

     Graeme Hennessey has served as our Vice President - Sales and Marketing since April 1993 and is currently President of Applied Films Asia Pacific. From 1980 until he joined our company, Mr. Hennessey was employed by Donnelly Corporation as a product line manager where he was responsible for sales and marketing as well as manufacturing. Mr. Hennessey has a bachelors of science degree in physics from Catholic University of America and a masters degree in physics from Fordham University.

     Lawrence D. Firestone has served as our Chief Financial Officer and Treasurer since July 1999. From March 1996 until March 1999, Mr. Firestone served as Vice President and Chief Operating Officer of Avalanche Industries, Inc., a custom cable and harness manufacturer. From 1993 to 1996, Mr. Firestone served as Director of Finance and Operations for the Woolson Spice and Coffee Company, a gourmet coffee roasting and distribution company, and from 1988 to 1993, as Vice President and Chief Financial Officer for TechniStar Corporation, a manufacturer of robotic automation equipment. From 1981 to 1988, Mr. Firestone served in various capacities and finally as Vice President and Chief Financial Officer at Colorado Manufacturing Technology, a contract manufacturer that specialized in PC board and cable assembly. Mr. Firestone has a bachelors of science degree in business/accounting from Slippery Rock State College.

     Helmut Frankenberger has served as the Executive Vice President, Thin Film Systems for us since the acquisition of the Leybold Large Area Coatings division of Unaxis Corporation on December 31, 2000. Prior to the acquisition, Mr. Frankenberger served as President of Balzers Process Systems, located in Germany, since 2000, and the Vice President of Large Area Display Division since 1999. From 1997 through 1998, he served as the Division Manager of Display Products, and from 1996 through 1997, served as the Division Manager of Data Storage at Balzers Process Systems. From 1969 to 1987 Mr. Frankenberger served in various capacities related to sales, marketing and equipment service for Leybold Deutschland in Germany, Japan and the United States. Mr. Frankenberger obtained his bachelors degree in Electronic and Computer Science from University Darmstadt in Germany.

     Jim Scholhamer has been employed by us since August 1997. Mr. Scholhamer currently is the Vice President - Thin Film Coatings and was previously the Director of Operations for Thin Film Coatings. From 1992 until he joined the Company, Mr. Scholhamer held the titles of Manufacturing Manager and Process Engineer at Viratec

Thin Films, Inc., located in Minnesota. From 1989 to 1992, Mr. Scholhamer served as Production Manager and Process Engineer at Ovonic Synthetic Materials, Inc., a division of Energy Conversion Devices, located in Michigan. Mr. Scholhamer has a bachelors of science degree in engineering from the University of Michigan.

     Cecil Van Alsburg co-founded Applied Films Lab, Inc. in 1976 and served as our President and Chief Executive Officer from 1976 to May 1998. Mr. Van Alsburg has also served as a director of our company since its inception and has been Chairman of the Board since January 1998. Prior to 1976, Mr. Van Alsburg was employed in various capacities by Donnelly Corporation for which he had worked since 1957. Mr. Van Alsburg majored in civil engineering and architecture at the University of Michigan.

     John S. Chapin co-founded Applied Films Lab, Inc. in 1976 and has served as Vice President - Research, Corporate Secretary, and a director of our company since its inception. Mr. Chapin is the inventor of the planar magnetron and co-inventor of a reactive sputtering process control. Mr. Chapin has a bachelors of science degree in geophysics from the Colorado School of Mines and a masters degree in electrical engineering from the University of Colorado.

     Chad D. Quist has been a director of our company since April 1997. Mr. Quist is the President of Information Products, Inc., a wholly-owned subsidiary of Donnelly Corporation. Mr. Quist has been employed by Donnelly since 1995. Information Products, Inc. is a leading supplier of glass components for the touch screen industry. From 1989 to 1995, Mr. Quist served as Vice President of Fisher-Rosemont, Inc., an industrial instrumentation company. Mr. Quist has a bachelors degree in engineering from Stanford University and a masters degree in business administration from the Kellogg Graduate School of Business at Northwestern University.

     Richard P. Beck has been a director of our company since May 1998. Since 1992, Mr. Beck has served as Chief Financial Officer of Advanced Energy Industries, Inc., a manufacturer of power conversion and control systems. Since 1995, Mr. Beck has also served as a director of Advanced Energy Industries, Inc. From 1987 to 1992, Mr. Beck served as Executive Vice President and Chief Financial Officer of Cimage Corporation, a computer software company. Mr. Beck has a bachelors of science degree in accounting and a masters degree in business administration in finance from Babson College.

     Vincent Sollitto, Jr. has been a director of our company since October 1999. Mr. Sollitto has been the Chief Executive Officer since June 1996 and a member of the Board of Directors since July 1996 at Photon Dynamics, Inc. From August 1993 to 1996, Mr. Sollitto was the General Manager of Business Unit Operations for Fujitsu Microelectronics, Inc. From April 1991 to August 1993, he was the Executive Vice President of Technical Operations at Supercomputer Systems, Incorporated. Mr. Sollitto spent 21 years in various positions, including Director of Technology and Process at International Business Machines Corporation, before joining Supercomputer Systems, Incorporated. Mr. Sollitto serves as a director of Irvine Sensors Corp. Mr. Sollitto is a graduate of Tufts College where he received a B.S.E.E. in 1970.

     Aitor Galdos has been a director of our company since January, 2001, following the acquisition of the Large Area Coatings Division of Unaxis. Mr. Galdos has served as Vice President and Corporate Development Manager at Unaxis Corporation since 1999, and served in various positions, including Division
Manager of Development of TFT Displays Division at Unaxis (formerly Balzers) since 1988. Mr. Galdos was appointed to serve on our Board of Directors by Unaxis pursuant to an agreement providing that, Unaxis will have the right to nominate one director as long as they own 10% or more of our outstanding common stock subject to certain terms and conditions.

     Our Board of Directors is currently composed of seven directors, divided into three classes. Messrs. Edman an d Sollitto serve in the class whose term expires in 2003. Messrs. Beck and Quist serve in the class whose term expires in 2002; and Messrs. Van Alsburg, Chapin and Galdos serve in the class whose term expires in 2001. Upon the expiration of the term of each class of directors, directors comprising that class will be elected for a three-year term at the next succeeding annual meeting of stockholders. Each director holds office until that director's successor has been duly elected and qualified. Selection of nominees for the Board of Directors is made by the entire Board of Directors.

     The Board of Directors elects executive officers on an annual basis. Executive officers serve until their successors have been duly elected and qualified.

Compensation of Directors

     Directors who are not officers, employees, consultants or contractually obligated to be on the Board of Directors are paid an annual fee of $10,000 and $800 per board or committee meeting attended. Such directors are reimbursed for their expenses for each meeting attended. Directors who are officers, employees, consultants or contractually obligated to be on the Board of Directors are not compensated for their service on the board.

Committees of the Board of Directors

     The Board of Directors has an Audit Committee and a Compensation Committee.

     The Audit Committee makes recommendations regarding the firm to be appointed as independent accountants, approves the scope of the audit, reviews the results of the audit with the independent accountants and approves the audit fee payable to our independent accountants. The Audit Committee is comprised of Mr. Beck, Mr. Quist and Mr. Sollitto.

     The Compensation Committee makes recommendations regarding the compensation arrangements for top management and key employees, including salaries and bonuses. The Compensation Committee also administers the Stock Option Plans and the Employee Stock Purchase Plan. The Compensation Committee is comprised of Mr. Beck, Mr. Quist and Mr. Sollitto.

                             EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation we pay to our Chief Executive Officer and each of our four most highly compensated executive officers, collectively referred to as the "Named Executives," for services rendered during fiscal 2000, 1999 and 1998.

                           Summary Compensation Table

                                                                                    Long Term
                                                  Annual Compensation             Compensation
                                                                 Other Annual
                                                               Compensation ($)     Securities        All Other
                                         Fiscal                                      Underlying     Compensation (1)
      Name and Principal Positions        Year      Salary                         Options (#)
                                          ----      ------                         -----------
Thomas T. Edman                           2000   $142,557             --               3,455            $3,767
 President, Chief Executive Officer       1999   $136,310             --              15,000            $3,371
                                          1998   $141,114             --                --              $2,955

Graeme Hennessey                          2000   $135,773             --              3,455             $3,588
         Vice President - Sales and       1999   $129,818             --                --              $3,211
         Marketing                        1998   $137,297             --                --              $2,829

Lawrence D. Firestone                     2000   $125,408             --              38,000            $1,752
         Chief Financial Officer          1999        --              --                --                --
                                          1998        --              --                --                --

C. Richard Condon                         2000   $119,323             --              3,455             $3,128
         Research Engineer                1999   $112,142             --                --              $2,774
                                          1998   $116,292             --                --              $2,247

John S. Chapin                            2000   $114,382             --              3,455             $3,065
         Vice President - Research        1999   $ 91,055             --                --              $2,210
                                          1998   $118,492             --                --              $1,785

     (1)  Represents   Company  matches  under  our  salary  savings  plan.  See
"Compensation of Executive Officers - Executive Compensation - Benefits".

Stock Option and Purchase Plans

     1993 Stock Option Plan. In May 1993, the Board of Directors approved the Applied Films Corporation Stock Option Plan. A total of 276,500 shares of common stock are reserved for issuance upon exercise of options to be granted under the 1993 Plan. The 1993 Plan is administered by the Board of Directors. Subject to the provisions of the 1993 Plan, the administrator of the 1993 Plan has the discretion to determine the optionees and the terms of the option grants. The exercise price of an option granted under the 1993 Plan may not be less than the fair market value per share of the common stock on the date of grant. Shares obtained upon the exercise of options granted pursuant to the 1993 Plan may not be sold until the expiration of a one year period commencing on the exercise date of such options. The options terminate not more than 10 years from the date of grant, subject to earlier termination on the optionee's death, disability or termination of employment. Options are not assignable or otherwise transferable except by will or the laws of descent and distribution. The options granted pursuant to the 1993 Plan vest equally over a four-year period. As of March 31, 2001, options to purchase 182,020 shares were outstanding and 6,577 shares remained available for future grants pursuant to the 1993 Plan.

     1997 Stock Option Plan. On April 29, 1997, the Board of Directors adopted, and the stockholders approved, the 1997 Stock Option Plan, as amended in September 1997, October 1999, and October 2000. The 1997 Plan provides for the issuance of 1,022,500 shares of common stock. The purpose of the 1997 Plan is to encourage stock ownership by certain of our officers and employees instrumental to our success and to give them a greater personal interest in our success. The 1997 Plan will be administered by the Board of Directors or the Compensation Committee. The Board, or the Compensation Committee, within the limitations of the 1997 Plan, determines the persons to whom options will be granted; the number of shares to be covered by each option; the option purchase price per share; the manner of exercise; the time, manner and form of payment upon exercise of an option; and restrictions such as repurchase rights or obligations of the Company. Options granted under the 1997 Plan may not be granted at a price less than fair market value of the common stock on the date of grant. Options granted under the 1997 Plan will expire not more than 10 years from the date of grant. Options granted under the 1997 Plan are generally not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution. As of March 31, 2001, options to purchase 390,441 shares were outstanding and 630,388 shares remained available for future grants pursuant to the 1997 Plan.

     Outside Director Stock Option Plan. On October 26, 1999, the Board of Directors approved the Applied Films Corporation Outside Director Stock Option Plan. The Outside Director Plan has 24,000 shares of common stock reserved for issuance upon the exercise of options. The purpose of the Outside Director Plan is to encourage stock ownership by nonemployee directors, to provide those individuals with additional incentive to manage our company effectively and to contribute to our success, and to provide a form of compensation which will attract and retain highly qualified individuals as members of the Board of Directors. The Outside Director Plan is administered by the Board of Directors or the Compensation Committee. The Board, or the Compensation Committee, within the limitations of the Outside Director Plan, determines the persons to whom options will be granted; the number of shares to be covered by each option; the option purchase price per share; the manner of exercise; the time, manner and form of payment upon exercise of an option; and restrictions such as repurchase rights or obligations of our company. Options granted under the Outside Director Plan may not be granted at a price less than fair market value of the common stock on the date of grant. Options under the Outside Director Plan will expire not more than 10 years from the date of grant and are generally not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution. As of March 31, 2001, options to purchase 24,000 shares were outstanding and 0 shares remained available for future grants pursuant to the Outside Director Plan.

     Employee Stock Purchase Plan. On September 5, 1997, the Board of Directors adopted, and the stockholders subsequently approved, the Applied Films Corporation Employee Stock Purchase Plan as amended in October 2000. The Purchase Plan permits eligible employees to purchase shares of common stock through payroll deductions. Shares are purchased at 85% of the fair market value of the common stock on the Purchase Date where fair market value on either the first business day of that option period or as of the last business day of that Option Period, on whichever of those two (2) days the closing sale price as reported on the NASDAQ National Market System is lower, for the purchase of as many full shares, but not less than one (1) full share, as may be purchased with the funds in his or her Purchase Account. Up to 100,000 shares of common stock may be sold under the Purchase Plan. Shares sold under the Purchase Plan may be newly issued shares or shares acquired by the Company in the open market. Unless terminated earlier by the Board of Directors, the Purchase Plan will terminate when all shares reserved for issuance have been sold thereunder. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended, and will be administered in accordance with the limitations set forth in Section 423 and the rules and regulations thereunder. At March 31, 2001, 16,603 shares had been issued under the Purchase Plan.

Stock Option Grants

     Under the Option Plans, key employees and certain non-employee directors may be granted options to purchase our Common Stock. An aggregate of 573,000 shares of Common Stock were reserved for issuance pursuant to the Option Plans. Shown below is information on grants of stock options during the 2000 fiscal year to Named Executives.

                                                                                                    Potential Realizable
                                   Number of     % of Total                                           Value at Assumed
                                     Shares        Options                                          Annual Rates of Stock
                                   Underlying     Granted to                                        Price Appreciation for
                                    Options      Employees in       Exercise        Expiration          Option Term(2)
      Name                          Granted       Fiscal Year     Price $/Sh (1)       Date           5%             10%
---------------------------------------------------------------------------------------------------------------------------
Thomas T. Edman                     3,455 (3)       3%            $  3.00            10/26/09       $  6,706    $   17,693
Graeme Hennessey                    3,455 (3)       3%            $  3.00            10/26/09       $  6,706    $   17,693
Lawrence D. Firestone              38,000 (3)      31%                (4)               (5)         $  7,944    $  209,522
C. Richard Condon                   3,455 (3)       3%            $  3.00            10/26/09       $  6,706    $   17,693
John S. Chapin                      3,455 (3)       3%            $  3.00            10/26/09       $  6,706    $   17,693


(1) The exercise price is equal to or greater than the fair market value of the shares on the date the option is granted. The exercise price may be paid in cash.

(2) These amounts are based on assumed rates of appreciation only. Actual gains, if any, on stock option exercises will be dependent on overall market conditions and on the future performance of our Common Stock. There can be no assurance that the amounts reflected in this table will be realized.

(3) Options become exercisable 25% each year for four years, starting one year from the date of grant.

(4) 17,273 of the options were granted with an exercise price of $3.50, and 20,727 of the options were granted with an exercise price of $3.00.

(5) 17,273 of the options expire on 7/12/09, and 20,727 of the options expire on 10/26/09.

Option Exercises and Holdings.

     Shown below is information with respect to unexercised options to purchase shares of our Common Stock granted under the Option Plans to the Named Executives and held by them at July 1, 2000.

                                            Number of Shares Subje ct to
                                              Unexercised Options Held           Value of Unexercised In-the-Money
                                                  at July 1, 2000                   Options at July 1, 2000 (1)
                 Name                     Exercisable        Unexercisable        Exercisable       Unexercisable
----------------------------------------------------------------------------------------------------------------------
Thomas T. Edman                             38,295              14,705          $ 1,210,534         $ 497,268
Graeme Hennessey                            34,545               3,455          $ 1,174,087           116,174
Lawrence D. Firestone                            0              38,000          $         0         1,269,114
C. Richard Condon                           33,545               3,455          $ 1,133,345           116,174
John S. Chapin                              34,545               3,455          $ 1,167,650           116,174

(1) The value of unexercised options reflects the increase in market value of our Common Stock from the date of grant through July 1, 2000 (when the closing price of our Common Stock was $36.625 per share). Value actually realized upon exercise by the Named Executives will depend on the value of our Common Stock at the time of exercise.

Other Plans

     In August 1992, the Board of Directors adopted a profit sharing plan for all full-time, non-executive employees. Historically, the amount contributed to the profit sharing pool, subject to the approval of the Board of Directors, has been approximately 10% of our pretax income before royalty and profit sharing expense. We have made monthly profit sharing payments to employees based on their employee pay level and length of service.


                              CERTAIN TRANSACTIONS

     We supply thin film coated glass to Information Products, Inc. for use in touch screen displays. Chad Quist, a director of our company, is the President of Information Products, Inc. Our net sales to Information Products, Inc. totaled $245,000 and $1.1 million for fiscal 2000 and for the first nine months of fiscal 2001, respectively. We believe the terms of our sales to Information Products, Inc. were negotiated on an arms-length basis and are no less favorable than the terms we would have negotiated with an independent third party.

     We purchased power supplies from Advanced Energy Industries, Inc. for use in ATX-700 systems. Richard P. Beck, a director of our company, is the Executive Vice President and Chief Financial Officer of Advanced Energy Industries, Inc. Our purchases from Advanced Energy Industries, Inc. totaled $583,000 and $573,000 for fiscal 2000 and for the first nine months of fiscal 2001, respectively. We believe the terms of our purchases from Advanced Energy
Industries, Inc. were negotiated on an arms-length basis and are no less favorable than the terms we would have negotiated with an independent third party.

     We purchase pumps from Leybold Vacuum, a subsidiary of Unaxis, and may from time to time purchase other parts and equipment from Unaxis. Aitor Galdos, a director of our company, is a Vice President and Corporate Development Manager of Unaxis. We believe the terms of our purchases from Leybold Vacuum were negotiated on an arms-length basis and are no less favorable than the terms we would have negotiated with an independent third party. Mr. Galdos was appointed to serve on our Board of Directors pursuant to an agreement providing that Unaxis will have the right to nominate one director as long as they own 10% or more common stock, subject to certain terms and conditions.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     On March 31, 2001, there were outstanding 6,752,214 total shares of Common Stock.


Security Ownership of Certain Beneficial Owners.

     The following table sets forth as of March 31, 2001, information concerning persons known to management who may be deemed to be beneficial owners of more than 5% of our common stock.

Name and Address of                                             Amount and Nature of                Percent of
    Beneficial Owner                                            Beneficial Ownership              Common Stock
--------------------------                                      ---------------------             ------------
Navellier & Associates and Navellier Fund                            724,769(1)                       10.7%
Management, Inc.
One East Liberty, Third Floor
Reno, Nevada  89501

Unaxis Deutschland GmbH (formerly                                    673,353(2)                       10.0%
Balzers Process Systems GmbH)
615 Epsilon Drive
Pittsburgh, Pennsylvania  15238

Suffolk Capital Management, Inc.                                     455,673(3)                        6.7%
1633 Broadway
New York, New York 10019

Pilgrim Investments, Inc.                                            443,000(4)                        6.6%
40 North Central Avenue
Phoenix, Arizona 85004

HBK Investments LP                                                   438,074(5)                        6.2%
300 Crescent Court
Suite 700
Dallas, Texas  75201

Maple Row Management, Inc.                                           427,515(6)                        6.3%
112 Rowayton Avenue
Rowayton, Connecticut  06853

Taunus Corporation (for Bankers Trust Company)                       364,800(7)                        5.3%
31 West 52nd Street
New York, NY  10019

Cecil Van Alsburg                                                    346,307(8)                        5.1%
9586 I-25 Frontage Road
Longmont, Colorado 80504

                                      NOTES

(1) Navellier & Associates along with Navellier Fund Management, Inc. disclosed to us on behalf of its investment advisory clients that it had acquired beneficial ownership of 812,649 shares of Common Stock as of November 24, 2000. Additional information provided to us indicates that Navellier and Associates acquired an additional 21,361 shares, but then sold 109,241 shares of our Common Stock bringing its beneficial ownership to 724,769. Navellier & Associates along with Navellier Fund Management, Inc. have sole power to dispose of and vote all such shares.

(2) On December 31, 2000, we issued 673,353 shares of Common Stock to Balzers Process Systems GmbH, a subsidiary of Unaxis Holding Ltd., as partial consideration for our acquisition on that same date of the LAC Division of Unaxis Holding Ltd. Balzers Process Systems GmbH has transferred the shares to Unaxis Deutschland GmbH, which has sole power to dispose of and vote all such shares.

(3) Suffolk Capital Management, Inc. disclosed to us on behalf of its investment advisory clients that it had acquired beneficial ownership of 455,673 shares of Common Stock as of March 31, 2001. Suffolk Capital Management has sole power to dispose of and vote all such shares.

(4) In a Schedule 13F, dated November 4, 2000, Pilgrim Investments disclosed on behalf of its investment advisory clients that it had acquired beneficial ownership of 379,700 shares of Common Stock. Additional information provided to us indicates that Pilgrim Investments subsequently increased its beneficial ownership by 63,300 shares of Common Stock, bringing its total beneficial ownership as of November 27, 2000, to 443,000 shares of Common Stock. Pilgrim Investments has sole power to dispose of and vote all such shares.

(5) In a Schedule 13G, dated January 16, 2001, HBK Investments L.P. disclosed on behalf of HBK Master Fund L.P. and Montrose Investments Ltd. that it had acquired beneficial ownership of 438,074 shares of Common Stock. HBK Investments L.P. has sole power to dispose of and vote all such shares.

(6) In a Schedule 13G, dated February 15, 2001, and delivered to us, Maple Row Management disclosed on behalf of its investment advisory clients that it had acquired beneficial ownership of 427,515 shares of Common Stock. Maple Row Management has sole power to dispose of and vote all such shares.

(7) In a Schedule 13G, dated February 14, 2001, and delivered to us, Taunus Corporation, as a holding company, disclosed on behalf of its subsidiary, Bankers Trust Company, that Bankers Trust Company had acquired beneficial ownership of 364,800 shares of Common Stock. Bankers Trust Company has sole power to dispose of and vote all such shares.

(8) Includes (i) 306,317 shares held by Mr. Van Alsburg, (ii) 1,490 shares held by Mr. Van Alsburg's spouse, and (iii) options to purchase 38,000 shares of Common Stock exercisable within 60 days.

Security Ownership of Management.

     The following table shows, as of March 31, 2001, the number of shares beneficially owned by each of the Company's directors, each of the Named Executives identified in the executive compensation tables of the Company's Annual Meeting Proxy Statement dated September 21, 2000, and by all Directors and Executive Officers as a group. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all of their respective shares.

                              Name                                  Amount and Nature of           Percent of Common
                                                                    Beneficial Ownership                 Stock
---------------------------------------------------------------------------------------------  -----------------------
Thomas T. Edman                                                           53,454  (1)                       *
Graeme Hennessey                                                          25,409  (2)                       *
Lawrence D. Firestone                                                     11,450  (3)                       *
Helmut Frankenberger                                                      1,000   (4)                       *
Jim Scholhamer                                                            19,268  (5)                       *
C. Richard Condon                                                         28,124  (6)                       *
Richard P. Beck                                                            4,455  (7)                       *
John S. Chapin                                                           323,317  (8)                       4%
Vincent Sollitto, Jr.                                                      3,455  (9)                       *
Chad D. Quist                                                              3,455 (10)                       *
Aitor Galdos                                                                   0 (11)                       *
Cecil Van Alsburg                                                        346,307 (12)                      5%
All Executive Officers and Directors as a Group (11 persons)             819,195 (13)                      9%
----------------------------------------------------------------------------------------------------------------------

     * Denotes ownership of less than 1%.

(1) Includes (i) 10,546 shares held by Mr. Edman and (ii) options to purchase 42,908 shares of Common Stock exercisable within 60 days.

(2) Consists of options to purchase 25,409 shares of Common Stock within 60 days.

(3) Includes (i) 50 shares held by Mr. Firestone's children, (ii) 1,900 shares held by Mr. Firestone and (iii) options to purchase 9,500 shares of Common Stock exercisable within 60 days.

(4)  Includes 1,000 shares held by Mr. Frankenberger.

(5) Includes options to purchase 19,268 shares of Common Stock exercisable within 60 days.

(6) Includes (i) 13,716 shares held by Mr. Condon and (ii) options to purchase 14,408 shares of Common Stock exercisable within 60 days.

(7)  Includes (i) 1,000  shares held by Mr. Beck  jointly  with his spouse,  and
     (ii) options to purchase 3,455 shares of Common Stock exercisable within 60 days.

(8) Includes (i) 114,603 shares held by Mr. Chapin, (ii) 170,714 shares held by the John Chapin Family Trust, of which Mr. Chapin is the Trustee, and (iii) options to purchase 38,000 shares of Common Stock exercisable within 60 days.

(9) Consists of options to purchase 3,455 shares of Common Stock exercisable within 60 days.

(10) Consists of options to purchase 3,455 shares of Common Stock exercisable within 60 days.

(11) Mr. Galdos currently hold no shares or options exercisable within 60 days.

(12) Includes (i) 306,317 shares held by Mr. Van Alsburg, (ii) 1,990 shares held by Mr. Van Alsburg's spouse, and (iii) options to purchase 38,000 shares of Common Stock exercisable within 60 days.

(13) Includes options to purchase 194,621 shares exercisable within 60 days.

Security Ownership of Selling Stockholders

     On January 16, 2001, Montrose Investments, Ltd. and Strong River Investments, Inc. each acquired Series A convertible preferred stock and a common stock purchase warrant convertible into shares of our common stock. Neither Montrose nor Strong River or their respective affiliates may use these preferred stock and warrants to acquire more than 9.999% each of our outstanding common stock. On January 16, 2001, RAM Capital Resources, LLC also acquired a warrant convertible into 18,987 shares of our common stock at an exercise price of $22.33 per share.

     The number of shares of our common stock listed in the table below as being beneficially owned by the selling stockholders includes the shares that are issuable to each of them, subject to a 9.999% limitation for each, upon exercise of the warrants or conversion of the preferred stock. However, the 9.999% limitation would not prevent a selling stockholder from acquiring and selling in excess of 9.999% of our common stock through a series of acquisitions and sales under the warrant or preferred stock, while never beneficially owning more than 9.999% at any one time.

     This prospectus relates to the resale of shares of our common stock by the selling stockholders. The table below sets forth information with respect to the resale of shares of our common stock by the selling stockholders. We determined the number of shares of common stock to be offered for resale by this prospectus by agreement with the selling stockholders and in order to adequately cover the number of shares required. Pursuant to a registration rights agreement between us and the preferred stock holders, this prospectus covers the resale of 200% of the number of shares of common stock issuable upon full conversion of the preferred stock determined as if the Preferred Stock were converted on April 24, 2001, at an amended conversion price equal to the closing market price on April 24, 2001, plus the shares issuable upon full exercise of the warrants. We will not receive any proceeds from the resale of common stock by the selling stockholders, although we may receive proceeds from the exercise of warrants. Assuming all of the shares of our common stock registered below are sold by the selling stockholders, the selling stockholders will not continue to own any shares of our common stock.

     Beneficial ownership includes shares of outstanding common stock and shares of common stock that a person has a right to acquire within 60 days after the date of this prospectus. The percentage of common stock outstanding after this offering is based on 6,752,214 shares of common stock issued and outstanding as of March 31, 2001.

              Name                  Number of Shares of        Number of Shares       Number of Shares of Common
                                 Common Stock Beneficially    to be Offered for     Stock/Percentage of Class to be
                                          Owned at                Resale (2)         Owned After Completion of the
                                     March 31, 2001(1)                                       Offering (3)
 ------------------------------- ---------------------------  -------------------  ----------------------------------
 Montrose Investments, Ltd.               337,975                      873,501                   0
 Strong River Investments, Inc.           225,317                      582,387                   0
 RAM Capital Resources, LLC                18,987                       18,987                   0
 Total                                    582,279                    1,474,875                   0

(1) This amount reflects the maximum amount of shares of our common stock into which the common stock purchase warrants and Series A convertible preferred stock owned by each investor are exercisable or convertible within the next 60 days based on 6,752,214 outstanding shares on March 31, 2001.

(2) Pursuant to the registration rights agreement, this prospectus covers the resale of 200% of the number of shares of common stock issuable upon full conversion of the Series A convertible preferred stock as if it were converted on April 24, 2001, at an amended conversion price equal to the closing market price on April 24, 2001 and assuming that the dividend will not be paid in cash for three years, plus the shares issuable upon full exercise of the warrants.

(3)  Assumes sale of all shares offered hereby.

     There is no assurance that the selling stockholders will exercise their warrants or will otherwise opt to sell any of the shares offered hereby. To the extent required, the specific shares to be sold, the names of the selling stockholders, other additional shares of common stock beneficially owned by the selling stockholders, the public offering price of the shares to be sold, the names of any agent, dealer or underwriter employed by the selling stockholders in connection with such sale, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying prospectus supplement.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock and provisions of our amended and restated articles of incorporation and amended and restated bylaws is a summary and is qualified in its entirety by the provisions of our articles of incorporation and bylaws, which have been filed as exhibits to our registration statement, of which this prospectus is a part.

     Upon completion of this offering, our authorized capital stock will consist of 40,000,000 shares of common stock and 1,000,000 shares of preferred stock, all without par value. As of March 31, 2001, 6,752,214 shares of common stock and 1,000 shares of preferred stock were issued and outstanding.

Common Stock

     Holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Holders of common stock do not have the right to cumulate votes with respect to election of directors. Accordingly, holders of a majority of the shares of common stock voting in any election of directors will have the ability to elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors of legally available funds, subject to any preferences that may be awarded to any outstanding preferred stock. In the event of a liquidation, dissolution and winding up of our company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. All of the outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, when issued and paid for, fully paid and nonassessable.

Preferred Stock

Series A Convertible Preferred Stock

     General

     On January 16, 2001, we issued 1,000 shares of Series A convertible preferred stock of Applied Films Corporation, $10,000 stated value per share, in a private placement to select institutional investors. The Series A convertible preferred stock is convertible into common stock at a conversion price of $19.75 per share, subject to certain adjustments. We also issued to the purchasers of the Series A preferred stock and to RAM Capital Resources, LLC warrants to purchase an aggregate 75,949 shares of our common stock with a warrant exercise price of $22.33 and warrants to purchase 17,468 shares of common stock with a warrant exercise price of $20.09 per share, respectively, subject to certain adjustments. The proceeds of the offering, before expenses, were $10,000,000. We would receive an additional $2,046,873 if the warrants were exercised in full.

     Dividends

     The Series A convertible preferred stock yields a dividend of 7.0% per annum, payable quarterly. The dividend rate will increase to 8.5% if we have not caused the Series A convertible stock to be exchanged for debentures as described below by October 16, 2001.

     At our option, dividends may be paid in cash or by adding the per share amount of such dividend to the stated value of the Series A convertible preferred stock, subject to satisfaction of certain conditions.

     Conversion

     The selling security holders have the right to convert the Series A convertible preferred stock into shares of our common stock. The number of shares of common stock to be issued upon conversion of the Series A preferred convertible stock is determined by dividing the sum of stated value plus accrued and unpaid dividends by the applicable conversion price as described below. The applicable conversion price is $19.75, subject to certain adjustments.

     Subject to the conditions discussed below, on or after the date the registration statement related to the Series A convertible preferred stock is declared effective, we have the right to require conversion of any or all of the outstanding Series A convertible preferred stock based on the then applicable conversion price. Among the conditions to our ability to require conversion of the Series A convertible preferred stock are the following:

     - the closing price of our common stock must, for thirty consecutive trading days, exceed 135% of the conversion price applicable on each such day;

     -    the   conversion   must  be  made  on  a  pro  rata  basis  under  the
          corresponding provisions of all outstanding shares of Series A convertible preferred stock;

     - there are sufficient authorized but unissued and otherwise unreserved shares of common stock for such issuance;

     - the shares of common stock are registered for resale under the federal securities laws or may be sold without volume restrictions pursuant to Rule 144(k) under the Securities Act of 1933, as amended;

     -    the common stock is listed on a specified trading market;

     - such issuance would not violate the rules or regulations of the trading market;

     - such issuance would not cause any holder of Series A convertible preferred stock to become the beneficial owner of more than 9.999% of our outstanding common stock; or

     - we are not in default under the documents governing the issuance of the Series A convertible preferred stock.

     No holder may convert any Series A convertible preferred stock exceeding the number of shares which, upon giving effect to such conversion, would cause the holder, together with the holder's affiliates, to have acquired a number of shares of common stock that would exceed 9.999% of our then outstanding common stock.

     Repurchase Option

     We also have the right, provided specified conditions are satisfied, to repurchase some or all of the outstanding Series A convertible preferred stock for cash equal to 114% of the price paid for each preferred share plus accrued dividends. The conditions to our right to repurchase Series A convertible preferred stock include, among others:

     - we have timely delivered shares of common stock upon conversion of the Series A convertible preferred stock and exercise of the related warrants;

     - a registration statement relating to the Series A convertible preferred stock and warrants has been effective for at least 20 days prior to the redemption date covering the resale of that number of shares required to be registered pursuant to the related registration rights agreement;

     - the common stock has been listed on a national market or exchange for at least 20 days prior to the redemption date;

     - we have not failed to timely make any payments due to the holders of the Series A convertible preferred sto ck later than 5 business days after such payment was due; and

     - on or after June 30, 2001 the registration statement covering the resale of the shares of common stock underlying the Series A convertible preferred stock and the related warrants has been declared effective.

     Preferred Stockholder's Annual and Special Put Option

     On January 16, 2002, and January 16, 2003, the holders of Series A convertible preferred stock share an annual put right, in their sole discretion, to convert all or any portion of their Series A convertible preferred stock into common stock at an amended conversion price equal to the average of the closing prices for our common stock on the ten trading days immediately preceding the annual put date.

     If at any time after July 16, 2001, our equity market capitalization is less than $50 million for 20 consecutive trading days, then the holders of Series A convertible preferred stock shall have a special put right in their discretion to convert all or a portion of the then outstanding Series A convertible preferred stock into common stock at a conversion price equal to the average of the of the closing prices for our common stock on the ten trading days immediately preceding the date on which they exercise their special put option.

     However, in lieu of allowing the holders of Series A convertible preferred stock to exercise their annual put option or their special put option, we may elect to repurchase all or a portion of the outstanding Series A convertible preferred stock at 114% of the stated value of the Series A convertible preferred stock plus all accrued but unpaid dividends in the case of the special put option and at 100% of the stated value of the Series A convertible preferred stock plus all accrued but unpaid dividends in the case of the annual put option.

     Exchange for Debentures

     At any time we have the option to exchange all (but not less than all) of the outstanding shares of Series A convertible preferred stock for our 5% Convertible Debentures due January 16, 2004, having an aggregate principal amount equal to the stated value of the Series A convertible preferred stock plus all accrued but unpaid dividends. The Convertible Debentures, when and if issued, will be convertible into our common stock at a conversion price of $19.75 per share, subject to certain adjustments. The convertible debentures are convertible into common stock on the terms described in the form of convertible debenture attached as Exhibit B to the Certificate of Designations for the Series A convertible preferred stock.

     Liquidation Preference

     In the event of our liquidation, the holders of the Series A convertible preferred stock will be entitled to a liquidation preference before any amounts are paid to the holders of our common stock. The liquidation preference is equal to the amount originally paid for the Series A convertible preferred stock, or $10,000 per share, plus accrued and unpaid dividends on any outstanding Series A convertible preferred stock.

     Voting Rights

     Other than as required by law, the holders of the Series A convertible preferred stock have no voting rights except that we may not, without the approval of a majority of the shares of Series A preferred stock then outstanding (a) alter or change adversely the powers, preferences or rights of the Series A convertible preferred stock or amend the Certificate of Designation for the Series A convertible preferred stock, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation senior or otherwise pari passu with the Series A preferred stock, (c) amend our articles of incorporation or other governing documents to adversely affect the rights of the holders of Series A preferred stock, (d) increase the authorized number of shares of preferred stock, (e) incur or create any indebtedness other than certain permitted senior indebtedness, or (f) enter into any agreement with respect to the foregoing.

     Warrants

     Warrants to purchase 75,949 shares of our common stock were issued in connection with the sale of the Series A convertible preferred stock as of January 16, 2001 at an exercise price of $22.33 per share, subject to anti-dilution adjustments. The warrants have a five year term expiring January 16, 2006. In addition, in connection with the sale of the Series A convertible preferred stock we issued a warrant to purchase 17,468 shares of common stock with a warrant exercise price of $20.09 per share. We intend to use the proceeds if the warrants are exercised primarily for working capital and general corporate purposes.

Registration Rights

     The holders of the Series A convertible preferred stock and related warrants are entitled to have the shares of common stock underlying such securities registered by us under the terms of an agreement between us and the holders of the Series A convertible preferred stock and related warrants. We are also required to maintain the effectiveness of the registration statement covering such shares of common stock until the earlier of: the date as of which the holders of the Series A convertible preferred stock and warrants may sell all of the shares of common stock covered by such registration statement under Rule 144(k) of the Securities Act, or the date on which the holders of the Series A convertible preferred stock and warrants have sold all of the shares of common stock issued or issuable upon conversion of the Series A convertible preferred stock and exercise of the related warrants.

     We will bear all registration expenses, other than underwriting discounts and commissions, with respect to the registration statement relating to the Series A convertible preferred stock and the related warrants.

Transfer Agent

     The transfer agent and registrar for our common stock is Computer Share, Denver, Colorado.

Certain Article and Bylaw Provisions and Provisions of Colorado Law

     Our Amended and Restated Articles of Incorporation contain the following provisions that may have the effect of delaying, deferring or preventing a hostile takeover or change of control:

     -    the terms of the board of directors are staggered into three classes;

     -    cumulative voting in elections is prohibited;

     - we cannot engage in a business combination with an interested shareholder unless the business combination is approved in a prescribed manner. A "business combination" includes a merger or consolidation, the sale, lease, exchange, pledge or other transfer of our assets or our dissolution and liquidation, and an "interested shareholder" is a person who owns beneficially 10% or more of our voting stock;

     - when considering a tender offer or a merger acquisition proposal, the board of directors may consider factors other than potential financial benefits to stockholders, including the adequacy and fairness of the consideration to be received, the potential social and economic impact on us, our employees and vendors, and the communities in which we operate;

     - generally, a business combination with another corporation or our voluntary dissolution and liquidation is permissible only with the affirmative vote of 66 2/3% of the outstanding voting securities; and

     - our stockholders may amend our bylaws or adopt new bylaws only by the affirmative vote of 66 2/3% of the outstanding voting securities.

Indemnification; Limitation of Liability

     Pursuant to provisions of the Colorado Business Corporation Act, we have adopted provisions in our articles and have entered into director and officer indemnity agreements that permit us to indemnify our directors to the fullest extent permitted by Colorado law, except that we will not indemnify any director
(i) in connection with a proceeding by or in the right of the corporation in which the director was judged liable to the corporation; or (ii) in connection with any other proceedings charging that the director derived an improper personal benefit in which the director was judged liable on this basis. We have also entered into indemnity agreements with certain of our officers providing for similar indemnification. In addition, our articles eliminate the personal liability of our directors to us or to our stockholders for monetary damages for breach of their duty of due care, except that there is no elimination or limitation of liability for any breach of a director's duty of loyalty to us or to our stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts providing for an unlawful distribution of our assets, or any transaction from which the director directly or indirectly derived an improper personal benefit.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     -    ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits purchasers;

     - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     -    purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account;

     -    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange; privately negotiated transactions;

     -    short sales;

     - broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     -    a combination of any such methods of sale; and

     -    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

     The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon for us and the selling stockholders by Varnum, Riddering, Schmidt & Howlett LLP, Grand Rapids, Michigan.

                                     EXPERTS

     The consolidated financial statements of Applied Films Corporation included in this prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports.

     The combined financial statements of Large Area Display, a combined operating entity of Balzers and Leybold Holding Deutschland AG, included in this prospectus have been audited by Ernst & Young Deutshe Allgemeine Treuhand AG, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     We have filed a registration statement on Form S-1 with the Securities and Exchange Commission relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus concerning the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

     For further information with respect to us and the common stock offered hereby, reference is made to the Registration Statement. A copy of the Registration Statement can be inspected by anyone without charge at the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60601. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (which can be found at http://www.sec.gov) that contains information regarding registrants that file electronically with the Commission.

                    APPLIED FILMS CORPORATION AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Historical:

  Applied Films Corporation and Subsidiaries
                                                                             F-3
    Consolidated Balance Sheets as of July 1, 2000, July 3, 1999 and
    March 31, 2001 (unaudited)
                                                                             F-4

    Consolidated Statements of Operations for the fiscal years ended
    July 1, 2000, July 3, 1999, June 27, 1998, and the nine months ended March 31, 2001 and April 1, 2000 (unaudited)
                                                                             F-5

    Consolidated Statements of Stockholders' Equity for the fiscal years ended July 1, 2000, July 3, 1999, June 27, 1998
                                                                             F-6

    Consolidated Statements of Cash Flows for the fiscal years ended
    July 1, 2000, July 3, 1999, June 27, 1998, and the nine months ended March 31, 2001 and April 1, 2000 (unaudited)
                                                                             F-7

    Notes to Consolidated Financial Statements
  Large Area Display

                                                                            F-24
    Combined Statements of Assets Acquired and Liabilities Assumed as of December 31, 1999 and 1998
                                                                            F-25
    Combined Statements of Revenues and Direct Costs for the years ended December 31, 1999 and 1998
                                                                            F-26
    Notes to Combined Financial Statements
                                                                            F-33
    Unaudited Interim Condensed Combined Statement of Assets
    Acquired and Liabilities Assumed as of June 30, 2000
                                                                            F-34
    Unaudited Interim Condensed Combined Statements of Revenues and Direct Costs for the six months ended June 30, 2000 and 1999
                                                                            F-35
    Notes to Unaudited Interim Condensed Combined Financial Statements

Pro Forma:

    Applied Films Corporation and Subsidiaries
                                                                            F-41
    Unaudited Pro Forma Consolidated Statements of Operations for the twelve months ended July 1, 2000
                                                                            F-42
    Unaudited Pro Forma Consolidated Statements of Operations for the nine months ended March 31, 2001
                                                                            F-43
    Notes to Unaudited Pro forma Statements of Operations

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders of Applied Films Corporation:

     We have audited the accompanying consolidated balance sheets of APPLIED FILMS CORPORATION (a Colorado corporation) and subsidiary as of July 1, 2000 and July 3, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal years ended July 1, 2000, July 3, 1999, and June 27, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Applied Films Corporation and subsidiary, as of July 1, 2000 and July 3, 1999, and the consolidated results of their operations and their cash flows for the fiscal years July 1, 2000, July 3, 1999, and June 27, 1998, in conformity with accounting principles generally accepted in the United States.



                                /s/ ARTHUR ANDERSEN LLP
Denver, Colorado
July 18, 2000

                   APPLIED FILMS CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)

                                                                                    July 1,       July 3,       March 31,
                                                                                   --------      --------      ---------
                                                                                     2000          1999          2001
                                                                                     ----          ----          ----
ASSETS                                                                                                       (unaudited)
Current assets:
   Cash and cash equivalents                                                        $32,058       $ 1,163     $   17,040
   Marketable securities                                                             20,167            --          9,043
   Accounts and trade notes receivable, net of allowance
    of $188, $73 and $1,724
     Coated glass and other                                                           6,273         5,501         19,080
     Costs and profit in excess of billings                                           4,571            --         58,232
     Due from Joint Venture                                                             219         1,560             --
   Inventories, net                                                                  10,006         8,152         16,287
   Assets held for sale                                                               2,251            --             --
   Prepaid expenses and other                                                           187           675          1,410
   Income tax receivable                                                                 --           711             --
   Deferred tax asset, net                                                              480           169          1,192
                                                                                    -------       -------    -----------
       Total current assets                                                          76,212        17,931        122,284
Property, plant and equipment:
   Land                                                                                 270           270            270
   Building                                                                             226           226            226
   Machinery and equipment                                                           11,443        15,491         13,026
   Office furniture and equipment                                                       356           444          2,406
   Leasehold improvements                                                             1,504         1,340          1,643
                                                                                    -------       -------       --------
                                                                                     13,799        17,771         17,571
   Accumulated depreciation                                                          (8,479)       (9,144)        (9,299)
                                                                                    -------       -------    ------------
     Total property, plant and equipment                                              5,320         8,627          8,272
                                                                                    -------       -------    -----------

Investment in Joint Venture                                                           5,746         3,637          9,637
Deferred tax asset, net                                                                 136            --          5,081
Goodwill and other intangible assets, net of accumulated amortization of $0,
   $0 and $2,469, respectively                                                           --            --         62,650
Other assets                                                                             64            --            564
                                                                                    -------       -------    -----------
                                                                                    $87,478       $30,195     $  208,488
                                                                                    =======       =======     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Trade accounts payable                                                           $ 9,971       $ 3,950     $   11,848
   Accrued expenses                                                                   2,138         1,656         42,304
   Income tax payable                                                                    98            --             --
   Billings in excess of revenue                                                         --            --         45,500
   Current portion of -
     Deferred revenue                                                                   164           236            302
     Deferred gain                                                                       56            56             56
     Long-term debt                                                                      --           221             --
                                                                                    -------       -------     ----------
                Total current liabilities                                            12,427         6,119        100,010

Long-term debt, net of current portion                                                   --         7,180          8,983
Deferred revenue, net of current portion                                              1,210         1,356          2,196
Deferred gain, net of current portion                                                   644           700            603
Deferred tax liability, net                                                              --           182             --
                                                                                    -------       -------     ----------
                Total liabilities                                                    14,281        15,537        111,792
                                                                                    -------       -------     ----------

Commitments (Note 11)
Stockholders' equity:
   Preferred stock, no par value, 1,000,000 shares authorized; 0 and 1,000
     shares outstanding, respectively                                                    --            --          8,619
   Common stock; no par value, 10,000,000 shares authorized, 6,040,856,
     3,487,058 and 6,752,215 shares issued and outstanding at July 1, 2000,
     July 3, 1999, and March 31, 2001, respectively                                  64,959         9,473         82,411
   Warrants and stock options                                                            --            --            876
   Other cumulative comprehensive gain (loss)                                           (20)           --           (139)
   Retained earnings                                                                  8,258         5,185          4,929
                                                                                    -------       -------     ----------
                Total stockholders' equity                                           73,197        14,658         96,696
                                                                                    -------       -------     ----------
                                                                                    $87,478       $30,195     $  208,488
                                                                                    =======       =======     ==========

The accompanying notes are an integral part of these consolidated balance sheets.

                   APPLIED FILMS CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                     ------------------------------------------------------------------------
                                                            For The Fiscal Years Ended                Nine Months Ended
                                                     ------------------------------------------------------------------------
                                                        July 1,        July 3,      June 27,     March 31,       April 1,
                                                         2000           1999          1998          2001           2000
                                                                                                       (unaudited)
Net Revenues                                           $ 42,292        $ 31,523      $ 53,041      $ 72,187     $ 27,455

Cost of goods sold                                       36,633          27,070        42,150        59,503       23,818
                                                         ------          ------      --------        ------       ------
Gross profit                                              5,659           4,453        10,891        12,684        3,637
    Selling, general and administrative expenses          4,324           3,760         5,067         9,580        2,821
    Research and development expenses                     1,409           1,044         1,243         3,529        1,024
    Amortization of goodwill and other
      intangible assets                                      --              --            --        13,969           --
                                                       --------        --------      --------      --------      -------
Income (loss) from operations                               (74)           (351)        4,581       (14,394)        (208)
Interest income (expense)                                   447            (553)         (441)        1,111         (200)
Other income (expense)                                      272              40           197           447          312
Equity earnings in Joint Venture                          2,381             382            --         3,973        1,515
                                                       --------        --------       -------         -----        -----
Income (loss) before income taxes and
  cumulative effect of change in accounting
  principle                                               3,026            (482)        4,337        (8,863)       1,419
Income tax benefit (provision)                               97             258        (1,480)        5,705          224
                                                       --------        --------       -------         -----          ---
Income (loss) before cumulative effect
    of change in accounting principle                     3,123            (224)        2,857        (3,158)       1,643
                                                       --------        --------      --------        ------        -----
Cumulative effect of change in
    accounting principle                                    (50)             --           --             --          (50)
Net income (loss)                                      $  3,073        $   (224)    $   2,857       $(3,158)      $1,593
                                                       ========        ========     =========       =======       ======
Net income (loss) per common share:
    Basic                                              $   0.72        $  (0.06)    $    0.90        $(0.53)        0.43
                                                        =======        ========     =========       =======         ====
    Diluted                                            $   0.69        $  (0.06)    $    0.85        $(0.53)        0.40
                                                       ========        ========     =========        =======        ====
Weighted average common shares outstanding:
    Basic                                                4,255            3,478         3,181         6,282        3,662
                                                         =====            =====         =====         =====        =====
    Diluted                                              4,439            3,478         3,375         6,282        3,967
                                                         =====            =====         =====         =====        =====

The accompanying notes are an integral part of these consolidated statements.

                   APPLIED FILMS CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

     FOR THE FISCAL YEARS ENDED JULY 1, 2000, JULY 3, 1999 AND JUNE 27, 1998
                       (In thousands, except share data)

                                                                                  Other
                                                                                Cumulative                                 Total
                                            Common Stock    Held by Affiliate  Comprehensive    Deferred     Retained  Stockholders'
                                         Shares     Amount  Shares    Amount     Gain (Loss)   Compensation  Earnings      Equity
------------------------------------------------------------------------------------------------------------------------------------
Balances, June 28, 1997                2,799,998    $4,245  $(3,749)  $  (26)          --       $   (31)      $ 2,552      $ 6,740
------------------------------------------------------------------------------------------------------------------------------------
   Issuance of shares in
     connection with IPO
     (net of underwriters'
     commissions of $297)                676,439     5,205       --       --           --            --            --        5,205

   Liquidation of affiliate               (3,749)      (26)   3,749       26           --            --            --           --

   Comprehensive income:
     Net income                               --        --       --       --           --            --         2,857        2,857

     Amortization of deferred
         compensation                         --        --       --       --           --            24            --           24
------------------------------------------------------------------------------------------------------------------------------------
Balances, June 27, 1998                3,472,688     9,424       --       --           --            (7)        5,409       14,826
------------------------------------------------------------------------------------------------------------------------------------
   Net (loss)                                 --        --       --       --           --            --          (224)        (224)

   ESPP stock issuance                    10,564        33       --       --           --            --            --           33

   Exercise of stock options               3,806        16       --       --           --            --            --           16

   Amortization of deferred
     compensation                             --        --       --       --           --             7            --            7
------------------------------------------------------------------------------------------------------------------------------------
Balances, July 3, 1999                 3,487,058     9,473       --       --           --            --         5,185       14,658
------------------------------------------------------------------------------------------------------------------------------------
   Net income                                 --        --       --       --           --            --         3,073        3,073

   ESPP stock issuance                     5,481        39       --       --           --            --            --           39

   Stock options, including income
     tax benefits of $253                 48,317       383       --       --           --            --            --          383

   Issuance of shares in
     Connection with secondary
     offering (net of offering
     costs of $461)                    2,500,000    55,064       --       --           --            --            --       55,064

   Comprehensive income:
     Unrealized gain (loss) on foreign
         currency translation                 --        --       --       --          (20)           --            --         (20)
------------------------------------------------------------------------------------------------------------------------------------
Balances, July 1, 2000                 6,040,856   $64,959       --   $   --     $    (20)      $    --       $ 8,258      $73,197
------------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated statements.

                   APPLIED FILMS CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                    ----------------------------------------------------------------
                                                                          For The Fiscal Years Ended              Nine Months Ended
                                                                    ----------------------------------------------------------------
                                                                      July 1,       July 3,      June 27,     March 31,     April 1,
                                                                       2000          1999          1998          2001         2000
Cash Flows from Operating Activities:                                                                                (unaudited)
    Net income (loss)                                                 $ 3,073       $  (224)      $ 2,857       $(3,158)    $ 1,593
    Adjustments to reconcile net income (loss) to net cash flows from operating activities -
       Depreciation                                                     1,826         1,759         1,800         1,123       1,342
       Amortization of deferred compensation                               --             7            24            --          --
       Amortization of deferred gain on lease and Joint Venture          (220)         (108)          (22)          (83)       (117)
       Amortization of goodwill and other intangible assets                --            --            --         2,469          --
       Non-cash compensation expense                                       --            --            --           142          --
       Deferred income tax (benefit) provision                           (628)          530          (558)        1,424        (413)
       Loss (gain) on disposals of property, plant and equipment           84           (20)           (4)           --          --
       Equity in earnings of affiliate                                 (2,217)         (330)          (50)       (3,973)     (1,463)
       Deferred gain on equipment sale to Joint Venture                    --         1,588            --            --          --
       Cost of equipment sale to Joint Venture                             --         1,693            --            --          --
       Changes in:
         Accounts and trade notes receivable, net                        (991)          385          (985)       (3,606)     (1,638)
         Costs and profits in excess of billings                       (3,011)           --            --         2,541      (1,335)
         Inventories                                                   (1,872)        1,903        (3,895)        4,929      (1,880)
         Prepaid expenses and other                                       538           273          (520)       (2,824)        292
         Accounts payable - and accrued expenses                        6,503        (2,534)        3,122         5,590       4,269
         Deferred revenue                                                  --            --        (1,500)        1,125          --
         Billings in excess of revenue                                     --            --            --        11,699       1,711
         Income taxes payable (receivable)                                809        (1,002)          (61)          (98)        222
                                                                      -------       -------       -------       -------     -------
Net cash flows from operating activities                                3,894         3,920           208        17,300       2,583
                                                                      -------       -------       -------       -------     -------

Cash Flows from Investing Activities:
    Purchases of property, plant, and equipment                          (484)       (2,959)       (5,415)         (913)       (357)
    Proceeds from sale of property, plant, and equipment                   --           159         2,184            --          --
    Acquisition of LAC                                                     --            --            --       (60,705)         --
    Purchase of assets held for sale                                     (369)           --            --            --          --
    Investment in Joint Venture                                            --        (3,236)          (71)           --          --
    Proceeds from liquidation of investment in affiliate                   --            --           172            --          --
    Proceeds from sale of lease purchase option                            --            --           834            --          --
    Purchases of marketable securities                                (21,367)           --            --            --          --
    Proceeds from sale of marketable securities                         1,200            --            --        11,124          --
    Other                                                                 (64)           --            --            --          --
                                                                      -------       -------       -------       -------     -------
Net cash flows from investing activities                              (21,084)       (6,036)       (2,296)      (50,494)       (357)
                                                                     --------       -------       -------       --------    -------

Cash flows from Financing Activities:
    Proceeds from borrowings of long-term debt                          3,623        12,747        16,715        11,115       3,443
    Repayment of long-term debt                                       (11,024)       (9,598)      (20,048)       (2,132)    (10,818)
    Stock issuance on stock purchase plan, and stock options              422            49         5,205           126         137
    Proceeds from issuance of preferred stock and warrants, net            --            --            --         9,352          --
    Proceeds from secondary offering                                   55,525            --            --            --      55,317
    Dividends paid on preferred stock                                      --            --            --          (146)         --
    Offering costs                                                       (461)           --            --            --          --
                                                                      -------       -------       -------       -------     -------
Net cash flows from financing activities                               48,085         3,198         1,872        18,315      48,079
                                                                      -------       -------       -------       -------     -------

Effect if exchange rate changes on cash and cash equivalents               --            --            --          (139)         --
Net increase (decrease) in cash                                        30,895         1,082          (216)      (15,018)     50,305
Cash and cash equivalents, beginning of period                          1,163            81           297        32,058       1,163
                                                                      -------       -------       -------       -------     -------
Cash and cash equivalents, end of period                              $32,058       $ 1,163       $    81       $17,040     $51,468
                                                                      =======       =======       =======       =======     =======
Supplemental cash flow information:
    Cash paid for interest, net of amounts capitalized                $   366       $   735       $   767       $   342     $   351
                                                                      =======       =======       =======       =======     =======
    Cash paid (received) for income taxes, net                        $  (560)      $  (100)      $ 2,109       $    --     $    --
                                                                      =======       =======       =======       =======     =======

The accompanying notes are an integral part of these consolidated statements.

                    APPLIED FILMS CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) COMPANY ORGANIZATION AND OPERATIONS

     Applied Films Corporation, (the "Company" or "AFCO"), was originally incorporated in 1992 as a Michigan corporation. In June 1995, the Company reincorporated in Colorado. The Company's principal line of business is the manufacture and sale of thin film glass for use in flat panel and liquid crystal displays. During 1997, the Company began selling its thin film coating glass manufacturing equipment to flat panel display manufacturers. The Company experiences risks common to technology companies, including highly competitive and evolving markets for its products.

     The Company was formed in May 1992 as the result of a merger between Applied Films, Inc. ("AFI") and a wholly owned subsidiary of Donnelly Corporation ("Donnelly"), Donnelly Coated Corporation ("DCC"). As a result of the merger, Donnelly owned 50% of the outstanding common stock of the Company, with the remaining 50% owned by the former shareholders of AFI.

     On December 31, 2000, the Company completed the purchase of the Large Area Coatings Division of Unaxis Holding AG ("LAC") for cash and common stock (Note
3). LAC designs, manufactures and sells, large in-line coating equipment in four areas, serving several markets as follows; Display Coaters, Architectural Glass Coaters, Web Coaters, and PET Bottle Coaters. The LAC division manufactures coating equipment in Alzenau, Germany and has sales and service offices in Hong Kong, Taiwan, Korea, Japan, Belgium and China and employs approximately 440 people.

     Initial Public Offering

     In November 1997, the Company completed an initial public offering (the "Offering") of 1,900,000 shares. In connection with this offering, Donnelly sold its 50% interest in the Company, consisting of 1,400,000 shares. An additional 500,000 shares were newly issued in the Offering. In December 1997, an additional 176,439 shares were issued to the underwriters in connection with completion of the Offering. Donnelly paid substantially all costs of this underwriting, other than commissions related to the 500,000 new shares.

     Joint Venture

     In June of 1998, the Company formed a 50/50 Joint Venture (the "Joint Venture") in China with Nippon Sheet Glass Co. ("NSG"), to process, sell and export certain types of thin film coated glass (Note 5).

     Secondary Offering

     In March 2000, the Company completed a secondary public offering of 3,066,500 shares, including 2,500,000 newly issued shares. In connection with this offering, certain founders sold less than 50% of their interest consisting of 566,500 shares.

(2) SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation

     The accompanying consolidated financial statements include the Company's wholly owned subsidiary, DAF Export Corporation, which is treated as a Foreign Sales Corporation ("FSC") for federal income tax purposes. The accounts of the subsidiary have been consolidated with the accounts of the Company in the accompanying financial statements. All intercompany accounts and transactions have been eliminated in consolidation.

     Unaudited Financial Information

     The accompanying interim financial information as of March 31, 2001 and for the nine month periods ended March 31, 2001 and April 1, 2000 are unaudited. In the opinion of management, all adjustments (consisting of normal recurring adjustments) have been included that are necessary to provide a fair statement of the results of those interim periods presented. The results of operations for the quarter ended March 31, 2001 are not necessarily indicative of the results to be expected for the entire year.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Joint Venture Income Taxes

     During fiscal year 2000, the Company determined that the earnings from the Joint Venture would not be distributed to the Company for the foreseeable future, therefore a provision for U.S. income taxes need not be provided on the earnings from the Joint Venture. During fiscal year 1999, the Company accrued for income taxes to be paid on the earnings in the Joint Venture at a rate of 34%. Based on the fiscal year 2000 determinations, the taxes originally provided during fiscal year 1999, as well as those provided through the first quarter of fiscal year 2000 on the earnings from the Joint Venture, were reversed in the second quarter of fiscal year 2000 resulting in an additional tax benefit for fiscal year 2000 of approximately $260,000.

     Fiscal Year

     The Company has adopted a fiscal year ending on the Saturday nearest June 30, which will result in fiscal years composed of 52 or 53 weeks. Fiscal years 2000, 1999 and 1998 include 52, 53 and 52 weeks, respectively.

     Cash and Cash Equivalents

     The Company generally considers all highly liquid investments with an original maturity of less than 90 days to be cash equivalents.

     Marketable Securities

     The Company classifies all of its short-term investments that do not qualify as cash equivalents as trading securities. Such short-term investments consist of municipal debt securities and corporate bonds. Trading securities are bought and held principally for the purpose of selling them in the near term. Realized gains and losses on such securities are reflected as other income in the accompanying statement of operations. Trading securities are carried at current market value which are based upon quoted market prices using the specific identification method.

     As of July 1, 2000, the Company had $3.5 million and $16.7 million in corporate bonds and municipal debt securities, respectively. The Company had no significant concentration of credit risk arising from investments and had no significant unrealized gains or losses at July 1, 2000.

     As of March 31, 2001, the Company had $1.5 million and $7.4 million in corporate bonds and municipal debt securities, respectively.

     Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market. Inventories at July 1, 2000, July 3, 1999 and March 31, 2001 consist of the following (in thousands):

                                                              July 1,        July 3,      Nine Months Ended
                                                               2000           1999         March 31, 2001
                                                              ------        --------       --------------
                                                                                             (unaudited)
       Raw materials, net.............................       $   4,003      $   3,797           $   2,723
       Work-in-process................................              --             23               6,203
       Materials for manufacturing systems............             195            192               3,161
       Finished goods, net............................           5,808          4,140               4,200
                                                             ---------      ---------           ---------
                                                             $  10,006      $   8,152           $  16,287
                                                             =========      =========           =========

     Property, Plant, and Equipment

     Property, plant, and equipment are stated at cost. Replacements, renewals and improvements are capitalized and costs for repairs and maintenance are expensed as incurred. Depreciation is computed on straight-line or accelerated methods over the following estimated useful lives. Leasehold improvements are depreciated over the lesser of the useful life of the asset or lease term.

                                                                 Estimated
                                                                Useful Lives
      Building                                                    30 years
      Machinery and equipment                                    3-10 years
      Office furniture and equipment                             3-5 years

     Deferred Gain

     During June 1997, the Company entered into a lease transaction with a third party for the Company's manufacturing and administrative facility in Longmont, Colorado, which included a purchase option early in the lease period. The Company sold this purchase option to another third party, who exercised this option and purchased the building. The Company then entered into a new lease of the facility (Note 11). The Company received $834,000 for this purchase option, which is deferred and is being amortized on a straight line basis over the term of the lease of 15 years.

     Coated Glass Revenue Recognition

     Coated glass revenues are recognized upon shipment to the customer pursuant to the terms specified in the purchase order. A provision for estimated sales returns and allowances is recognized in the period of the sale.

     Equipment Sales Revenue Recognition

     Revenues on substantially all contracts relating to the sales of thin film coating equipment are recognized on the percentage-of-completion method in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position No. 81-1 "Accounting for Performance of Construction - Type and Certain Production-Type Contracts" ("SOP 81-1"). Pursuant to SOP 81-1, revenues are measured by the percentage of the total costs incurred and applied to date in relation to the estimated total costs to be incurred for each contract. Management considers costs incurred and applied to be the best available measure of progress on these contracts. Contract costs include all direct material and labor costs and those indirect costs related to contract performance. General and administrative costs are charged to expense as incurred. Changes in performance, contract conditions and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Billings in excess of costs and profit, represents amounts received pursuant to the contract terms which occur prior to the Company's recognition of revenues on the contract for financial reporting purposes. Costs and profits in excess of billings represent revenues earned prior to billing.

     Losses on contracts in process are recognized in their entirety when the loss becomes evident and the amount of loss can be reasonably estimated. No such losses have been identified for contracts in progress at July 1, 2000 July 3, 1999, or March 31, 2001. The Company did not have any contracts in progress at July 3, 1999. Contracts in progress at July 1, 2000 are as follows (in thousands):

                                                                           July 1, 2000
                                                                           ------------
    Costs incurred on contracts in progress and estimated profit           $      6,211
    Less: billings to date                                                       (1,640)
                                                                           ------------
    Costs and profit in excess of billings                                 $      4,571

     The balances billed but not paid by customers pursuant to retainage provisions in equipment contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will generally be collected within the subsequent fiscal year. Retainage generally ranges from 0% to 10% of amounts billed to customers during the progress of the contract. Retainage amounts are included in accounts receivable in the balance sheet.

     The Company offers warranty coverage for equipment sales for a period ranging from 3 to 12 months after final installation is complete. The Company estimates the anticipated costs to be incurred during the warranty period and accrues a reserve as a percentage of revenue as revenue is recognized. These reserves are evaluated periodically based on actual experience and anticipated activity. Provisions for anticipated losses on contracts, if any, are made in the period they become evident.

     Spare Parts Revenue Recognition

     Spart parts revenues are recognized upon shipment to the customer.

     Deferred Revenue

     During fiscal 1999 and the first quarter of fiscal 2001, the Company sold 2 pieces of refurbished thin film coating equipment, respectively, to the Joint Venture (see Note 5). Because the Company owns 50% of the Joint Venture, the
Company recorded 50% of the revenue and related cost of the sales and has deferred 50% of the gross margins, approximately $1.4 and $1.1 million, respectively, (representing the Company's intercompany profit due to its ownership of the Joint Venture), which will be recognized on a straight-line basis over ten years, the estimated depreciable life of the equipment. The amortization of the gross margins are included with equity in earnings of Joint Venture in the accompanying statements of operations.

     Research and Development Expenses

     Research and development costs are expensed as incurred and consist primarily of salaries, supplies, and depreciation of equipment used in research and development activities. The Company incurred approximately $1.4 million, $1.0 million, $1.2 million and $3.5 million of research and development expenses for the fiscal years ended July 1, 2000, July 3, 1999 and June 27, 1998 and the nine months ended March 31, 2001, respectively, net of reimbursements received from a contracting research organization.

     Foreign Currency Transactions

     The Company generated 93%, 85% and 68% of its revenues in fiscal years 2000, 1999, and the nine months ended March 31, 2001, respectively, from revenues to foreign corporations, located outside of the Company's manufacturing centers in the United States and Europe, primarily in East Asia. In addition, many of its raw materials are purchased from foreign corporations. The majority of the Company's sales and purchases are denominated in U.S. dollars, with the remainder denominated in Japanese Yen. For those transactions denominated in Japanese Yen, the Company records the sale or purchase at the spot exchange rate in effect on the date of sale. Receivables from such sales or payables for such purchases are translated to U.S. dollars using the end of the period spot exchange rate. Transaction gains and losses are charged or credited to income during the year, and any unrealized gains or losses are recorded as other income or loss at the end of the period.

     Other Cumulative Comprehensive Income

     Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", establishes a standard for reporting and displaying comprehensive income and its components within the financial statements.
Comprehensive income includes charges and credits to equity that are not the result of transactions with shareholders. Other cumulative comprehensive income for the Company represents foreign currency items associated with the translation of the Company's investment in the Joint Venture (Note 5) and translation gains and losses related to the consolidation of the LAC division (Note 3).

     Net (Loss) Income Per Share

     The Company follows Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." SFAS No. 128 establishes standards for computing and presenting basic and diluted earnings per share ("EPS"). Under this statement, basic earnings (loss) per share is computed by dividing the net earnings or loss by the weighted average number of shares of common stock outstanding. Diluted earnings
(loss) per share is determined by dividing the net earnings or loss by the sum of (1) the weighted average number of common shares outstanding and (2) the dilutive effect of outstanding potential dilutive securities, including stock options determined utilizing the treasury stock method.

     A reconciliation between the number of shares used to calculate basic and diluted earnings per share is as follows (in thousands of shares):

                                                                                         ------------------------------
                                                                                               Nine Months Ended
                                                                                         ------------------------------
                                                     2000        1999         1998       March 31, 2001   April 1, 2000
                                                     ----        ----         ----       --------------   -------------
                                                                                                (unaudited)
Weighted average number of common shares
     outstanding (shares used in basic earnings
     per share computation)                            4,255       3,478        3,181       6,282           3,662

Effect of stock options (treasury stock method)          184         N/A          194         N/A             305
                                                     -------     -------      -------         ---         -------
Shares used in diluted earnings per share
     Computation                                       4,439       3,478        3,375       6,282           3,967
                                                     =======     =======      =======     =======         =======

     As all potentially dilutive securities were antidilutive for fiscal year 1999 and the nine months ended March 31, 2001, the effect of common stock issuable upon exercise of all options has been excluded from the computation of diluted earnings per share for fiscal year 1999 and the nine months ended March 31, 2001.

     Recent Accounting Standards

     In March  1998,  the  AICPA  issued  Statement  of  Position  ("SOP")  98-1
"Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use. Once the capitalization criteria of SOP 98-1 have been met, certain internal and external direct costs of materials, services and interest should be capitalized. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998, which is fiscal year 2000 for the Company. The application of SOP 98-1 did not have a material impact on the Company's financial statements.

     In April 1998, the AICPA issued SOP 98-5 "Reporting on the Costs of Start-up Activities." SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs and requires such costs to be expensed as incurred. Generally, initial application of SOP 98-5 should be reported as the cumulative effect of a change in accounting principle. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. Through the end of fiscal 1999, the Company has been deferring certain start-up costs related to the Joint Venture in China (Note 5). A charge for the application of SOP 98-5 was recorded as a change in accounting principle during fiscal 2000.

     In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The adoption of the standard did not have a material impact on the company.

     Following the acquisition of LAC on December 31, 2000, the Company has entered into foreign currency forward contracts to mitigate the risk of changes in exchange rates on firm sale commitments denominated in foreign currencies. These contracts qualify as fair value hedges pursuant to SFAS No. 133. Accordingly, the fair value of the derivative instruments are recorded on the balance sheet and are offset by changes in the fair value of the related firm commitments. The ineffective portion of the derivative instruments are recorded currently in income. Such amounts have not been significant.

     In December 1999, the staff of the Securities and Exchange Commission (the "Staff") issued Staff Accounting Bulletin No. 101 ("SAB 101") "Views on Selected Revenue Recognition Issues" which provides the staff's views in applying generally accepted accounting principles to selected revenue recognition issues. The Company has evaluated SAB 101 and it believes that there is no effect on the revenue recognition policies currently in place. The staff has indicated that it plans to issue interpretive guidance as it relates to SAB 101 in the form of a question and answer document. The Company has evaluated SAB 101 and believes that there was no significant effect on the revenue recognition policies currently in place.

     In February 2001, the Financial Accounting Standards Board ("FASB") issued a limited revision exposure draft of proposed Statement of Financial Accounting Standard ("SFAS") "Business Combinations and Intangible Assets - Accounting for Goodwill". The proposed statement would establish a new accounting standard for goodwill acquired in a business combination. It would continue to require recognition of goodwill as an asset but would not permit amortization of goodwill as currently required by Accounting Principles Board ("APB") Opinion No. 17, "Intangible Assets." Furthermore, certain intangible assets that are not separable from goodwill will also not be amortized.

     This proposed statement would establish a new method of testing goodwill for impairment. It would require that goodwill be separately tested for impairment using a fair-value-based approach. Entities would be required to initially apply the provisions of this proposed statement as of the beginning of the first fiscal quarter following issuance of the final statement. Those provisions would apply not only to goodwill arising from acquisitions completed after the issuance date of the final statement but also to the unamortized balance of goodwill at the date of adoption. The Company has not fully evaluated the impact upon future operating results from the proposed standard. However, based upon the preliminary allocation of the LAC purchase price, and assuming the Company had adopted the proposed standard, the Company would not have recorded amortization expense related to goodwill from the LAC acquisition, which was approximately $1.4 million for the three and nine month periods ended March 31, 2001.

     Related Parties

     In addition to the Company's Joint Venture investment described in Note 1, the Company has engaged in the following related party transactions. During fiscal 2000 and the nine months ended March 31, 2001, the Company had $245,000 and $1.1 million, respectively, in sales to a company of which a member of the board of directors is an officer, and the Company had $583,000 and $573,000, respectively, of purchases from a company of which a member of the board of directors is an officer.

     Reclassifications

     Certain prior year amounts have been reclassified to conform to the current year presentation.


(3) ACQUISITION OF LAC

     The Company completed the acquisition of LAC on December 31, 2000. Pursuant to the purchase agreement, the purchase price is estimated to be $80,050,000, which is comprised of $60,000,000 of cash and 673,353 shares of Applied Films Corporation common stock valued at $25.76 per share (total value of $17,345,000, based upon the average of the closing market prices for the three days before and after, and the day of, the public announcement of the transaction, October 18, 2000), plus approximately $2,705,000 of transaction costs. The acquisition has been accounted for under the purchase method of accounting. The final purchase price is subject to adjustment based upon the closing balance sheet prepared on a post closing basis. The final determination of such balance sheet has not been made.

     The accounts of this acquisition have been included in the Company's consolidated financial statements from the acquisition date. The purchase price has been allocated based upon the estimated fair value of the identifiable assets acquired and liabilities assumed. The excess of the purchase price over fair value of net identifiable assets has been allocated to goodwill. The estimated $80,050,000 purchase price has been allocated as follows (in thousands):

Net current assets                                  $   12,136
Long-term liabilities                                   (9,029)
Goodwill                                                42,276
Other intangible assets                                 20,000
Property, plant and equipment                            3,167
In-process research and development                     11,500
                                                    ----------
Total allocation of estimated purchase price        $   80,050
                                                    ==========

     The allocation is preliminary and subject to adjustment based upon the final determination of the fair value of the assets acquired and liabilities assumed. Goodwill is being amortized on a straight-line basis over a seven year period. Other intangible assets are being amortized on a straight line basis over periods of 5 to 7 years. In-process research and development represents the intangible value of in-process research and development projects that had not yet reached technical feasibility. The related technology had no alternative use and required substantial additional development by the Company's in-process research and development was charged to operations during the quarter ended March 31, 2001.

     The following unaudited pro forma information reflects the pro forma results of operations for the Company giving effect to the LAC acquisition and related issuance of Series A convertible preferred stock and warrants as if the transactions occurred on July 2, 2000. The unaudited pro forma results include the unaudited historical operating results of LAC for six months ended December 31, 2001. The unaudited pro forma data is not necessarily indicative of the Company's results of operations that would actually have been reported if the transaction in fact had occurred on July 2, 2000, and is not necessarily representative of the Company's results of operations for any future period.

                                                       Nine months ended
                                                        March 31, 2001
                                             --------------------------------------
                                             (in thousands, except per share data)
                                                 Historical         Pro Forma
                                             -----------------  -------------------
                                                          (unaudited)
Net Revenues                                     $    72,187        $   134,212
Operating income (loss)                          $   (14,394)       $   (21,214)
Net income (loss)                                $    (3,158)       $   (11,036)
Income (loss) per share - basic and diluted      $     (0.53)       $     (1.85)

(4) LONG-TERM DEBT

                                                                                                               Nine months ending
                                                                                 July 1, 2000   July 3, 1999     March 31, 2001
                                                                                 ------------   ------------     --------------
                                                                                                                  (unaudited)
Revolving credit facility, due September 17, 2002, secured by eligible accounts receivable, inventory, equipment and fixtures, as defined in the agreement;
   interest payable quarterly and accruing based on the prime rate and/or the
   Eurodollar rate, at the election of the Company at the beginning of each month, plus a factor varying based on earnings before interest, taxes, depreciation and amortization, as defined by the agreement (9.25%, 8%, and
   6.64% at July 1, 2000, July 3, 1999 and the nine months ended
   March 31, 2001, respectively)                                                 $       --     $  7,000,000    $  8,983,000
Note payable secured by a deed of trust on land and buildings, payable in 60 monthly installments of principal and interest of $7,692 (final payment due
   June 27, 2002); with interest accruing at 8.79%. The note
   payable was retired during fiscal 2000                                                --          241,000              --
Note payable for insurance policy secured by any insurance proceeds and dividends, payable in 17 monthly installments of principal and interest of
   $13,984 (final payment due April 18, 2000); with interest
   accruing at 7.17%                                                                     --          137,000              --
Other capital leases of equipment                                                        --           23,000              --
                                                                                 ----------      -----------    ------------
                                                                                         --        7,401,000       8,983,000
Less-current portion                                                                     --         (221,000)             --
                                                                                 ----------      -----------    ------------
   Total long-term debt                                                          $       --      $ 7,180,000    $  8,983,000
                                                                                 ==========      ===========    ============

     On March 27, 1998, the Company entered into an Amended and Restated Credit Agreement (the "Agreement"), which consolidated all outstanding debt into a revolving credit facility with maximum availability of $11,500,000, due on June 30, 2000. Effective July 1999, the maturity Agreement was extended to September 17, 2002. The Company must maintain certain financial ratios to remain in compliance with the Agreement, including a ratio of debt to earnings before interest, taxes, depreciation and amortization ("EBITDA"); a ratio of total liabilities to tangible net worth and maintain a certain amount of tangible net worth, all as defined in the Agreement. Approximately $2.5 million of the facility is used to guaranty the debt of the STEC Joint Venture. As of July 1, 2000, the entire facility was available to the Company in accordance with these provisions. As of March 31, 2001, the Company has drawn all available funds from the credit facility. All borrowings bear interest at the prime rate.


(5) INVESTMENT IN JOINT VENTURE

     In June 1998, the Company formed a 50/50 Joint Venture with NSG in China to manufacture, process, sell and export certain types of thin film coated glass. Each party contributed $3.2 million in cash to the Joint Venture. During fiscal 1999 and the first quarter 2001, the Company sold refurbished equipment to the Joint Venture for use in the process of thin film coating of glass. The sales prices were approximately $5.1 and $4.7 million, respectively.

     The Joint Venture began operations during the fourth quarter of fiscal 1999. The Company records 50% of income or loss from operations of the Joint Venture after elimination of the impact of interentity transactions. The Company's share of profits realized by the Joint Venture on sale of inventory to the Company are eliminated as are adjustments to inventory to the extent that such inventory is held by the Company at the end of the period. The functional currency for the Joint Venture is the applicable local currency. The Company's investment in the Joint Venture is translated into U.S. dollars using the year-end exchange rate. The earnings recorded by the Company from the Joint Venture are translated at average rates prevailing during the period. The cumulative translation gain or loss is recorded as other comprehensive income in Company's financial statements.

     During fiscal year 2000 and the nine months ended March 31, 2001, the Company purchased coated glass totaling $7.7 million and $272,000 from the Joint Venture, of which $1.2 and $1.4 million remained in inventory, respectively. In addition, the Company received royalties totaling $284,000 for the year ended July 1, 2000, $44,000 for the year ended July 3,1999 and $243,000 for the nine months ended March 31, 2001. In March 2000, the Company agreed to guarantee approximately $2.5 million of the debt of the Joint Venture.

     Summarized income statement information for the Joint Venture for the year ended July 1, 2000, July 3, 1999 and the nine months ended March 31, 2001, is presented below (in thousands):

                                                             Year ended                         Nine Months Ended
                                                             ----------                         -----------------
                                                  July 1, 2000       July 3, 1999       March 31, 2001      April 1, 2000
                                                  ------------       ------------       --------------      -------------
Joint Venture:                                                                                   (unaudited)
     Operating revenues                           $    23,882        $     4,139        $     27,662      $       17,300
                                                  ===========        ===========        ============      ==============
     Net income                                   $     4,095        $       660        $      7,716      $        2,883
                                                  ===========        ===========        ============      ==============
AFCO's Equity in earnings:
     Proportionate share of net income
         after Eliminations                       $     2,217        $       330        $      3,792               1,269
     Amortization of deferred gain on sale
         of Equipment                                     164                 52                 181                 123
                                                  -----------        -----------        ------------      --------------
     Equity in earnings of Joint Venture          $     2,381        $       382        $      3,973      $        1,392
                                                  ===========        ===========        ============      ==============

     Summarized balance sheet information for the Joint Venture as of July 1, 2000, July 3, 1999 and the nine months ended March 31, 2001, is presented below (in thousands):

                                                            Year Ended                         Nine Months Ended
                                                  July 1, 2000        July 3, 1999      March 31, 2001      April 1, 2000
                                                  ------------        ------------      --------------      -------------
Assets:                                                                                           (unaudited)
     Current assets..........................      $     9,956        $     5,411         $     10,531       $     7,781
     Property, plant, and equipment, net.....            9,921             10,414               19,301             9,738
                                                   -----------        -----------         ------------       -----------
                                                   $    19,877        $    15,825         $     29,832       $    17,519
                                                   ===========        ===========         ============       ===========
Capitalization and Liabilities:
     Current liabilities......................     $     5,397        $     7,125         $      7,843       $     7,562
     Long-term debt...........................           2,800              1,596                2,535             3,138
     Common shareholders' equity..............          11,680              7,104               19,454             6,819
                                                   -----------        -----------         ------------       -----------
                                                   $    19,877        $    15,825         $     29,832       $    17,519
                                                   ===========        ===========         ============       ===========

     As of July 1, 2000 and March 31, 2001, the Company had accounts payable to and receivables from the Joint Venture of $2.7 and $242,000 and $218,000 and $1,493,000, respectively.


(6) ASSETS HELD FOR SALE

     During fiscal 2000, the Company entered into an agreement to sell refurbished equipment to the Joint Venture for approximately $4.7 million. The equipment had been used in the Company's thin film coated glass segment. The sale was subject to customary terms, including installation and acceptance at the Joint Venture's premises. The Company recorded the sale during the first quarter of fiscal 2001. Accordingly, the equipment was classified as assets held for sale at July 1, 2000.


(7) STOCKHOLDERS' EQUITY

     Stock Options

     In May 1993, the board of directors approved the Company's 1993 Stock Option Plan (the "1993 Plan") covering 276,500 shares of common stock. The exercise price of these options is determined by the board of directors. The options granted in fiscal years 1994 and 1995 vested, over a four year period and, under its original terms, were not exercisable until after an initial public offering of common stock was completed by the Company. Accordingly, the Company accounted for the 1993 Plan as a variable plan until June 30, 1995, at which time the board of directors declared that the options then outstanding were exercisable, subject to their vesting terms. The Company has recorded approximately $597,000 of deferred compensation related to all options, which is equal to the excess of the estimated fair market value of the common stock as of July 1, 1995 over the exercise price. As of July 3, 1999, all of the compensation has been expensed.

     In April 1997, the Company adopted the 1997 Stock Option Plan (the "1997 Plan") covering 272,500 shares of common stock, as amended. The exercise price of options granted under the 1997 Plan is determined by the board of directors based upon estimated fair market value. The options granted are to vest ratably over four years. In October of 1999, the shareholders of the Company approved an increase of 100,000 shares to the 1997 Stock Option Plan, increasing the shares available for granting to 372,500 shares. In October of 2000 the shareholders of the Company approved an increase of 650,000 shares to the 1997 Stock Option Plan, increasing the shares available to 1,022,500 shares.

     Outside Directors Options

     In October 1999, the Company adopted the Outside Director Stock Option Plan covering 24,000 shares of common stock. The exercise price of the options under this plan is determined based upon the estimated fair market value.

     Statement of Financial Accounting Standards No. 123

     SFAS No. 123, "Accounting for Stock-Based Compensation," defines a fair value based method of accounting for employee stock options or similar equity instruments. However, SFAS No. 123 allows the continued measurement of compensation cost in the financial statements for such plans using the intrinsic value based method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), provided that pro forma disclosures are made of net income or loss, assuming the fair value based method of SFAS No. 123 had been applied. The Company has elected to account for its stock-based compensation plans for employees and directors under APB 25.

     Accordingly, for purposes of the pro forma disclosures presented below, the Company has computed the fair values of all options granted during fiscal 2000, 1999 and 1998 using the Black-Scholes pricing model and the following weighted average assumptions:

                                                              2000               1999                 1998
                                                              ----               ----                 ----
     Risk-free interest rate.........................         6.24%              5.21%                5.66%
     Expected lives..................................        7 years            7 years              5 years
     Expected volatility.............................         136%                77%                  64%
     Expected dividend yield.........................         0.0%               0.0%                 0.0%

     To estimate expected lives of options for this valuation, it was assumed options will be exercised at varying schedules after becoming fully vested. All options are initially assumed to vest. Because of the exercise trend related to both the 1993 and 1995 option grants, the expected life of the options has been extended to seven years in 1999. Cumulative compensation cost recognized in pro forma net income or loss with respect to options that are forfeited prior to vesting is adjusted as a reduction of pro forma compensation expense in the period of forfeiture. Until the Company's common stock was publicly traded, the expected market volatility was estimated using the estimated average volatility of three publicly held companies which the Company believes to be similar with respect to the markets in which they compete. Actual volatility of the Company's stock may vary. Fair value computations are highly sensitive to the volatility factor assumed; the greater the volatility, the higher the computed fair value of the options granted.

     The total fair value of options granted was computed to be approximately $738,000, $51,000 and $147,000 for the years ended July 1, 2000, July 3, 1999 and June 27, 1998, respectively. The amounts are amortized ratably over the vesting period of the options. Pro forma stock-based compensation, net of the effect of forfeitures, was $220,000, $88,000 and $82,000 for the fiscal years ended July 1, 2000, July 3, 1999 and June 27, 1998, respectively.

     If the Company had accounted for its stock-based compensation plans in accordance with SFAS 123, the Company's net income (loss) would have been reported as follows (in thousands, except share data):

                                                              2000               1999                 1998
                                                              ----               ----                 ----
     Net income (loss):
         As reported                                       $    3,073        $    (224)          $    2,857
                                                           ==========        ==========          ==========
         Pro forma                                         $    2,853        $    (313)          $    2,768
                                                           ==========        ==========          ==========
     Basic earnings (loss) per share:
         As reported                                       $     0.72        $   (0.06)          $     0.90
                                                           ==========       ===========          ==========
         Pro forma                                         $     0.67        $   (0.09)          $     0.87
                                                           ==========       ===========          ==========

    A summary of the 1993 and 1997 Plans is as follows:

                                     -------------------------------------------------------------------------------------------
                                                                     For the Fiscal Years Ended
                                     ---------------------------     ---------------------------    ----------------------------
                                            July 1, 2000                    July 3, 1999                   June 27, 1998
                                     ---------------------------     ---------------------------    ----------------------------
                                                    Weighted                        Weighted                        Weighted
                                                     Average                         Average                         Average
                                       Options      Exercise           Options      Exercise          Options       Exercise
                                                      Price                           Price                           Price
                                       -------        -----            -------        -----           -------         -----
Outstanding at beginning of year        390,053      $    3.45         379,645      $   3.77          345,100       $  3.43
         Granted                        124,160           6.30          25,000          2.75           34,545          7.20
         Forfeited                      (10,820)          4.28         (10,786)         6.61               --            --
         Exercised                      (48,337)          2.69          (3,806)         2.87               --            --

Outstanding at end of year              455,056           4.29         390,053          3.63          379,645          3.77
                                        =======      =========         =======      ========          =======       =======
Exercisable at end of year              242,937           3.46         306,756          3.29          255,695          3.05
                                        =======      =========         =======      ========          =======       =======

Weighted average fair value of
    options granted                                  $    5.94                      $   2.05                        $  4.26
                                                     =========                      ========                        =======

     The following table summarizes information about employee stock options outstanding and exercisable at July 1, 2000:

                                                 Options Outstanding                         Options Exercisable
                                     Number of           Weighted
                                      Options            Average          Weighted          Number          Weighted
                                   Outstanding at       Remaining         Average       Exercisable at      Average
           Range of                   July 1,          Contractual        Exercise         July 1,          Exercise
        Exercise Prices                 2000          Life in Years        Price             2000            Price
      $  2.32 -  $3.27                260,125                7.1           $  2.80         101,760           $   2.48
         3.28 -   6.55                169,916                5.9              4.11         135,420               4.08
         6.55 -   9.83                 11,515                7.2              7.20           5,757               7.20
         9.84 -  32.75                 13,500               10.0             32.75              --                 --
                                     --------                              -------         -------           --------
                                      455,056                              $  4.29         242,937           $   3.46
                                     ========                              =======         =======           ========

     Employee Stock Purchase Plan

     On September 5, 1997, the board of directors of the Company adopted, and the shareholders subsequently approved, the Applied Films Corporation Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan will permit eligible employees of the Company to purchase shares of common stock through payroll deductions. Shares are purchased at 90% of the fair market value of the common stock on the last trading day in each quarterly purchase period. Up to 30,000 shares of common stock may be sold under the Purchase Plan. Shares sold under the Purchase Plan may be newly issued shares or shares acquired by the Company in the open market. Unless terminated earlier by the board of directors, the Purchase Plan will terminate when all shares reserved for issuance have been sold thereunder. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended, and will be administered in accordance with the limitations set forth in Section 423 and the rules and regulations thereunder.

     During fiscal 2000 and the nine months ended March 31, 2001, the Company issued shares to employees under this plan at a grant price ranging from $3.15 to $32.96 per share. A total of 16,623 shares have been issued under the plan.

Series A Convertible Preferred Stock

     Overview

     On January 18, 2001, the Company sold $10.0 million in Series A Convertible Preferred Stock ("Series A") that is convertible into common stock at a conversion price of $19.75 per common share. The Series A carries a dividend rate of 7% until October 16, 2001, and then the rate increases to 8.5% unless certain conditions are satisfied. The

Series A may be exchanged at the Company's option for a 5% subordinated convertible debenture due January 16, 2004. The Company also issued two grants of warrants in connection with this offering: warrants to purchase 75,949 shares of common stock at $22.33 per share and warrants to purchase 17,468 shares at $20.09 per share. The warrants are immediately exercisable, and may be exercised any time over a five and three year period, respectively. The estimated fair value of these warrants of $733,623 was recorded in stockholders' equity with an offset to the amount attributed to the Series A. These securities also contain certain registration rights with respect to the underlying shares of common stock. The conversion price of the Series A is subject to adjustment under certain circumstances.

     Repurchase Option

     The Company has the right, provided that certain conditions are satisfied, to repurchase some or all of the outstanding Series A for cash equal to 114% of the price paid for each preferred share plus accrued dividends.

     Preferred Stockholder's Annual and Special Put Options

     On January 16, 2002, and January 16, 2003, the holders of Series A have an annual put right, at their discretion, to convert all or any portion of their Series A into common stock at an amended conversion price equal to the average of closing price for the Company's common stock on the ten trading days immediately preceding the annual put date.

     If at any time after July 16, 2001, the Company's equity market capitalization is less than $50.0 million for 20 consecutive trading days, then the holders of Series A have a special put right at their discretion to convert all or a portion of the then outstanding Series A into common stock at a conversion price equal to the average of the closing price for the ten trading days immediately preceding the date on which they exercise their special put option.

     However, in lieu of allowing the holders of Series A convertible preferred stock to exercise their annual put option or their special put option, the Company may elect to repurchase all or a portion of the outstanding Series A at 114% of the stated value of the Series A plus all accrued but unpaid dividends in the case of a special put option and at 100% of the stated value of the Series A plus all accrued but unpaid dividends in the case of the annual put option.

     Required Conversion

     Subject to certain conditions, on or after the date the registration statement related to the common stock underlying the Series A is declared effective, the Company has the right to require conversion of any or all of the outstanding Series A based on the then applicable conversion price. Among the conditions to the Company's ability to require conversion of the Series A is the condition that the closing price of the Company's common stock must for thirty consecutive trading days exceed 135% of the conversion price applicable on each such day.

     Exchange for Debentures

     The Company has the option at any time to exchange all (but not less than all) of the outstanding shares of Series A for 5% Convertible Debentures of the Company due January 16, 2004, having an aggregate principal amount equal to the stated value of the Series A plus all accrued but unpaid dividends. The Convertible Debentures, when and if issued, will be convertible into common stock at a conversion price of $19.75 per share, subject to certain adjustments.

     Subordination

     The Convertible Debentures, when and if issued, will rank junior to the Company's existing bank debt and to any extensions, refinancings or replacements of that debt.

(8) INCOME TAXES

     The Company accounts for income taxes through recognition of deferred tax assets and liabilities for the expected future income tax consequences of events which have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     The net deferred tax asset (liability) is comprised of the following (in thousands):

                                                                          July 1,           July 3,
                                                                            2000              1999
    Inventories                                                           $   160           $    54
    Accrued expenses                                                          334               281
    Deferred compensation                                                     181               219
    Deferred gain                                                             261               261
    Deferred revenue                                                          513                86
    Other                                                                       1                --
                                                                          -------            ------
           Total deferred tax assets                                        1,450               901
                                                                          -------            ------

    Property, plant and equipment                                            (794)             (748)
    Equity earnings in Joint Venture                                           --              (135)
    Foreign currency                                                          (41)              (31)
                                                                          -------            ------
           Total deferred tax liabilities                                    (835)             (914)
                                                                          -------             -----
           Total deferred tax (liability) asset, net                      $   615            $  (13)
                                                                          =======            ======

     Income tax (benefit) provision for the years ended July 1, 2000, July 3, 1999 and June 27, 1998 consist of the following (in thousands):

                                                                 ------------------------------------------------
                                                                                Fiscal Years Ended
                                                                 -------------------------------------------------
                                                                  July 1, 2000     July 3, 1999      June 27, 1998
                                                                 --------------  ----------------  ---------------
Taxes currently payable/(receivable):
    Federal                                                         $   484          $ (718)           $ 1,858
    State                                                                47             (70)               180
                                                                    -------          -------           -------
                  Total current (benefit) provision                     531            (788)             2,038
Taxes deferred:
    Federal                                                            (572)            483               (509)
    State                                                               (56)             47                (49)
                                                                    -------          -------           -------
                  Total deferred (benefit) provision                   (628)            530               (558)
                                                                    -------          -------           -------
                  Total tax (benefit) provision                     $   (97)         $ (258)           $ 1,480
                                                                    =======          =======           =======

     Reconciliations between the effective statutory federal income tax (benefit) expense rate and the Company's effective income tax (benefit) provision rate as a percentage of net (loss) income before taxes were as follows:

                                                                          ----------------------------------------------
                                                                                       Fiscal Years Ended
                                                                          ----------------------------------------------
                                                                             July 1,          July 3,        June 27,
                                                                              2000             1999            1998
Statutory federal income tax (benefit) expense rate                            34.0%          (34.0)%           34.0%
State income taxes                                                              3.3            (3.3)             3.3
Equity earnings in Joint Venture                                              (33.2)             --               --
Tax exempt interest income                                                     (6.4)             --               --
Decrease in valuation allowance                                                 --               --             (1.1)
Effect of FSC                                                                  (1.1)          (18.1)            (4.4)
Other                                                                           0.1             2.0              2.3
                                                                             -------         -------           -----
                                                                               (3.3)%         (53.4)%           34.1%
                                                                             =======         =======           =====

     Under the provisions of the Internal Revenue Code, as amended, the Company's FSC may exempt a portion of its export related taxable income from federal and state income taxes.

(9) EMPLOYEE BENEFIT PLANS

     Profit Sharing Plan

     In August 1992, the board of directors adopted a profit sharing plan for all non-executive employees. The amount to be contributed to the profit sharing pool, subject to the approval of the Company's board of directors, is generally 10% of pre-tax income before royalty income and profit sharing expense. Profit sharing is paid to employees monthly based on their length of service with the Company. The Company expensed approximately $299,000, $0, and $482,000 in fiscal years 2000, 1999, and 1998 respectively, related to this plan.

     Pension Plan

     LAC maintains a noncontributory defined benefit pension plan covering substantially all employees of LAC. Benefits are based primarily on compensation during a specified period before retirement of specified amount for each year of service. The defined benefit pension plan is not funded as of March 31, 2001. The assumed pension liability of approximately $6.9 million is reflected in the accompanying consolidated balance sheet as of March 31, 2001, and is subject to adjustment based upon an assessment of the actuarial value of the obligation.


(10) SIGNIFICANT CUSTOMERS

     During fiscal years 2000, 1999 and 1998 and the nine months ended March 31, 2001, approximately 93%, 85%, 78%, and 68% respectively, of the Company's net revenues were from sales to customers outside of our manufacturing region. The Company's ten largest customers accounted for in the aggregate, approximately 79%, 62% and 78% of the Company's net revenues in fiscal 2000, 1999 and 1998, respectively. Two individual customers represented 29% and 11%, and 15% and 11% of sales in fiscal years 2000 and 1999, respectively. The loss of, or a significant reduction of purchases by, one or more of these customers would have a material adverse effect on the Company's operating results.

     The  breakdown  of  revenues  by  geographic   region  is  as  follows  (in
thousands):

                                           -----------------------------------------------------------------------------
                                                         Fiscal Years Ended                    Nine Months Ended
                                                         --------------------                  -----------------
                                              July 1,        July 3,        June 27,        March 31,        April 1,
                                                2000           1999           1998             2001            2000
                                                                                                   (unaudited)
    Asia (other than Japan)                    $24,641        $17,691        $ 30,689        $  31,147        $ 14,323
    Japan                                       13,929          7,645           7,824           17,585          10,253
    United States                                2,934          4,924          12,224            8,531           2,308
    Europe and Other                               788          1,263           2,304           14,924             571
                                               -------        -------        --------        ---------        --------

    Net revenues                               $42,292        $31,523        $ 53,041        $  72,187        $ 27,455
                                               =======        =======        ========        =========        ========

     The Company's sales are typically denominated in U.S. dollars. However, certain customers of the Company currently pay in Japanese Yen. As a result, the Company recognized approximately ($43,000), $24,000, $174,000 and $27,000 of foreign currency exchange rate (loss) gain on foreign currency exchange rate fluctuations for the fiscal years ended July 1, 2000, July 3, 1999, June 27, 1998, and the nine months ended March 31, 2000, respectively. The Company has approximately $2.0 million and $2.2 million of its accounts receivable and $2.4 and $1.4 million of its accounts payable denominated in Japanese Yen as of July 1, 2000 and March 31, 2001, respectively.

(11) COMMITMENTS

     The Company is obligated under certain noncancelable operating leases for office, manufacturing and warehouse facilities. During June 1997, the Company entered into a lease for the Company's manufacturing and administrative location in Longmont, Colorado, which is accounted for as an operating lease. The lease commenced on January 30, 1998, and payments are fixed until the first day of the second lease year, at which time payments increase annually one and one-half percent plus one-half of the increase in the Consumer Price Index per annum. Lease payments have been normalized over the term of the lease. The initial lease term is 15 years, with two additional 5 year options to extend.

     The future minimum rental payments under the leases are as follows (in thousands):

                 Fiscal Year
                 2001                                         $   981
                 2002                                             915
                 2003                                             911
                 2004                                             887
                 2005                                             890
                 Thereafter                                     7,196
                                                             --------
                                                              $11,780

(12) SEGMENT INFORMATION

     The Company manages its business and has segregated its activities into two business segments, the sale of "Thin Film Coated Glass" and the revenues from "Thin Coating Equipment." Certain financial information for each segment is provided below (in thousands):

                                                           Fiscal Years Ended                Nine Months Ended
                                                           --------------------              -----------------
                                                  July 1,      July 3,       June 27,       March 31,      April 1,
                                                   2000         1999          1998           2001           2000
                                                   ----         ----          ----           ----           ----
Net revenues:                                                                                       (unaudited)
     Thin film coated glass                       $35,159     $ 26,906      $ 39,133      $   22,456     $   25,542
     Thin film coating equipment                    7,133        4,617        13,908          49,731          1,913
                                                  -------     --------      --------      ----------     ----------
         Total net revenues                          $42,292     $ 31,523      $ 53,041      $   72,187     $   27,455
                                                  =======     ========      ========      ==========     ==========
Operating (loss) income:
     Thin film coated glass                       $ 1,628     $   (148)     $  3,657      $   (1,745)    $    1,701
     Thin film coating equipment                   (1,702)        (203)          924           1,320         (1,909)
     Goodwill amortization and associated
         acquisition costs                             --           --            --         (13,969)            --
                                                  -------     --------      --------      -----------    ----------
         Total operating (loss) income            $   (74)    $   (351)     $  4,581      $  (14,394)    $     (208)
                                                  =======     ========      ========      ===========    ==========
Identifiable assets:
     Thin film coated glass                       $ 3,734     $  6,634      $  7,927      $    3,618     $    5,785
     Thin film coating equipment                    1,403           38            28           4,209          1,328
     Corporate and other                              180        1,955         1,304             445            606
                                                  -------     --------      --------      ----------     ----------
         Total identifiable assets                $ 5,317     $  8,627      $  9,259      $    8,272     $    7,719
                                                  =======     ========      ========      ==========     ==========

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents approximates fair value due to the nature of the investments and the length of maturity of these investments. The fair value of the Company's debt is based on borrowing rates that would approximate existing rates; therefore, there is no material difference in their fair market value and the carrying value.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors of
Balzers und Leybold Holding Deutschland AG

We have audited the accompanying combined statements of assets acquired and liabilities assumed of Large Area Display, a combined operating entity of Balzers and Leybold Holding Deutschland AG, as of December 31, 1998 and 1999 and the related combined statements of revenues and direct costs for the years then ended. These combined financial statements are the responsibility of Balzers und Leybold Holding Deutschland AG's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with United Sates generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1, the accompanying combined financial statements have been prepared solely to present the assets acquired and liabilities assumed of Large Area Display as of December 31, 1998 and 1999 and the revenues and direct costs for the years then ended and are not intended to be a complete presentation of the assets, liabilities, revenues and expenses of Large Area Display.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the net assets of Large Area Display as of December 31, 1998 and 1999 and its revenues and direct costs and expenses for the years then ended in conformity with United States generally accepted accounting principles.

Ernst & Young
Deutsche Allgemeine Treuhand AG
Wirtschaftprufungsgesellschaft
Frankfurt am Main, Germany
September 14, 2000

                               LARGE AREA DISPLAY
         COMBINED STATEMENTS OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

                                                                              December 31,
                                                                    ---------------------------------
                                                                            1998             1999
                                                                    ---------------------------------
                                                                            TDM              TDM
ASSETS
Current assets:
   Trade accounts receivable-third party, net of allowance
   for doubtful accounts of TDM 1,173, TDM 2,399 as of December
       31, 1998 and 1999, respectively                                       12,939            4,243
   Trade accounts receivable-related party                                   11,154            2,153
                                                                    ---------------------------------
      Total trade accounts receivable                                        24,093            6,396
   Inventory                                                                 25,954            8,744
   Costs and estimated earnings in excess of billings on
       uncompleted contracts                                                 37,537          115,387
   Forward exchange contracts                                                     7              209
   Other current assets                                                         391            5,718
                                                                    ---------------------------------
      Total current assets                                                   87,982          136,454
Machinery and equipment                                                       7,638            6,413
                                                                    ---------------------------------
   Total assets                                                              95,620          142,867
                                                                    =================================

LIABILITIES
Current liabilities:

   Trade accounts payable-third party                                             -            2,117
   Trade accounts payable-related party                                       1,206            1,245
                                                                    ---------------------------------
      Total trade accounts payable                                            1,206            3,362
   Customer advances-third party                                             34,363           72,672
   Customer advances-related party                                            2,214                -
   Accrued expenses                                                          29,989           45,217
                                                                    ---------------------------------
      Total current liabilities                                              67,772          121,251
Long-term debt                                                                    -            4,000
                                                                    ---------------------------------
      Total liabilities                                                      67,772          125,251
                                                                    =================================

NET ASSETS ACQUIRED                                                          27,848           17,616
                                                                    =================================

See accompanying notes.

                               LARGE AREA DISPLAY
                COMBINED STATEMENTS OF REVENUES AND DIRECT COSTS

                                                        Twelve Months Ended December 31,
                                                  -----------------------------------------
                                                            1998                   1999
                                                            ----                   ----
                                                             TDM                    TDM
Revenue-third party                                        102,410                140,353
Revenue-related party                                       26,018                 13,425
                                                  -----------------------------------------
   Total Revenue                                           128,428                153,778
Cost of sales                                               76,213                115,886
                                                  -----------------------------------------
   Gross Profit                                             52,215                 37,892

Operating expenses:
   Marketing and selling expenses                           28,155                 33,296
   Research and development expenses                        19,675                 20,948
   Administration expenses                                   3,481                  8,365
                                                  -----------------------------------------
      Total operating expenses                              51,311                 62,609
Operating profit (loss)                                        904                (24,717)
Interest expense                                                 -                     99
Foreign exchange gains                                          (7)                  (209)
                                                  -----------------------------------------
                                                               911                (24,607)
                                                  =========================================

See accompanying notes.

                               Large Area Display
                     Notes to Combined Financial Statements

1. BASIS OF PRESENTATION

These special purpose combined financial statements have been prepared with respect to the proposed sale of the net assets of Large Area Display (the "Acquired Group") to Applied Films Corporation. Large Area Display consists of the combined net assets and revenues and direct costs of Large Area Coating, an operating segment of Leybold Systems GmbH ("Leybold GmbH"), and Display, an operating segment of Balzers Process Systems GmbH ("BPS GmbH"). Effective January 1, 2000, Large Area Coating was merged into BPS GmbH. Leybold GmbH and BPS GmbH are both legal entities under German law and wholly-owned subsidiaries of Balzers und Leybold Holding Deutschland AG ("BuL AG"), Hanau, Germany. BuL AG is a wholly-owned subsidiary of Unaxis Holding AG ("Unaxis"), a company headquartered in Zurich, Switzerland and listed on the Swiss Exchange. The Acquired Group manufactures thin film production equipment used to coat flat panel displays, electronics, glass and packaging.

Under a centralized cash management system, cash requirements of the Acquired Group were provided directly by BuL AG and cash generated by the Acquired Group was remitted directly to BuL AG. Transaction systems used to record and account for cash receipts and disbursements were provided by centralized Leybold GmbH and BPS GmbH organizations. As a result, none of Large Area Display's cash, cash equivalents or debt carried by BuL AG has been allocated to the Acquired Group in the combined financial statements.

Most of these accounting systems of Leybold GmbH and BPS GmbH were designed to account for assets and liabilities and receipts and payments on an operating segment basis within both Leybold GmbH and BPS GmbH. As of December 31, 1998, however, these systems did not track accounts payable by operating segments. Accordingly, the presentation of accounts payable for the Acquired Group as of December 31, 1998 is impractical.

The manufacturing and distribution operations of the Acquired Group are conducted at sites where other Leybold GmbH and BPS GmbH manufacturing and distribution operations not included in the Acquired Group are present. In addition, certain non-manufacturing operations of the Acquired Group share facilities and space with other Leybold GmbH and BPS GmbH operations. At these shared sites, only the assets of the Acquired Group (principally inventories and machinery and equipment) are included in the Combined Statements of Assets Acquired and Liabilities Assumed. Certain machinery and equipment located at these sites to be acquired by Applied Films Corporation has not yet been agreed to between Applied Films Corporation and Unaxis. The net book value of these unallocated assets, totaling TDM 1,442 and TDM 1,284 as of December 31, 1998 and 1999, respectively, are therefore not reflected in the Combined Statements of Assets Acquired and Liabilities Assumed.

The Combined Statements of Revenues and Direct Costs include all revenues and costs directly attributable to the Acquired Group, including costs for facilities and services used by the Acquired Group at shared sites. The accompanying combined financial statements do not include allocations of certain Leybold GmbH and BPS GmbH overhead and general and administrative expenses and income taxes as it is impractical to arbitrarily allocate such expenses on a retroactive basis. Unaxis maintains all of its debt on a consolidated basis to fund and manage its operations. Accordingly, debt and related interest expense were not allocated to the Acquired Group except for one specific note payable that is the direct liability of the Acquired Group and which is being assumed by Applied Films Corporation.

The structure of operations as described above makes the presentation of full financial statements impractical. Accordingly, no combined statements of cash flows and shareholders' equity have been presented.

Throughout the periods covered by the combined financial statements, the Acquired Group's operations were conducted and accounted for as part of Leybold GmbH and BPS GmbH and are not necessarily indicative of the operations that would have resulted if the Acquired Group had been operated as a stand-alone entity.

The accompanying combined financial statements have been prepared in accordance with United Sates generally accepted accounting principles ("US GAAP"). The Acquired Group maintains its financial records in accordance with German statutory regulations which represents generally accepted accounting principles in Germany. Generally accepted accounting principles in Germany vary in certain respects from US GAAP. Accordingly, certain adjustments have been recorded in order that these combined financial statements be in accordance with US GAAP.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination

The accompanying combined financial statements include the accounts of the Acquired Group. All significant intercompany accounts and transactions have been eliminated in combination.

Inventories

Inventories are stated at the lower of cost or market and are valued using the first-in, first-out method.

Revenue Recognition

Revenue from construction contracts expected to span longer than nine months is recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. Revenue from equipment sold with installation services not governed by long-term construction contracts is recognized at the time the products are installed, after satisfaction of all terms and conditions of the underlying contract. Revenue from equipment sold without installation services is recognized when contractual obligations have been satisfied, title and risk of loss has been transferred to the customer and collection of the resulting receivable is reasonably assured.

Concentration of Credit Risk

Financial instruments which potentially subject the Acquired Group to concentrations of credit risk consist principally of trade receivables. The risk is limited as the Acquired Group requires deposits against long-term construction contracts and reserves are maintained for potential credit losses. Such losses have been within management's expectations.

Machinery and Equipment

Machinery and equipment is valued at acquisition cost and depreciated or amortized using the straight-line method over the estimated useful lives of the assets which range from 3 to 10 years for manufacturing equipment, 3 to 5 years for furniture and fixtures and 3 to 4 years for computer equipment.

The Acquired Group evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values. Based on these evaluations, there were no material adjustments to the carrying value of long-lived assets during the years ended December 31, 1998 and 1999.

Advertising

The Acquired Group expenses advertising costs as incurred. Total advertising costs were TDM 1,246 and TDM 727 for the years ended December 31, 1998 and 1999, respectively.

Research and Development

Research and development costs are expensed as incurred. Total research and development costs were TDM 19,675, and TDM 20,948 for the years ended December 31, 1998 and 1999, respectively.

Warranty Costs

The Acquired Group generally provides the customer a warranty with each product and accrues estimated warranty costs at the time of sale.

Derivative Financial Instruments

The Acquired Group uses derivative financial instruments to reduce exposures to market risks resulting from fluctuations in foreign exchange. The Acquired Group does not enter into any financial instruments for trading or speculative purposes. Management of the Acquired Group believes that the risk of loss is remote and in any event would be insignificant. Realized and unrealized gains and losses on the forward contracts are recognized currently in income, and any premium or discount is recognized over the life of the contract.

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In June 1999, SFAS No. 133 was amended by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of SFAS No. 133". As a result of this amendment, SFAS No. 133 shall be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. In accordance with SFAS No. 133, an entity is required to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 requires that changes in the derivatives' fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Acquired Group does not expect the adoption of this standard to have a material effect on its consolidated financial position or results of operations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. INVENTORIES

Inventories consist of:

                                           December 31,
                               ----------------------------------
                                         1998             1999
                               ----------------- ----------------
                                          TDM              TDM
Raw materials                           3,365             873
Work-in-process                        22,589           7,474
Finished goods                             -              397
                               ----------------- ----------------
                                      25,954            8,744
                               ================= ================

4. MACHINERY AND EQUIPMENT

     Machinery and equipment consists of:

                                             December 31,
                                ----------------- ---------------
                                          1998             1999
                                ----------------- ---------------
                                           TDM              TDM
Manufacturing equipment                 11,602           12,055
Furniture and fixtures                   7,299            7,485
Computer equipment                       7,333            6,744
                                ----------------- ---------------
                                        26,234           26,284
Accumulated depreciation               (18,596)         (19,871)
                                ----------------- ---------------
                                         7,638            6,413
                                ================= ===============

5. ACCRUED EXPENSES

Accrued expenses consist of:

                                                 ----------------------------
                                                         Year Ended
                                                        December 31,
                                                 ----------------------------
                                                           1998         1999
                                                 ----------------------------
                                                            TDM          TDM
                  Accrued pension plan                   12,507       14,152
                  Warranties                              3,599        4,406
                  Other                                  13,883       26,659
                                                 ----------------------------
                                                         29,989       45,217
                                                 ============================

6. LONG-TERM DEBT

On November 3, 1998, Leybold GmbH entered into a TDM 10,000 loan agreement secured by land owned by BuL AG. The loan, specifically attributable to the Acquired Group, bears interest at 4.25% per annum payable quarterly. The loan agreement requires semi-annual principal repayments of TDM 625 between March 31, 2001 and September 20, 2008. As of December 31, 1999, the Acquired Group's outstanding liability under the agreement totaled TDM 4,000.

7. PENSION PLAN

The Acquired Group maintains a noncontributory defined benefit pension plan covering substantially all employees. Benefits are based primarily on compensation during a specified period before retirement or specified amounts for each year of service. The Acquired Group's plan is currently unfunded.

The following table presents the Acquired Group's change in benefit obligations:

                                                        Year ended
                                                       December 31,
                                             ---------------------------------
                                                        1998             1999
                                             ----------------- ---------------
                                                         TDM              TDM
Benefit obligation as of January 1                    11,381           12,770
Service cost                                             667              758
Interest cost                                            722              799
                                             ----------------- ---------------
Benefit obligation as of December 31                  12,770           14,327
                                             ================= ===============

The following table presents a reconciliation between the unfunded status of the plan and the liability recognized:

                                                  Year Ended
                                                 December 31,
                                       ---------------------------------
                                                  1998            1999
                                       ------------------ --------------
                                                   TDM             TDM
Unfunded status of the plan                     12,770          14,327
Unrecognized transition asset                     (263)           (175)
                                       ------------------ --------------
Liability recognized                            12,507          14,152
                                       ================== ==============

The following table presents the components of the Acquired Group's net periodic benefit cost:

                                                  Year ended
                                                 December 31,
                                       ---------------------------------
                                                  1998             1999
                                       ---------------- ----------------
                                                   TDM              TDM
Service cost                                       667              758
Interest cost                                      722              799
Unrecognized transition asset                       88               88
                                       ---------------- ----------------
Net periodic benefit cost                        1,477            1,645
                                       ================ ================

Weighted average assumptions as of December 31, 1998 and 1999 are as follows:

                                                  Year Ended
                                                 December 31,
                                       ---------------------------------
                                                   1998            1999
                                       ------------------ --------------
                                                    TDM             TDM
Discount rate                                     6.25%           6.25%
Rate of compensation increase                     3.00%           3.00%

As of December 31, 1999, the unrecognized actuarial gain (loss) totaled TDM 457 and TDM (292), respectively. The accumulated benefit obligation totaled TDM 9,049 and TDM 10,005 as of December 31, 1998 and 1999, respectively.

8. FOREIGN EXCHANGE CONTRACTS

The Acquired Group entered into various foreign currency forward contracts to hedge against the impact of exchange rate fluctuations on accounts receivable between German Deutschmarks and U.S. dollars. The foreign currency forward contracts require the Acquired Group to exchange German Deutschmarks for U.S. dollars. The discounts and premiums on the foreign currency forward contracts, representing the difference between the contracted forward rate and the spot rate at the date of the contracts, is amortized over the life of the contracts. The contracts are adjusted to the year-end exchange rate and therefore are subject to fluctuations in value.

The Acquired Group does not hold or use financial instruments for speculative purposes. The counterparty to the Acquired Group's foreign currency forward contracts is a major financial institution.

The fair values of the foreign currency forward contracts, estimated by obtaining quotes from brokers, totaled TUSD 1,566 and TUSD 2,315 as of December 31, 1998 and 1999, respectively.

9. RESTRUCTURING COSTS

During the year ended December 31, 1999, the Acquired Group recorded a restructuring charge of TDM 750. This charge was established to improve operating efficiencies by moving Large Area Coating's operations to BPS GmbH's facility. These costs primarily relate to the restoration of Large Area Coating's facility into its original condition.

10. RELATED PARTY TRANSACTIONS

The Acquired Group conducts transactions in the normal course of business with affiliates of Unaxis which results in the related party accounts receivable, accounts payable, customer advances and revenues disclosed in the combined financial statements.

Marketing and selling expenses include TDM 4,053 and TDM 4,023 of commission expense for the years ended December 31, 1998 and 1999, respectively, relating to fees paid to affiliates of Unaxis for finding customers.

Administrative expenses include TDM 1,083 and TDM 1,627 of rent expense for the years ended December 31, 1998 and 1999, respectively, allocated from Bul AG on a square meter basis.

11. BUSINESS SEGMENT INFORMATION

The Acquired Group manufactures and markets thin film production equipment for its global customers in two distinct business segments organized around the products provided: Large Area Coating and Display. Large Area Coating manufactures equipment used in the coating of electronics, glass and packaging. Display manufactures flat panel coating equipment for the information technology industry.

Operating income (loss) by business segment is defined as revenue less direct costs.

The tables below present information about the business segments in which the Acquired Group operates and represent information utilized by management to evaluate its business segments:

                                             December 31,
                                   ----------------------------------
                                              1998             1999
                                   ----------------- ----------------
                                               TDM              TDM
Revenue-Third Party
     Large Area Coating                     82,853          123,429
     Display                                19,557           16,924
                                   ----------------- ----------------
                                           102,410          140,353
                                   ================= ================
Revenue-Related Party
     Large Area Coating                      5,879            6,338
     Display                                20,139            7,087
                                   ----------------- ----------------
                                            26,018           13,425
                                   ================= ================

Operating Profit (Loss)
     Large Area Coating                     (1,404)         (12,236)
     Display                                 2,308          (12,481)
                                   ----------------- ----------------
                                               904          (24,717)
                                   ================= ================
Total Assets
     Large Area Coating                     60,411          108,026
     Display                                35,209           34,841
                                   ----------------- ----------------
                                            95,620          142,867
                                   ================= ================

Revenues by geographic area are as follows:

                                                Year ended
                                               December 31,
                                     ---------------- ----------------
                                                1998             1999
                                     ---------------- ----------------
                                                 TDM              TDM
Germany                                        1,932              712
United States                                 14,068           43,975
Taiwan                                        30,017           20,317
France                                         3,717            1,709
Others                                        52,676           73,640
                                     ---------------- ----------------
                                             102,410          140,353
                                     ================ ================

All of the Acquired Group's long-lived assets are located in Germany.

                               LARGE AREA DISPLAY
                UNAUDITED INTERIM CONDENSED COMBINED STATEMENT OF
                     ASSETS ACQUIRED AND LIABILITIES ASSUMED

                                                                        June 30, 2000
                                                                  --------------------
ASSETS                                                                           TDM
Current assets:
   Trade accounts receivable-third party, net of allowance for
       doubtful accounts of TDM 1,933                                          5,254
   Trade accounts receivable-related party                                     1,811
                                                                  --------------------
      Total trade accounts receivable                                          7,065
   Inventory                                                                  42,530
   Costs and estimated earnings in excess of billings on
       uncompleted contracts                                                 140,014
   Forward exchange contracts                                                  1,378
   Other current assets                                                        5,923
                                                                  --------------------
      Total current assets                                                   196,910
Machinery and equipment                                                        5,718
                                                                  --------------------
   Total assets                                                              202,628
                                                                  ====================

LIABILITIES
Current liabilities:
   Trade accounts payable-third party                                          8,775
   Trade accounts payable-related party                                        6,076
                                                                  --------------------
      Total trade accounts payable                                            14,851
   Customer advances-third party                                             129,292
   Customer advances-related party                                               958
   Accrued expenses                                                           53,114
                                                                  --------------------
      Total current liabilities                                              198,215
Long-term debt                                                                 4,000
                                                                  --------------------
      Total liabilities                                                      202,215
                                                                  ====================

NET ASSETS ACQUIRED                                                              413
                                                                  ====================

See accompanying notes.

                               LARGE AREA DISPLAY
                      UNAUDITED INTERIM CONDENSED COMBINED
                     STATEMENTS OF REVENUES AND DIRECT COSTS

                                                         Six Months Ended
                                                ------------------------------------
                                                  June 30, 2000     June 30, 1999
                                                ----------------- ------------------
                                                             TDM               TDM
Revenue-third party                                       64,519            59,500
Revenue-related party                                      2,343            10,175
                                                ----------------- ------------------
   Total Revenue                                          66,862            69,675

Cost of sales                                             49,935            41,473
                                                ----------------- ------------------
   Gross Profit                                           16,927            28,202

Operating expenses:
   Marketing and selling expenses                         13,051            26,774
   Research and development expenses                       6,969            10,415
   Administration expenses                                 6,197             5,371
                                                ----------------- ------------------
      Total operating expenses                            26,217            42,560

Operating loss                                            (9,290)          (14,358)
Other income (expense)                                     1,293             3,266
                                                ----------------- ------------------
                                                          (7,997)          (11,092)
                                                ================= ==================

See accompanying notes.

                               LARGE AREA DISPLAY
                           NOTES TO UNAUDITED INTERIM
                     CONDENSED COMBINED FINANCIAL STATEMENTS
                   (DEM in Thousands, unless otherwise noted)


1. BASIS OF PRESENTATION

The unaudited Condensed Combined Statement of Assets Acquired and Liabilities Assumed as of June 30, 2000 and the related unaudited Condensed Combined Statement of Revenue and Direct Costs for the six month periods ended June 30, 2000 and 1999 of Large Area Display ("LAD"), have been prepared without audit in accordance with the rules and regulations of the Securities and Exchange Commission. Such rules and regulations allow the omission of certain information and footnote disclosures normally included in financial statements. All adjustments, in the opinion of management, that are necessary for the fair presentation of the assets acquired and liabilities assumed and the revenues and direct costs for the interim periods have been recorded. The results of the revenues and direct costs for the six month periods ended June 30, 2000 and 1999 are not necessarily indicative of the results that may be achieved for the entire year or future periods.

These special purpose combined financial statements have been prepared with respect to the sale of the net assets of LAD to Applied Films Corporation. LAD consists of the combined net assets and revenues and directs costs of Large Area Coating, an operating segment of Leybold Systems GmbH ("Leybold GmbH"), and
Display, an operating segment of Balzers Process Systems GmbH ("BPS GmbH"). Effective January 1, 2000, Large Area Coating was merged into BPS GmbH. Leybold GmbH and BPS GmbH are both legal entities under German law and wholly-owned subsidiaries of Balzers und Leybold Holding Deutschland AG ("BuL AG"), Hanau, Germany. BuL AG is a wholly-owned subsidiary of Unaxis Holding AG ("Unaxis"), a company headquartered in Zurich, Switzerland and listed on the Swiss Exchange. The Acquired Group manufactures thin film production equipment used to coat flat panel displays, electronics, glass and packaging.

Under a centralized cash management system, cash requirements of the LAD were provided directly by BuL AG and cash generated by LAD was remitted directly to BuL AG. Transaction systems used to record and account for cash receipts and disbursements were provided by centralized Leybold GmbH and BPS GmbH organizations. As a result, none of Large Area Display's cash, cash equivalents or debt carried by BuL AG has been allocated to LAD in the combined financial statements.

The manufacturing and distribution operations of LAD are conducted at sites where other Leybold GmbH and BPS GmbH manufacturing and distribution operations not included in LAD are present. In addition, certain non-manufacturing operations of LAD share facilities and space with other Leybold GmbH and BPS GmbH operations. At these shared sites, only the assets of LAD (principally inventories and machinery and equipment) are included in the Condensed Combined Statements of Assets Acquired and Liabilities Assumed. As of June 30, 2000, certain machinery and equipment located at the sites acquired by Applied Films Corporation had not yet been agreed to between Applied Films Corporation and Unaxis. The net book value of these unallocated assets, totaling TDM 1,218 as of June 30, 2000, are therefore not reflected in the Interim Condensed Combined Statements of Assets Acquired and Liabilities Assumed.

The Interim Condensed Combined Statements of Revenues and Direct Costs include all revenues and costs directly attributable to LAD, including costs for facilities and services used by LAD at shared sites. The accompanying combined financial statements do not include allocations of certain Leybold GmbH and BPS GmbH overhead and general and administrative expenses and income taxes as it is impractical to arbitrarily allocate such expenses on a retroactive basis. Unaxis maintains all of its debt on a consolidated basis to fund and manage its operations. Accordingly, debt and related interest expense were not allocated to LAD except for one specific note payable that is the direct liability of LAD and which has been assumed by Applied Films Corporation.

The structure of operations as described above makes the presentation of full financial statements impractical. Accordingly, no combined statements of cash flows and shareholder's equity have been presented.

Throughout the periods covered by the combined financial statements, LAD's operations were conducted and accounted for as part of Leybold GmbH and BPS GmbH and are not necessarily indicative of the operations that would have resulted if LAD had been operated as a stand-alone entity.

LAD maintains its financial records in accordance with German statutory regulations which represents generally accepted accounting principles in Germany. Generally accepted accounting principles in Germany vary in certain respects from accounting standards generally accepted in the United States. Accordingly, certain adjustments have been recorded in order that these combined financial statements be in accordance with generally accepted in the United States.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination

The accompanying combined financial statements include the accounts of the LAD. All significant intercompany accounts and transactions have been eliminated in combination.

Inventories

Inventories are stated at the lower of cost or market and are valued using the first-in, first-out method.

Revenue Recognition

Revenue from construction contracts expected to span longer than nine months is recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. Revenue from equipment sold with installation services not governed by long-term construction contracts is recognized at the time the products are installed, after satisfaction of all terms and conditions of the underlying contract. Revenue from equipment sold without installation services is recognized when contractual obligations have been satisfied, title and risk of loss has been transferred to the customer and collection of the resulting receivable is reasonable assured.

Concentration of Credit Risk

Financial instruments which potentially subject the LAD to concentrations of credit risk consist principally of trade receivables. The risk is limited as LAD requires deposits against long-term construction contracts and reserves are maintained for potential credit losses. Such losses have been within management's expectations.

Machinery and Equipment

Machinery and equipment is valued at acquisition cost and depreciated or amortized using the straight-line method over the estimated useful lives of the assets which range from 3 to 10 years manufacturing equipment, 3 to 5 years for furniture and fixtures and 3 to 4 years for computer equipment.

LAD evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values. Based on these evaluations, there were no material adjustments to the carrying value of long-lived assets during the six month period ended June 30, 2000.

Research and Development

Research and development costs are expensed as incurred. Total research and development costs were TDM 6,969 and TDM 10,415 for the six months ended June 30, 2000 and 1999, respectively.

Warranty costs

LAD generally provides the customer a warranty with each product and accrues estimated warranty costs at the time of sale.

Derivative Financial Instruments

LAD uses derivative financial instruments to reduce exposures to market risks resulting from fluctuations in foreign exchange rates. LAD does not enter into any financial instruments for trading or speculative purposes. Management of LAD believes that the risk of loss is remote and in any event would be insignificant. Realized and unrealized gains and losses on the forward contracts are recognized currently in income, and any premium or discount is recognized over the life of the contract.

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In June 1999, SFAS No. 133 was amended by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities". As a result of this amendment, SFAS No. 133 shall be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. In accordance with SFAS No. 133, an entity is required to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 requires that changes in the derivatives' fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting. LAD does not expect the adoption of this standard to have a material effect on its combined financial position or results of operations.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition" ("SAB 101"). SAB 101 provides guidance on the recognition, presentation, and disclosures related to revenue in the financial statements. The Company has adopted revenue recognition policies that comply with SAB 101.

Use of Estimates

The preparation of financial statements in conformity with accounting principles in the United States generally accepted requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. FOREIGN EXCHANGE CONTRACTS

LAD entered into various foreign currency forward contracts to hedge against the impact of exchange rate fluctuations on accounts receivable between German Deutschmarks and U.S. dollars. The foreign currency forward contracts require LAD to exchange German Deutschmarks for U.S. dollars. The discounts and premiums on the foreign currency forward contracts, representing the difference between the contracted forward rate and the spot rate at the date for the contracts, is amortized over the life of the contracts. The contracts are adjusted to the year-end exchange rate and therefore are subject to fluctuations in value.

LAD does not hold or use financial instruments for speculative purposes. The counterparty to LAD's foreign currency forward contracts is a major financial institution.

The fair values of the foreign currency forward contracts, estimated by obtaining quotes from brokers, totaled USD 10.3 million as of June 30, 2000.

4. RELATED PARTY TRANSACTIONS

LAD conducts transactions in the normal course of business with affiliates of Unaxis which results in the related party accounts receivable, accounts payable, customer advances and revenues disclosed in the interim unaudited combined financial statements.

Marketing and selling expenses include TDM 619 of commission expense for the six month period ended June 30, 2000 relating to fees paid to affiliates of Unaxis for finding customers.

Administrative expenses include TDM 516 of rent expense for the year ended June 30, 2000 allocated from Bul AG on a square meter basis.

5. BUSINESS SEGMENT INFORMATION

LAD manufactures and markets thin film production equipment for its global customers in two distinct business segments organized around the products provided: Large Area coating and Display. Large Area Coating manufactures equipment used in the coating of electronics, glass and packaging. Display manufactures flat panel coating equipment for the information technology industry.

Operating loss by business segment is defined as revenue less direct costs.

The tables below present information about the business segments in which the LADs operates and represent information utilized by management to evaluate its business segments:

                                 ------------------------
                                     June 30, 2000
                                 ------------------------
                                               TDM
Revenue-Third Party
     Large Area Coating                     50,064
     Display                                14,455
                                 ------------------------
                                            64,519
                                 ========================
Revenue-Related Party
     Large Area Coating                      2,274
     Display                                    69
                                 ------------------------
                                             2,343
                                 ========================
Operating Loss
     Large Area Coating                     (6,606)
     Display                                (2,684)
                                 ------------------------
                                            (9,290)
                                 ========================
Total Assets
     Large Area Coating                    141,001
     Display                                61,627
                                 ------------------------
                                           202,628
                                 ========================

Revenues by geographic area are as follows:

                                -------------------------
                                  Six months ended June
                                        30, 2000
                                 ------------------------
                                                   TDM
                Germany                            290
                United States                   21,868
                Taiwan                          12,539
                France                          11,986
                Others                          17,836
                                 ------------------------
                                                64,519
                                 ========================

All of LAD's long-lived assets are located in Germany.

           APPLIED FILMS CORPORATION UNAUDITED PRO FORMA CONSOLIDATED
                   STATEMENTS OF OPERATIONS FOR THE YEAR ENDED
              JULY 1, 2000 AND THE NINE MONTHS ENDED MARCH 31, 2001

The following unaudited pro forma statements of operations for the year ended July 1, 2000 and the nine months ended March 31, 2001, give effect to Applied Films Corporation's purchase of the Common Interest in Large Area Coatings Division of Unaxis (LAC). The unaudited consolidated pro forma statements of operations are presented assuming the transaction was completed at the beginning of each respective period. The transaction was accounted for as a purchase in accordance with the provisions of Accounting Principles Board Opinion No. 16.

The historical financial data included in the pro forma statements is as of the periods presented. The historical financial data of LAC for the year ended July 1, 2000 and the nine months ended March 31, 2001, was derived from unaudited financial statements for the respective periods.

The unaudited pro forma financial data is based on management's estimate of the effects of the LAC acquisition. Pro forma adjustments are based on currently available information; however, the actual adjustments will be based on more precise appraisals, evaluations and estimates of fair values. It is possible that the actual adjustments could differ substantially from those presented in the unaudited pro forma financial statements.

The unaudited pro forma statements of operations for the year ended July 1, 2000 and the nine months ended March 31, 2001, are not necessarily indicative of the results of operations that actually would have been achieved had the LAC acquisition been consummated as of the dates indicated, or that may be achieved in the future. The unaudited pro forma financial statements should be read in conjunction with the accompanying unaudited notes to the pro forma financial statements and historical financial statements and notes thereto.

Pursuant to the purchase agreement, the purchase price is estimated to be $80,050,000, which is comprised of $60,000,000 of cash and 673,353 shares of Applied Films Corporation common stock valued at $25.76 per share (total value of $17,345,000), plus approximately $2,705,000 of transaction costs. The final purchase price is subject to adjustment based upon the closing balance sheet prepared on a post closing basis. The final determination of such balance sheet has not been made.

                            APPLIED FILMS CORPORATION
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE TWELVE MONTHS ENDED JULY 1, 2000
                   (US $, in Thousands, Except Per Share Data)

                                                           AFCO           LAC         Pro forma         Pro forma
                                                        Historical     Historical    Adjustments
                                                      -------------- ------------- ----------------   ---------------
Net sales                                                $ 42,292       $ 77,168       $     -           $ 119,460
Cost of goods sold                                         36,633         63,562             -             100,195
                                                      -------------- ------------- ----------------   ---------------
Gross profit                                                5,659         13,606             -              19,265

Selling, general and administrative expenses                4,324         14,703                            19,027
Research and development expenses                           1,409          8,946             -              10,355
Goodwill amortization and associated acquisition costs         -              -           9,874    a         9,874
                                                      -------------- ------------- ----------------   ---------------

Income (loss) from operations                                 (74)       (10,043)        (9,874)           (19,991)
Interest income (expense)                                     447             -            (775)   c          (328)
Other income (expense)                                        272           (953)            -                (681)
Equity earnings in Joint Venture                            2,381             -              -               2,381
                                                      -------------- ------------- ----------------   ---------------

Income (loss) before taxes                                  3,026        (10,996)       (10,649)           (18,619)
Benefit for income taxes                                       97             -           8,348    d         8,445
                                                      -------------- ------------- ----------------   ---------------
Net Income (loss)                                           3,123        (10,996)        (2,301)           (10,174)

Dividends accrued on convertible preferred stock               -              -            (820)   e          (820)
                                                      -------------- ------------- ----------------   ---------------
Income (loss) attributable to common shareholders        $  3,123       $(10,996)      $ (3,121)         $ (10,994)
                                                      ============== ============= ================   ===============
Income (loss) per common share:
   Basic                                                 $   0.73                                        $  (2.23)
                                                      ==============                                  ===============
   Diluted                                               $   0.70                                        $  (2.15)
                                                      ==============                                  ===============
Weighted average common shares outstanding:
   Basic                                                    4,255                                            4,928
                                                      ==============                                  ===============
   Diluted                                                  4,439                                            5,112
                                                      ==============                                  ===============

                            APPLIED FILMS CORPORATION
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE NINE MONTHS ENDED MARCH 31, 2001
                   (US $, in Thousands, Except Per Share Data)

                                                                 AFCO            LAC          Pro forma       Pro forma
                                                              Historical      Historical     Adjustments
                                                            --------------- --------------- --------------- ---------------
Net sales                                                    $   72,187      $   62,025      $       -       $  134,212
Cost of goods sold                                               59,503          66,414              -          125,917
                                                          --------------- --------------- --------------- ---------------
Gross profit                                                     12,684          (4,389)             -            8,295

Selling, general and administrative expenses                      9,580           6,910              -           16,490
Research and development expenses                                 3,529           2,084              -            5,613
Goodwill amortization and associated acquisition costs           13,969              -            4,937 a         7,406
                                                                                                (11,500)b
                                                          --------------- --------------- --------------- ---------------
Income (loss) from operations                                   (14,394)        (13,383)          6,563         (21,214)

Interest income (expense)                                         1,111              -           (1,350)c          (239)
Other income (expense)                                              447          (4,060)             -           (3,613)
Other, net                                                        3,973              -               -            3,973
                                                          --------------- --------------- --------------- ---------------
Income (loss) before taxes                                       (8,863)        (17,443)          5,213         (21,093)

Benefit for income taxes                                          5,705              -            4,352 d        10,057
                                                          --------------- --------------- --------------- ---------------
Net Income (loss)                                                (3,158)        (17,443)          9,565         (11,036)

Dividends accrued on convertible preferred stock                   (171)             -             (410)e          (581)
                                                          --------------- --------------- --------------- ---------------

Income (loss) attributable to common shareholders            $   (3,329)     $  (17,443)     $    9,155      $  (11,617)
                                                          =============== =============== =============== ===============
Income (loss) per common share:
   Basic                                                     $    (0.53)                                     $    (1.85)
                                                          ===============                                 ===============
   Diluted                                                   $    (0.53)                                     $    (1.85)
                                                          ===============                                 ===============
Weighted average common shares outstanding:
   Basic                                                          6,282                                           6,282
                                                          ===============                                 ===============
   Diluted                                                        6,282                                           6,282
                                                          ===============                                 ===============

                            APPLIED FILMS CORPORATION
                          NOTES TO UNAUDITED PRO FORMA
                            STATEMENTS OF OPERATIONS

The following pro forma adjustments are made to the pro forma consolidated statement of operations to reflect (1) the allocation of cost to the fair value of assets acquired resulting in the amortization of goodwill and other intangible assets and, (2) of convertible preferred stock and warrants to purchase common stock.

a. Amortization of goodwill and other intangible assets recorded pursuant to purchase accounting.

b. Adjustment to add back purchased in-process research and development costs that were charged to operations upon the acquisition of LAC.

c. Elimination of interest income earned on cash used for the LAC acquisition. For purposes of the pro forma consolidated statements of operations, Applied Films Corporation has assumed that it has used substantially all of its interest bearing assets to fund the acquisition. Accordingly, all of the interest earned on such assets has been eliminated.

d. Record the estimated benefit for income taxes on the loss of LAC for the period.

e. Record dividends accrued on convertible preferred stock at an effective interest rate of 8.2 percent. Pursuant to its terms the convertible preferred stock accrues dividends at an annual rate of 7.0 percent through September 17, 2000, and increases to 8.5% thereafter.

     You should rely only on the information contained in this prospectus. We have not, and the underwriters have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this document may only be accurate on the date of this document.

                                 ---------------

                                TABLE OF CONTENT
     PROSPECTUS SUMMARY                                                        2
     RISK FACTORS                                                              6
     SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS                        14
     USE OF PROCEEDS                                                          14
     DIVIDEND POLICY                                                          15
     PRICE RANGE OF COMMON STOCK                                              16
     SELECTED CONSOLIDATED FINANCIAL DATA                                     17
     MANAGEMENT'S DISCUSSION AND ANALYSIS                                     18
     BUSINESS                                                                 27
     MANAGEMENT                                                               39
     EXECUTIVE COMPENSATION                                                   42
     CERTAIN TRANSACTIONS                                                     45
     PRINCIPAL AND SELLING SHAREHOLDERS                                       45
     DESCRIPTION OF CAPITAL STOCK                                             50
     PLAN OF DISTRIBUTION                                                     54
     LEGAL MATTERS                                                            55
     EXPERTS                                                                  55
     ADDITIONAL INFORMATION                                                   55
     INDEX TO CONSOLIDATED FINANCIAL STATEMENTS                              F-1

                                 APPLIED FILMS


                          1,474,875 Shares Common Stock

                                 ---------------
                                   Prospectus
                                 ---------------


                                   ____, 2001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



Item 13. Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses in connection with the sale and distribution of the Common Stock being registered. All amounts shown are estimates, except the SEC registration fee. All expenses shown will be paid by Applied Films Corporation.

                      SEC registration fee                                  $      5,661
                      Printing and mailing expenses                                1,000
                      Fees and expenses of counsel                                10,000
                      Accounting and related expenses                             10,000
                      Blue Sky fees and expenses                                   1,000
                      Registrar and Transfer Agent fees                            1,000
                      Miscellaneous                                                5,000
                                                                                  ------
                           Total                                            $     33,661
                                                                            ------------

Item 14. Indemnification of Directors and Officers.

     Sections 7-109-102 through 7-109-110 of the Colorado Business Corporation Act (the "Act") grant the Registrant broad powers to indemnify any person in connection with legal proceedings brought against him by reason of his present or past status as an officer or director of the Registrant, provided with respect to conduct in an official capacity with the Registrant, the person acted in good faith and in a manner he reasonably believed to be in the best interests of the Registrant, with respect to all other conduct, the person believed the conduct to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, the person had no reasonable cause to believe his conduct was unlawful. Indemnification is limited to reasonable expenses incurred in connection with the proceeding. No indemnification may be made (i) in connection with a proceeding by or in the right of the Registrant in which the person was adjudged liable to the Registrant; or (ii) in connection with any other proceedings charging that the person derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the person was judged liable on the basis that he derived an improper personal benefit, unless and only to the extent the court in which such action was brought or another court of competent jurisdiction determines upon application that, despite such adjudication, but in view of all relevant circumstances, the person is fairly and reasonably entitled to indemnity for reasonable expenses as the court deems proper. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the Registrant is required by the Act to indemnify him against reasonable expenses.

     The Registrant's Amended and Restated Articles of Incorporation contain provisions which permit the Registrant to indemnify its officers and directors to the fullest extent permitted by the Colorado Business Corporation Act. The Registrant has indemnification agreements with each of its directors and certain of its officers providing for similar indemnification. See Exhibit 10.4 to this Registration Statement. In addition to the available indemnification, the Registrant's Amended and Restated Articles of Incorporation limits the personal liability of the members of its Board of Directors, subject to certain exceptions, for monetary damages with respect to claims by the Registrant or its stockholders.

     The Registrant's Amended and Restated Bylaws provide that the Registrant may purchase and maintain insurance on behalf of its directors, officers, employees, fiduciaries and agents against liability asserted against or incurred by such persons in any such capacity.

Item 15. Recent Sales of Unregistered Securities.

     Effective December 31, 2000, the company issued 673,353 shares of its common stock to Balzers Process

Systems GmbH as partial consideration for the purchase by the company of the LAC division. The offering was exempt from registration pursuant to Section 4(2) of the Act.

     Effective January 16, 2000, the company issued 1,000 shares of its Series A convertible preferred stock to certain investors for a purchase price of $10,000,000. The proceeds of this offering were used to provide working capital and for other general corporate purposes. The offering was exempt from registration pursuant to Section 4(2) of the Act.

     No underwriter was engaged in connection with the foregoing sales of securities.


Item 16. Exhibits and Financial Statement Schedules.

     Reference is made to the Exhibit Index which appears at page II-5 of the Registration Statement.


Item 17. Undertakings.

     The Registrant hereby undertakes as follows:

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against the public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (d) The undersigned hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Longmont, State of Colorado, on this 25th day of April, 2001.



                           APPLIED FILMS CORPORATION.

                             By: /s/ Thomas T. Edman

                                 Thomas T. Edman
                                 Chief Executive Officer

     Each of the undersigned whose signature appears below hereby constitutes and appoints Thomas T. Edman and Lawrence D. Firestone, and each of them acting alone, his true and lawful attorneys-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting along, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on April 25, 2001.

Signature Title

     /s/ Cecil Van Alsburg             Director, Chairman of the Board
     Cecil Van Alsburg

     /s/ Thomas T. Edman               Director, President, and Chief Executive
     Thomas T. Edman                   Officer (principal executive officer)

     /s/ Lawrence D. Firestone         Treasurer and Chief Financial Officer and
     Lawrence D. Firestone             Secretary (principal financial officer)

     /s/ Richard P. Beck               Direcor
     Richard P. Beck

     ______________________            Director
     John S. Chapin

     /s/ Vincent Sollitto              Director
     Vincent Sollitto

     /s/ Chad D. Quist                 Director
     Chad D. Quist

     /s/ Aitor Galdos                  Director
     Aitor Galdos

Exhibit                       Description

3.1       Amended  and  Restated  Articles  of  Incorporation  of Applied  Films
          Corporation   are   incorporated   by  reference  to  Exhibit  3.1  of
          Registrant's Current Report on Form 8-K dated January 16, 2001.

3.2       Amended  and  Restated   Bylaws  of  Applied  Films   Corporation  are
          incorporated by reference to Exhibit 3.2 of Registrant's Registration Statement on Form S-1, as amended (Reg. No. 333-35331).

4.1       Specimen  common stock  certificate  is  incorporated  by reference to
          Exhibit 4.1 of Registrant's Registration Statement on Form S-1, as amended (Reg. No. 333-35331).

4.2 Specimen Series A Preferred Stock certificate is incorporated by reference to Exhibit 4.1 of Registrant's Current Report on Form 8-K dat ed January 16, 2001.

5.1       Opinion of Varnum, Riddering, Schmidt & Howlett LLP.

10.1 1993 Stock Option Plan is incorporated by reference to Exhibit 4 of Registrant's Registration Statement on Form S-8 (Reg. No. 333-51175).

10.2      1997 Stock Option Plan, as amended,  is  incorporated  by reference to
          Exhibit 10.2 of Registrant's Registration Statement on Form S-1, as amended (Reg. No. 333-35331), by reference to Exhibit 4.2 of Registrant's Registration Statement on Form S-8 (Reg. No. 333-47967) by reference to Exhibit 4.2 of Registrant's Registration Statement on Form S-8 (Reg. No. 333-38426) any by reference to Exhibits 4.2 and 4.3 of Registrant's Registration Statement on Form S-8 (Reg. No. 333-56376).

10.3 Employee Stock Purchase Plan, as amended, is incorporated by reference to Exhibit 10.3 of Registrant's Registration Statement on Form S-1, as amended (Reg. No. 333-35331), by reference to Exhibit 4 to the Registrant's Registration Statement on Form S-8 (Reg. No. 333-47951) and by reference to Exhibit 4.2 on Registrant's Registration Statement on Form S-8 (Reg. No. 333-56378).

10.4 Form of Indemnity Agreement between Registrant and each of its Directors and Executive Officers is incorporated by reference to
          Exhibit 10.4 of Registrant's Registration Statement on Form S-1, as amended (Reg. No. 333-35331).

10.5      Lease  Agreement  dated  January 30, 1998,  between 9586 East Frontage
          Road, Longmont, CO 80504 LLC and Registrant is incorporated by reference to Exhibit 10.9 of Registrant 's Quarterly Report on Form 10-Q for the fiscal quarter ended December 27, 1997.

10.6 Agreement, dated November 18, 1997, between Nippon Sheet Glass Co., Ltd., NSG Fine Glass Co., Ltd. and Registrant is incorporated by reference to Exhibit 10.8 of Registrant's Annual Report on Form 10-K for the fiscal year ended June 27, 1998.

10.7 Amended and Restated Credit Agreement, dated September 17, 1999, between Registrant and Bank One, Michigan, is incorporated by reference to Exhibit 10.7 of Registrant's Annual Report on Form 10-K for the fiscal year ended July 3, 1999.

10.8 Security Agreement dated June 30, 1994, between Registrant and Bank One, Michigan, formerly NBD Bank, is incorporated by reference to
          Exhibit 10.5 of Registrant' s Registration Statement on Form S-1, as amended (Reg. 333-35331).

10.9      Outside  Director  Stock Option Plan is  incorporated  by reference to
          Exhibit 4.1 of Registrant's Registration Statement on Form S-8 (Reg. No. 333-95367).

10.10 Share Purchase and Exchange Agreement dated October 18, 2000, between Registrant, AFCO GmbH & Co. KG, Balzers Process Systems GmbH and Unaxis Holding AG is incorporated by reference to Exhibit 2.1 of Registrant's Current Report on Form 8-K/A dated December 31, 2000.

10.11 Amendment Agreement dated December 29, 2000, between Registrant, AFCO GmbH & Co. KG, Balzers Process Systems GmbH and Unaxis Holding AG is incorporated by reference to Exhibit 2.2 of Registrant's Current Report on Form 8-K/A dated December 31, 2000.

10.12 Contribution Agreement dated December 29, 2000, between Balzers Process Systems GmbH and Leybold Coating GmbH & Co. KG is incorporated by reference to Exhibit 2.3 of Registrant's Current Report on Form 8-K/A dated December 31, 2000.

10.13 Bravo Intellectual Property License Agreement dated December 31, 2000, between Balzers Process Systems GmbH and Leybold Coating GmbH & Co. KG is incorporated by reference to Exhibit 2.4 of Registrant's Current Report on Form 8-K/A dated December 31, 2000.

10.14 Newco Intellectual Property License Agreement dated December 31, 2000, between Balzers Process Systems GmbH and Leybold Coating GmbH & Co. KG is incorporated by reference to Exhibit 2.5 of Registrant's Current Report on Form 8-K/A dated December 31, 2000.

10.15 Registration Rights Agreement dated December 31, 2000, between Registrant and Balzers Process Systems GmbH is incorporated by reference to Exhibit 2.6 of Registrant's Current Report on Form 8-K/A dated December 31, 2000.

10.16 Securities Purchase Agreement dated January 16, 2001, between Registrant and the purchasers identified on the signature pages thereto is incorporated by reference to Exhibit 10.1 of Registrant's Current Report on Form 8-K dated January 16, 2001.

10.17 Registration Rights Agreement dated January 16, 2001, between Registrant and the investors identified on the signature pages thereto is incorporated by reference to Exhibit 10.2 of Registrant's Current Report on Form 8-K dated January 16, 2001.

10.18 Common Stock Warrant No. 1 dated January 16, 2001 is incorporated by reference to Exhibit 10.3 of Registrant's Current Report on Form 8-K dated January 16, 2001.

10.19 Common Stock Warrant No. 2 dated January 16, 2001 is incorporated by reference to Exhibit 10.4 of Registrant's Current Report on Form 8-K dated January 16, 2001.

10.20 Common Stock Warrant No. 3 dated January 16, 2001 is incorporated by reference to Exhibit 10.5 of Registrant's Current Report on Form 8-K dated January 16, 2001.

10.21 Common Stock Warrant No. 4 dated January 16, 2001 is incorporated by reference to Exhibit 10.6 of Registrant's Current Report on Form 8-K dated January 16, 2001.

21.1      Subsidiaries of Applied Films Corporation.

23.1      Consent of  Varnum,  Riddering,  Schmidt & Howlett  LLP  (included  in
          Exhibit 5.1).

23.2      Consent of Arthur Andersen LLP.

23.4      Consent of Ernst & Young Deutsche Allgmeine Treuhand AG

24.1 Power of Attorney (included on the signature page on page II-4 of the Registration Statement).

EXHIBIT 5.1



                                 April 30, 2001


Applied Films Corporation
9586 I-25 Frontage Road
Longmont, Colorado  80504


Ladies and Gentlemen:

     We have acted as counsel for you in connection with the preparation of the registration statement on Form S-1 (File No. 333-_________) (as so amended, the "Registration Statement") filed by you with the Securities and Exchange Commission (the "Commission") on April 30, 2001, under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to sale from time to time by certain selling security holders (as set forth in the Registration Statement, the "Selling Security Holders"), pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act, of shares of common stock, no par value per share (the "Common Stock"), issuable upon the conversion of the Series A Convertible Preferred Stock (the "Conversion Shares") and upon exercise of the related warrants (the "Warrant Shares") of Applied Films Corporation, a Colorado corporation (the "Company").

     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) a copy of the Registration Statement as filed with the Commission; (ii) an executed copy of the Securities Purchase Agreement, dated January 16, 2001, between the Company and certain investors (the "Purchase Agreement"); (iii) an executed copy of each of the warrants (the "Warrants"); (iv) copies of the shares of Series A Convertible Preferred Stock (the "Preferred Shares"); (v) a specimen certificate representing the Common Stock; (vi) the Amended and Restated Articles of Incorporation of the Company, as currently in effect; (vii) the Bylaws of the Company, as currently in effect; (viii) the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the "Certificate of Designations"), as filed with the Secretary of State of the State of Colorado; and (ix) certain resolutions of the Board of Directors of the Company relating to, among other things, the creation, issuance and sale of the Preferred Shares and the issuance and sale of the Warrants in the manner contemplated by the Purchase Agreement (the "Board Resolutions").

     We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Selling Security holders and such agreements, certificates or records of public officials, certificates of officers or other representatives of the Company and the Selling Security holders, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity, enforceability and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and the Selling Security holders.

     We do not express any opinion as to the laws of any jurisdiction other than Colorado.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Conversion Shares initially issuable upon the conversion of the Preferred Shares in accordance with the terms of the Certificate of Designations and the Warrant Shares initially issuable upon exercise of the Warrants in accordance with the terms of the Warrants, have been duly authorized and reserved for issuance and, when issued in accordance with the terms of the Certificate of Designations and the Warrants, as the case may be, will be validly issued, fully paid and non-assessable.

     With respect to the foregoing opinion, we call to your attention that because the conversion rate of the Preferred Shares is subject to adjustment under certain circumstances under the terms of the Certificate of Designations based, in part, on decreases in the market prices for the common stock, it may be necessary for the Company to take additional corporate action and make additional filings with the Secretary of State of the State of Colorado in order to increase the number of shares of common stock authorized and reserved for issuance. In addition, with respect to the foregoing opinions, we have assumed, with your consent, that the certificates representing the Conversion Shares and the Warrant Shares will be manually signed by one of the authorized officers of the transfer agent and registrar of the Company and will conform to the specimen thereof examined by us.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the prospectus which constitutes a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

                                Very truly yours,

                    VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP

                  /s/ VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP

EXHIBIT 21.1

               Affiliate                                        Formation Jurisdiction                                  Ownership
               ---------                                        ----------------------                                  ---------
1.     AFCO GP, Inc.                                      A Colorado Corporation                                       100% Owned

2.     Suzhou NSG AFC Thin Films                          A Chinese (PRC) Limited Liability Company                     50% Owned
       Electronics Co., Ltd.

3.     Applied Films Corporation,                         A Taiwanese (RC) Branch Office                               100% Owned
       Taiwan Branch Office

4.     AFCO C.V.                                          A Netherlands Limited Partnership                            100% Owned

5.     U.S. Applied Films Corporation                     A Chinese (PRC) Representative Office                        100% Owned
       Shanghai Representative Office

6.     Applied Films Asia Pacific Limited                 A Chinese (Hong Kong) Private Company Limited by             100% Owned
                                                          Shares

7.     Applied Films Corporation, Japan Branch            A Japanese Branch Office                                     100% Owned

8.     DAF Export Corporation                             A Barbados Corporation                                       100% Owned

9.     Applied Films Korea Ltd.                           A Korean Company                                             100% Owned

10.    Applied Films Belgium N.V.                         A Belgium Joint Stock Company                                100% Owned

11.    AFCO Deutschland Holding GmbH                      A German Limited Liability Company                           100% Owned
       (Isartor Holding Zwanzigste GmbH)

12.    AFCO Verwaltung GmbH                               A German Limited Liability Company                           100% Owned
       (Isartor Holding Einundzwanzigste GmbH)

13.    AFCO GmbH & Co. KG                                 A German Limited Partnership                                 100% Owned

14.    Leybold Coating GmbH                               A German Limited Liability Company                           100% Owned

15.    Leybold Coating GmbH & Co. KG                      A German Limited Partnership                                 100% Owned

EXHIBIT 23.2



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated July 18, 2000, on our audit of the consolidated financial statements of Applied Films Corporation (and to all references to our Firm) included in or made a part of this registration statement.




                                             /s/ARTHUR ANDERSEN LLP

Denver, Colorado,
May 1, 2001.

EXHIBIT 23.3



                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 14, 2000, with respect to the combined financial statements and accompanying footnotes of Large Area Display included in the Registration Statement (Form S-1) and related Prospectus of Applied Films Corporation for the registration of common shares.


/s/ Ernst & Young
Ernst & Young
Deutsche Allgemeine Treuhand AG
Wirtschaftprufungsgesellschaft
Frankfurt am Main, Germany
April 26, 2001